As filed with the Securities and Exchange Commission on May 30, 2003

Registration No. 333-105168

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sunterra Corporation

(Exact name of Registrant as specified in its charter)

Maryland	6552	95-4582157
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3865 West Cheyenne Avenue

North Las Vegas, Nevada 89032

Telephone: (702) 804-8600

“www.sunterra.com”

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Frederick C. Bauman

Vice President, General Counsel and Secretary

3865 West Cheyenne Avenue

North Las Vegas, Nevada 89032

Telephone: (702) 804-8600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:

Craig A. Roeder, Esq.

Baker & McKenzie

One Prudential Plaza

130 East Randolph Drive

Chicago, Illinois 60601

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

11,806,007 Shares

Common Stock

This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to 11,806,007 shares of our common stock. Of these shares, 10,529,116 are currently issued and outstanding and 1,276,891 are issuable upon exercise of warrants held by two of the selling stockholders. The selling stockholders are offering all of the shares to be sold in the offering, but they are not required to sell any of these shares. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders, although we will receive proceeds from the exercise of the warrants held by two of the selling stockholders to purchase 1,276,891 shares to the extent they are exercised.

Our common stock is quoted on the OTC Bulletin Board under the symbol “SNRR.” There is, however, no established public trading market for our common stock. On May 28, 2003, the last reported bid price for our common stock was $8.00.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003.

You should rely only on the information contained in this prospectus. Neither Sunterra Corporation nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Unless the context otherwise requires, throughout this prospectus the words “Sunterra,” “we,” “us” and “our” refer to Sunterra Corporation and its subsidiaries.

“Sunterra®,” “Club Sunterra®,” “Grand Vacation Club®,” “One World One Club™” and “Own Your World®” are trademarks of Sunterra. This prospectus also contains trademarks and trade names of other companies.

Our principal executive offices are located at 3865 West Cheyenne Avenue, North Las Vegas, Nevada 89032. Our telephone number is (702) 804-8600. We maintain an Internet web site at www.sunterra.com. The information contained on our web site, or on other web sites linked to our web site, is not part of this prospectus.

PROSPECTUS SUMMARY

This summary may not contain all of the information that is important to you. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision.

Our Business

Sunterra Corporation is one of the world’s largest vacation ownership companies, as measured by resort locations and owner families. At March 31, 2003, we had approximately 315,000 vacation owner families and 78 club affiliated resort locations in the continental United States, Europe, the Caribbean, Hawaii and Mexico. In addition, there are four Embassy Vacation resorts of which two are joint ventures in partnership with third parties and two are wholly-owned by Sunterra Corporation.

Our operations consist of:

•	acquiring, developing and operating vacation ownership resorts;

•	marketing and selling vacation interests to the public at our resort locations and off-site sales centers:

–	selling vacation points which may be redeemed for occupancy rights for varying lengths of stay at participating resort locations, which we refer to as “Vacation Points;”

–	selling vacation ownership interests which entitle the buyer to use a fully-furnished vacation residence, generally for a one-week period each year in perpetuity, which we refer to as “Vacation Intervals;” and

–	leasing Vacation Intervals at certain Caribbean locations;

•	providing consumer financing to individual purchasers of vacation interests;

•	providing resort rental, management, maintenance and collection services for which we receive fees paid by the resorts’ homeowners associations; and

•	operating our Club Sunterra membership program.

We refer to Vacation Points and Vacation Interests together in this prospectus as “Vacation Interests.”

The Offering

Common stock to be outstanding as of May 29, 2003	18,045,077 shares

Common stock offered by the selling stockholders	11,806,007 shares

Use of proceeds

All of the net proceeds from the sale of the common stock covered by this prospectus will be received by the selling stockholders who offer and sell shares of the common stock. We will not receive any proceeds from the sale of common stock offered by the selling stockholders, although we will receive proceeds from the exercise of the warrants held by two of the selling stockholders to purchase 1,276,891 shares to the extent they are exercised.

Dividend policy	We do not intend to pay cash dividends on our common stock for the foreseeable future. We intend to retain our earnings, if any, for use in the operation and expansion of our business.

OTC Bulletin Board symbol	“SNRR”

Summary Financial Information

(in thousands, except for other operating data)

The following table sets forth our summarized consolidated financial data for the fiscal years ended December 31, 2002, 2001 and 2000 and for the fiscal quarters ended March 31, 2003 (Successor) and 2002 (Predecessor). For purposes of this presentation, the combined results of operations for the seven months ended July 31, 2002 (Predecessor) and the five months ended December 31, 2002 (Successor), have been compared to the years ended December 31, 2001 and 2000 (Predecessor). You should read the following financial data in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes contained elsewhere in this prospectus.

	Successor	Predecessor	Combined Successor and Predecessor	Predecessor	Predecessor
	Quarter Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000
	(Amounts in thousands except Other Operating Data)
Statement of Operations Data
Revenues	$63,308	$58,775	$281,616	$272,447	$288,113
Costs and Operating Expenses	69,620	58,249	(27,083)	344,834	634,986

Income (loss) from operations	$(6,312)	$526	$308,699	$(72,387)	$(346,873)

Income (loss) before provision for income taxes and cumulative effect of change in accounting principle	$(5,498)	$1,402	$313,615	$(68,822)	$(356,437)

Net income (loss)	$(6,162)	$892	$307,662*	$(71,539)	$(375,720)

Other Operating Data:
Number of resorts (at end of period)	82	80	80	79	82
Vacation Intervals available for sale or lease	28,200	37,000	31,900	43,313	56,435
Balance Sheet Data:
Cash and cash equivalents	$15,465	$28,751	$22,960	$27,207	$21,062
Total assets	715,692	628,199	732,252	663,491	735,110
Borrowings under debtor-in-possession or exit financing agreements	225,115	147,020	240,065	68,311	44,750
Notes payable	3,294	23,668	4,136	28,005	44,592
Liabilities subject to compromise	—	586,626	—	712,866	715,547
Total stockholders’ equity (deficiency)	277,183	(336,543)	284,326	(335,750)	(263,107)

*	Includes gains on cancellation and settlement of debt totaling $253.9 million and fresh-start adjustments of $112.7 million in conjunction with our emergence from bankruptcy.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including in particular statements about our plans, objectives, expectations and prospects under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” You can identify these statements by forward-looking words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek” and similar expressions. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve uncertainties and risks, and we can give no assurance that our plans, objectives, expectations and prospects will be achieved. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements are contained herein under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus and relate, without limitation, to matters arising from our emergence from proceedings under Chapter 11 of the Bankruptcy Code. Any or all of these factors could cause our actual results and financial or legal status for future periods to differ materially from those expressed or referred to in any forward-looking statement. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date on which they are made.

RISK FACTORS

We are subject to various risks and uncertainties relating to or arising out of the nature of our business and general business, economic, financing, legal and other factors or conditions that may affect us. These risks and uncertainties include but are not limited to those referred to under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the following:

We recently emerged from Chapter 11 bankruptcy proceedings

We sought protection under Chapter 11 of the Bankruptcy Code in May 2000 as a result of defaults on our senior unsecured notes and our secured credit facilities. In July 2002, we fulfilled the conditions to the effectiveness of our plan of reorganization and emerged from bankruptcy. The principal terms of our plan of reorganization are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reorganization.”

As a result of our emergence from bankruptcy, we no longer enjoy the protections from our creditors previously afforded to us under the Bankruptcy Code. The financial and other obligations we have incurred since the date of the filing of our bankruptcy petition in May 2000 were not discharged in connection with our bankruptcy proceedings. We will therefore be responsible for satisfying the full amount of these obligations as they become due. These post-petition obligations include those incurred under our financing facility with Merrill Lynch Mortgage Capital, Inc.

Upon emergence from our bankruptcy proceeding, we adopted the principles of fresh-start financial accounting effective as of July 31, 2002 as described in Note 3 to our 2002 consolidated financial statements. Our adoption of fresh-start accounting means that our consolidated financial statements for recent periods prepared on this basis are not comparable with our consolidated financial statements for prior periods. This lack of comparability may make it more difficult for investors to evaluate our financial condition and results of operations.

There can be no assurance that our plan of reorganization will be successful or that we will be able to operate our business profitably following our emergence from bankruptcy. Certain of the challenges that contributed to our filing for bankruptcy, such as intense industry competition and a downturn in economic conditions affecting the travel and tourism industry, continue to exist and are likely to continue to affect our business operations and financial condition adversely. Other companies that have emerged from bankruptcy have encountered operational and financial problems that have caused them to seek bankruptcy protection for a second time.

We are subject to intense industry competition

The vacation ownership industry is highly competitive. Among the many issues affecting all companies in this industry include competition from a broad range of lodging, hospitality and entertainment companies, changes in consumer behavior and the cost, ease and attractiveness of domestic and international travel and seasonality.

We compete with both branded and non-branded hospitality and lodging companies, as well as other established vacation ownership companies. Although major lodging and hospitality companies such as Marriott International, The Walt Disney Company, Hilton Hotels Corporation, Hyatt Corporation and Starwood Hotels and Resorts Worldwide, Inc. have established vacation ownership operations in the past decade, the industry remains largely unbranded and highly fragmented. We believe that the majority of the vacation ownership resorts are owned and operated by smaller, regional companies.

We cannot assure that we can effectively integrate Club Sunterra and our two other points-based vacation ownership programs into a true “One World One Club”

As an integral part of our business plan, we are seeking to achieve true club globalization through the integration of our three existing separate points-based global vacation systems into a functionally single “One World One Club” system, with the existing Club Sunterra system serving as the platform for this points-based exchange program. Although we have operated these points-based vacation ownership systems separately through certain of the companies we have acquired, we have not previously developed a true, global, system-wide points-based vacation ownership system, and no assurance can be given as to our ability to efficiently develop, integrate or operate such a system, or the form that such system may take or the timing of the implementation of any such system. Risks associated with the integration and operation of a global club include the risks that:

•	our various points-based vacation ownership systems cannot be efficiently integrated; and

•	points-based vacation ownership systems, like traditional timeshare arrangements, are subject to extensive regulation by federal, state and local jurisdictions, which regulation may adversely impact, delay or prevent achievement of our integration goals.

We have not entered into a branding affiliation called for by our business plan

Our establishment and maintenance of a branding affiliation with an organization possessing a strong established identity among vacation ownership consumers has been a component of our business plan. Although discussions to establish a brand affiliation have taken place, we have not entered into such an affiliation. We can offer no assurance that we will enter into and maintain a successful brand affiliation.

If we are unable to offer purchasers of Vacation Interests the opportunity to participate in effective exchange networks, our sales will suffer

The attractiveness of Vacation Interest ownership is enhanced significantly by the availability of exchange networks that allow Vacation Interest owners to exchange in a particular year the occupancy right in their Vacation Interest for an occupancy right in another participating network resort. According to the American Resort Development Association, the ability to exchange Vacation Interests was cited by buyers as a primary reason for purchasing a Vacation Interest. On June 20, 2002, we entered into an exclusive exchange affiliation agreement with Interval International Inc. (“II”). If external exchange networks cease to function effectively, or if our resorts are no longer included in an exchange network, notwithstanding our existing points-based clubs, our sales of Vacation Interests could be materially adversely affected.

Unfavorable general economic and industry conditions are affecting our business and could further decrease the demand for vacation ownership units, impair our ability to collect our mortgages receivable and increase our costs

Our business has been adversely affected in recent years by unfavorable general economic and industry conditions, including the effects of weak domestic and world economies, rising unemployment and job insecurity, the terrorist attacks in the United States in September 2001, instability in the airline and travel industries and geopolitical conflict in the Middle East, North Korea and other areas. Any additional downturn in economic conditions or any price increases related to the travel and tourism industry, such as higher airfares or increased gasoline prices, could depress discretionary consumer spending and have a material adverse effect on our business. Any such economic conditions, including recession, may also adversely affect the future availability of attractive financing rates for us or our customers and may materially adversely affect our business. Furthermore, changes in general economic conditions may adversely affect our ability to collect our loans to Vacation Interest buyers. Because our operations are conducted solely within the vacation ownership industry, any adverse changes affecting the industry, such as an oversupply of vacation ownership units, a reduction in demand for such units, changes in travel and vacation patterns, changes in governmental regulation of the industry, increases in construction costs or taxes and negative publicity for the industry, could have a material adverse effect on our business.

The potential liability for any failure to comply with environmental laws or for any currently unknown environmental problems could be significant

Under various environmental laws and regulations, the owner or operator of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances or wastes located on or in, or emanating from, such property, as well as related costs of investigation and associated damages. Except as discussed in “Business—Legal Proceedings,” we are not aware of any environmental liability that could have a material adverse effect on our business, assets or results of operations, nor have we been notified by any governmental authority or any third party, and we are not otherwise aware, of any material noncompliance or other claim relating to hazardous or toxic substances or petroleum products in connection with any of our present or former properties. No assurance, however, can be given that we will remain in compliance with all environmental laws and regulations, or that the requirements of such laws and regulations will not change.

Losses from hurricanes and earthquakes in excess of insured limits, as well as uninsured losses, could be significant

Some of our resorts are located in areas that are subject to hurricanes and tropical storms. We have suffered damages from hurricanes and tropical storms in the past, and we may suffer damage from them in the future.

Additionally, resorts may be subject to damage resulting from earthquakes and other natural disasters. We carry commercial liability insurance and all-risk property insurance with coverage for fires, floods, windstorms and earthquakes with additional coverage for business interruption arising from insured perils for resort locations that we manage and our corporate offices. However, there are certain types of losses, such as losses arising from acts of war, civil unrest and terrorism that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our capital invested in a resort, as well as the anticipated future revenues from the resort, and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could have a material adverse effect on our business, properties or operations.

We are dependent upon senior executive management, some of whom are new

Our future success largely depends on the skills and efforts of our senior management team. There has been significant turnover in many of our key senior executives since the date of our bankruptcy filing. While our current President and Chief Executive Officer, Nicholas J. Benson, has held that position since November 2001 and was previously the Chief Executive Officer of Sunterra Europe, our Chief Financial Officer and General Counsel have held these positions since September 2002 and February 2003, respectively, and our Controller joined us in April 2003. Consequently, select key members of senior management have a limited history and experience with our company.

We may be unable to attract, retain and motivate necessary management and other skilled personnel

Our successful implementation of our business plan also requires us to attract, motivate, train and retain additional skilled and experienced sales and other personnel. We will face intense competition for such personnel. We may not be able to attract, motivate and retain personnel with the skills and experience needed to successfully manage our business and operations. Our inability to attract, hire or retain the necessary executive, sales and finance, technical, marketing, information systems and other personnel, or the loss of the services of any member of our senior management team, could have a material adverse effect on our business, financial condition or results of operations.

We will continue to be subject to extensive government regulation

Our marketing and sales of Vacation Interests are subject to extensive and ever-changing regulations by the federal and state governments and foreign jurisdictions in which our resort properties are located and in which Vacation Interests are marketed and sold. On the United States federal level, the Federal Trade Commission has taken the most active regulatory role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce generally. Other significant federal legislation to which we are or may be subject includes the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Interstate Land Sales Full Disclosure Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Fair Housing Act, the Americans With Disabilities Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Gramm Leach Bliley Act, the Real Estate Settlement Procedures Act, the Deceptive Mail Prevention and Enforcement Act, the Civil Rights Acts of 1964 and 1968 and federal and state securities laws. Recent federal legislation amends the Telemarketing Sales Rule, regulated by the Federal Trade Commission, to include provisions for a nationwide telemarketing do-not-call registry. Generally, we will be prohibited from calling anyone on that registry. We will be required to pay a fee to access the registry on a quarterly basis. Basic provisions of the rule came in effect on March 31, 2003, with other provisions becoming effective in October 2003 and January 2004. Enforcement of the federal do-not-call provisions will begin in the fall of 2003, and the rule provides for fines of up to $11,000 per violation. This legislation may restrict our ability to market effectively our services to new customers. Furthermore, compliance with the new legislation may prove difficult and we may incur penalties under this legislation for conducting our marketing activities. In addition, many states have adopted specific laws and regulations regarding the establishment of condominium and timeshare projects and the sale of vacation interest ownership programs. For example, in most states we are required to deliver a disclosure statement, sometimes referred to as a public offering statement or public report, to all prospective purchasers of Vacation Interests, together with certain additional information concerning the terms of the purchase. Laws in most states generally grant the purchaser of a vacation interest the right to cancel a contract of purchase at any time within a period ranging from three to ten calendar days following the later of the date the contract was signed or the date the purchaser received the last of the documents which we are required to provide to the purchaser. Most states have other laws that regulate other activities such as those relating to real estate licensure, exchange program registration, seller of travel licensure, anti-fraud laws, telemarketing and do not call laws, prize, gift and sweepstakes laws and labor laws. Any failure to comply with applicable laws or regulations could have a material adverse effect on our business, results of operations or financial condition.

Our ability to succeed will be dependent upon our ability to successfully implement our business plan, as to which no assurance can be given

Our ability to execute our business plan must be considered in light of the inherent risks, expenses and difficulties typically encountered by companies emerging from bankruptcy, particularly companies with new and evolving business models. Such unique difficulties include obtaining widespread consumer acceptance for our system wide “One World One Club” points-based vacation product line, and the potential development of comparable vacation ownership products by competitors.

During the Chapter 11 Cases, we did not file required quarterly and annual SEC reports

During the term of our Chapter 11 cases, we did not file required quarterly and annual reports with the SEC. Specifically, we failed to file Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30 in 2000 and for the quarters ended March 31, June 30 and September 30 in 2001. We also failed to file an Annual Report on Form 10-K for the year ended December 31, 2000, were delinquent in filing the Annual Report on Form 10-K for the year ended December 31, 2001 and were delinquent in filing our Quarterly Report on Form 10-Q for the first quarter of 2002. In addition, because our previously audited financial statements for the 1999 and 1998 fiscal years cannot be used, and because we are not able to present unaudited financial statements or certain information for any periods prior to 2000, this prospectus does not, and certain of our future filings under the Securities Exchange Act of 1934 will not, comply with certain SEC requirements.

Our common stock is not traded on a securities exchange and may be illiquid or experience significant price volatility

Our common stock was de-listed by the New York Stock Exchange in 2000 as a result of our entering into bankruptcy. On July 29, 2002, the effective date of our plan of reorganization, Sunterra’s then existing common stock was cancelled, and shares of new common stock were issued in accordance with the provisions of the plan. Price information regarding our new common stock is currently quoted on the OTC Bulletin Board. Since our bankruptcy, trading in our common stock has been extremely limited and the price at which our shares have traded has been volatile. Although we intend to apply to have our common stock listed on a securities exchange, we cannot assure you that we will be successful in obtaining a listing or quotation for our common stock on the New York Stock Exchange, the Nasdaq Stock Market or any other securities exchange. Even if our common stock is listed or quoted, an active market for our shares may not develop, and no determination can be made as to the prices at which purchases or sales of our shares may be made. The market price of our common stock may be subject to significant fluctuations in response to numerous factors, including variations in our annual or quarterly financial results or those of our competitors, changes by financial analysts in their estimates, if any, of our future earnings, conditions in the economy in general or in the travel, vacation ownership and leisure industries in particular or unfavorable publicity as well as the “Risk Factors” discussed above. The stock market also has, from time to time, experienced significant price and volume fluctuations that have been unrelated to the operating performance of companies with publicly-traded securities.

Future public sales of our shares could adversely affect our stock price

Future sales of a substantial number of shares of our common stock in the public market could cause the market price of our common stock to decline. The issuance of shares of our new common stock under our plan of reorganization was exempt from the registration requirements of the federal and state securities laws. Persons who are not our affiliates and who acquired shares pursuant to our plan of reorganization may trade those share. Our affiliates who acquired shares of our common stock pursuant to our plan of reorganization may sell those shares in the public market subject to applicable volume and other limitations imposed under the federal securities laws or pursuant to a registration statement registering such shares for resale to the public. This prospectus and related registration statement are being filed with the SEC as required by the terms of agreements entered into with our principal stockholders and lenders in connection with our plan of reorganization. After this prospectus becomes effective, resales of our shares pursuant to this prospectus, or the perception that resales could occur, could cause the amount of our common stock available or perceived to be available for sale in the public market to exceed demand, which could cause the market price of our common stock to decrease significantly.

Our stock ownership is concentrated, which may make it difficult for stockholders to exert control over us or to replace our management

Under our plan of reorganization, certain of our pre-petition creditors acquired amounts of our common stock that enable them to exert substantial influence over the election of directors and the management and affairs of our business. Two of our stockholders each hold more than 25% of our common stock. Accordingly, if these persons vote their shares of our common stock in the same manner, they will have sufficient voting power to determine the outcome of various matters submitted to our stockholders for approval, including mergers, consolidations and the sale of substantially all of our assets. This control may result in decisions that are not in the best interest of our other stockholders.

Our charter and bylaws contain provisions that could limit the value of our common stock

Certain provisions of our charter and bylaws, as well as applicable state law, may have the effect of delaying, deferring or preventing a change in control of Sunterra. These provisions may make it more difficult for other persons, without the approval of our Board of Directors, to make a tender offer or otherwise acquire substantial amounts of our common stock or to launch other takeover attempts that a stockholder might consider to be in the stockholder’s best interest. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

We do not anticipate paying any dividends

We do not anticipate paying any dividends on our common stock in the foreseeable future. In addition, covenants in certain debt instruments to which we are a party restrict our ability to pay dividends and make certain other payments. In particular, our financing facility with Merrill Lynch Mortgage Capital, Inc. prohibits the payment of dividends or the making of other distributions to stockholders. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in our common stock.

We are subject to various restrictions under our financing facility with Merrill Lynch Mortgage Capital, Inc.

Our financing facility with Merrill Lynch Mortgage Capital, Inc. contains various restrictions and limitations that may affect our business and affairs. These include restrictions and limitations relating to our ability to incur indebtedness and other obligations, to make investments and acquisitions and to pay dividends. Our financing facility also requires that we maintain certain financial ratios and comply with other financial covenants. Our failure to comply with any of these provisions, or to pay our obligations under our financing facility or other loan agreements, could result in foreclosure by the lenders of their security interests in our assets, as discussed in the following paragraph, and could otherwise have a material adverse effect.

Virtually all of our assets are subject to security interests

Substantially all of our cash, receivables, inventory and other assets of Sunterra are subject to liens and security interests. If Merrill Lynch or any other holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to their security interest, and the collateral accordingly would be unavailable to us or to our other creditors, except to the extent, if any, that the other creditors have a superior or equal security interest in the affected collateral or the value of the affected collateral exceeds the amount of indebtedness in respect of which such foreclosure rights are exercised.

We need to be able to access the securitization markets in the future

While we securitized our mortgages receivable prior to our bankruptcy, there can be no assurance with regard to our ability to successfully access the securitization markets in the future. Our inability to do so could adversely affect our business and financial condition.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the common stock offering by this prospectus. Accordingly, we will not receive any proceeds from the sale of the common stock. We will, however, receive proceeds from the exercise of warrants to purchase 1,276,891 shares held by two of the selling stockholders to the extent they are exercised. Upon the exercise of these warrants, we will receive $19,893,617. We will use these proceeds, if any, for general corporate purposes.

DETERMINATION OF OFFERING PRICE

Because our common stock was first issued after we emerged from Chapter 11 bankruptcy in July 2002, an established public trading market for our common stock does not exist. The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, if a trading market does develop, or at privately negotiated prices. See “Plan of Distribution.”

Until May 31, 2000, our common stock was listed under the symbol “OWN” on the New York Stock Exchange (“NYSE”). We were delisted from the NYSE on June 6, 2000 as a result of our bankruptcy filing. Following de-listing from the NYSE, our common stock then was quoted under the symbol “SUTAQ” on the OTC Bulletin Board quotation system.

In July 2002, in connection with our emergence from bankruptcy, all shares of our common stock then outstanding were cancelled and new shares of our common stock were issued to certain of our debt holders. These new shares of our common stock were then available to be traded on the OTC Bulletin Board quotation system beginning November 14, 2002 under the symbol “SNRR.”

Our common stock has had a limited trading history since the effective date of our plan of reorganization. Since January 2, 2003, the bid prices for our common stock have ranged from $4.75 to $8.75. On May 28, 2003, the last reported bid price for our common stock was $8.00 on the OTC Bulletin Board.

As of April 30, 2003, there were eleven holders of record of our common stock.

The following tables show the high and low sales prices of our common stock for the periods indicated for 2001 and 2002 and the high and low bid prices for our post-reorganization common stock for the periods indicated for 2002 and 2003. You should consider the changes in our circumstances and capitalization as a result of our reorganization, including the fact that our common stock pre-emergence is a different security from our common stock that was issued in connection with our emergence from bankruptcy, before drawing any conclusions about the trading price of our common stock from the information below.

	High	Low
2003
First Quarter	$6.00	$4.75
2002
Fourth Quarter	*	*
Third Quarter (Post-emergence from bankruptcy)	*	*
Third Quarter (Pre-emergence from bankruptcy)	0.10	0.02
Second Quarter	0.19	0.10
First Quarter	0.12	0.08
2001
Fourth Quarter	0.13	0.08
Third Quarter	0.18	0.096
Second Quarter	0.15	0.10
First Quarter	0.38	0.025

*	Our common stock was not traded from July 29, 2002 (the date we emerged from bankruptcy) until January 2, 2003, when trading resumed in shares of our common stock that were issued in connection with our emergence from bankruptcy.

The high and low sales prices provided represent the intra-day prices on the OTC Bulletin Board. The quotations represent inter-dealer quotations, without retail markups, markdowns or commissions, and may not necessarily represent actual transactions.

DIVIDEND POLICY

We have not paid any dividends in the past and do not intend to pay cash dividends on our common stock for the foreseeable future. Instead, for the foreseeable future, we intend to retain our earnings, if any, for use in the operation and expansion of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, our results of operations and our current and anticipated cash needs. Our financing facility with Merrill Lynch Mortgage Capital, Inc. currently prohibits, and future debt agreements will likely restrict, the payment of cash dividends on our common stock.

SHARES ELIGIBLE FOR FUTURE SALES

Sales of substantial amounts of our common stock in the public market could adversely affect our common stock’s prevailing market price, assuming an established trading market for our common stock develops. As of April 30, 2003, we had outstanding 18,045,077 shares of our common stock. We expect that an additional 1,954,923 shares of our common stock will be issued to certain of our creditors upon completion of the bankruptcy claims process. All of these shares are, or will be upon issuance, freely tradable without restriction or further registration under the Securities Act, if they are held by persons other than “affiliates” or “underwriters” of Sunterra, as defined in the Securities Act. We believe that 11,806,007 shares of our common stock, including all of the shares offered for sale pursuant to this prospectus, are held, or will be held, by holders who may be underwriters or affiliates. All of the shares offered for sale pursuant to this prospectus may be sold pursuant to this prospectus under the Securities Act, and will thereafter be freely tradeable so long as they are not held by affiliates or underwriters. If the selling stockholders sell a large number of shares into the public market at one time, such sales could have an adverse effect on the market price of the common stock.

Other than 10,000 shares held by Steven E. West, our Senior Vice President and Chief Financial Officer, we are not aware of any shares held by affiliates not being offered for sale under this prospectus. Any such shares held by affiliates may be sold under Rule 144 promulgated under the Securities Act. Rule 144 permits sales by a holder within any three-month period of a number of shares that does not exceed the greater of (i) 1% of the number of shares of common stock then outstanding, and (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to those sales. Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about Sunterra must be available.

Pursuant to our plan of reorganization and our financing facility with Merrill Lynch Mortgage Capital, Inc., we issued warrants to purchase an aggregate of 1,790,148 of our common stock to certain of our current stockholders, creditors and Merrill Lynch Mortgage Capital, Inc. Upon exercise of these warrants, these shares will be freely tradeable so long as they are not held by affiliates or underwriters.

In accordance with our plan of reorganization, we have reserved 2,012,821 shares of our common stock for issuance under our Sunterra Corporation 2002 Stock Option Plan.

SELLING STOCKHOLDERS

The following table provided information regarding the beneficial ownership of the outstanding shares of common stock by the selling stockholders both before the offering and as adjusted to reflect the sale of all of the shares offered under this prospectus. The selling stockholders may offer the shares for sale from time to time in whole or in part. Except where otherwise noted, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them

	Beneficial Ownership Before Offering			Number of Shares Being Registered (1)	Beneficial Ownership (2) After Offering
	Number Of Shares		Percent		Number of Shares	Percent
W-K Investors Wexford Capital LLC (3) 411 West Putnam Avenue Greenwich, Connecticut 06830	5,397,004	(4)	29.9	5,397,004	—	—

Grace Brothers Ltd. (5) 1560 Sherman Avenue, Suite 900 Evanston, Illinois 60201	5,152,439		28.6	5,152,439	—	—

Bradford T. Whitmore (6) c/o Grace Brothers Ltd. 1560 Sherman Avenue, Suite 900 Evanston, IL 60201	66,416		*	66,416	—	—

Merrill Lynch Mortgage Capital Inc. 101 Hudson Street Jersey City, New Jersey 07302	1,190,148	(7)	6.6	1,190,148	—	—

*	Less than 1%.
(1)	Represents the maximum number of shares that may be sold by the selling stockholders.
(2)	Assumes all of the shares being registered pursuant to this registration statement will be sold by the selling stockholders.
(3)	Wexford Capital is the managing member of W-K Investors. The president of Wexford Capital, Joseph Jacobs, has served on our board of directors since September 2002. Our Chairman, Frederick Simon, is a Principal of Wexford Capital.
(4)	Consists of 5,310,261 outstanding shares of common stock and 86,743 shares of common stock issuable upon exercise of currently exercisable stock purchase warrants.
(5)	One of our directors, Bradford T. Whitmore, is the Managing Partner of Grace Brothers, Ltd.
(6)	Bradford T.Whitmore is one of our directors.
(7)	Consists of 1,190,148 shares of common stock issuable upon the exercise of a currently exercisable warrant.

PLAN OF DISTRIBUTION

The selling stockholders may sell any or all of the shares covered by this prospectus from time to time. The selling stockholders, or donees or pledges of the selling stockholders, may sell all or a portion of the shares in one or more types of transactions, including through privately negotiated transactions, through put or call option transactions, through short sales of the shares, or a combination of these methods. Sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may sell their shares directly or may elect to engage a broker or dealer to sell shares in one or more of the following transactions:

•	block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; or

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. The selling shareholders may pay brokers or dealers commissions or give them discounts or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts customary in the types of transactions involved.

Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share. Also, if the broker-dealer is unable to sell the shares as agent for the selling stockholders, the broker-dealer may purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Also, broker-dealers may sell shares in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with these resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 of the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We have advised the selling stockholders that the anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of the shares of common stock in the market and to the activities of the selling stockholders and their affiliates. We have also informed the selling stockholders of the need to deliver a copy of this prospectus at or prior to the time of any sale of the shares of common stock offered by this prospectus.

We are required to pay all of the expenses incident to this offering and sale of the shares, other than underwriting discounts and commissions that will be paid by the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our summarized consolidated financial data for the fiscal years ended December 31, 2002, 2001 and 2000 and for the fiscal quarters ended March 31, 2003 and 2002. For purposes of this presentation, the combined results of operations for the seven months ended July 31, 2002 (Predecessor) and the five months ended December 31, 2002 (Successor), have been compared to the years ended December 31, 2001 (Predecessor) and 2000 (Predecessor). You should read the following financial data in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes contained elsewhere in this registration statement.

	Successor	Predecessor	Combined Successor and Predecessor	Predecessor	Predecessor
	Quarter Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000
	(Amounts in thousands except Other Operating Data)
Statement of Operations Data:
Revenues:
Vacation Interest sales	$40,107	$35,067	$182,499	$166,315	$187,199
Vacation Interest lease revenue	3,760	2,300	10,722	10,913	6,523
Club Sunterra revenue	2,199	1,775	7,387	6,823	7,019
Resort rental revenue	2,765	3,440	11,952	12,282	13,457
Management service revenue	4,361	5,226	19,149	20,966	20,006
Interest revenue	6,060	6,975	30,408	30,501	26,506
Other revenue	4,056	3,992	19,499	24,647	27,403

Total revenues	68,308	58,775	281,616	272,447	288,113

Costs and Operating Expenses:
Vacation Interests cost of sales	7,703	7,870	36,967	34,275	85,319
Advertising, sales and marketing	26,418	23,488	115,171	104,273	150,742
Maintenance fees and subsidy expense	2,727	2,798	11,983	14,075	16,668
Provision for doubtful accounts and loan losses	634	1,330	6,110	15,843	33,973
Loan portfolio expenses	2,967	3,284	13,174	11,037	8,404
General and administrative	19,040	18,567	76,272	76,076	117,183
Depreciation and amortization	2,972	3,392	13,339	18,428	27,517
Interest expense	5,960	4,481	19,036	20,477	42,748
Reorganization expenses, net	344	(6,961)	(325,234)	50,350	77,988
Restructuring expenses	855		6,099	—	6,040
Impairment write-down of assets	—		—	—	37,430
Loss on abandonment of property and equipment	—		—	—	959
Impairment loss on retained interests in mortgages sold	—		—	—	30,015

Total costs and operating expenses	69,620	58,249	(27,083)	344,834	634,986

Income (loss) from operations	(6,312)	526	308,699	(72,387)	(346,873)

Income from investments in joint ventures	814	876	4,916	3,381	2,727

Income (loss) before provision for income taxes and cumulative effect of change in accounting principle	$(5,498)	1,402	$313,615	$(68,822)	$(356,437)

Provision for income taxes	664	510	5,953	2,717	522

Net income (loss)	$(6,162)	$892	$307,662	$(71,539)	$(375,720)

Other Operating Data:
Number of resorts (at end of period)	82	80	80	79	82
Vacation Intervals available for sale or lease	28,200	37,000	31,900	43,313	56,435
Balance Sheet Data:
Cash and cash equivalents	$15,465	28,751	$22,960	$27,207	$21,062
Total assets	715,692	628,199	732,252	663,491	735,110
Borrowings under debtor-in-possession or exit financing agreements	225,115	147,020	240,065	68,311	44,750
Notes payable	3,294	23,668	4,136	28,005	44,592
Liabilities subject to compromise	—	586,626	—	712,866	715,547
Total stockholders’ equity (deficiency)	277,183	(336,543)	284,326	(335,750)	(263,107)

BUSINESS

General

We are one of the world’s largest vacation ownership companies, as measured by the number of individual resort locations and owner families. At March 31, 2003 we had approximately 315,000 vacation owner families and 78 club affiliated resort locations in the continental United States, Europe, the Caribbean, Hawaii and Mexico. In addition, there are four Embassy Vacation resorts of which two are joint ventures in partnership with third parties and two are wholly owned by Sunterra Corporation.

Our operations consist of:

•	acquiring, developing and operating vacation ownership resorts;

•	marketing and selling vacation interests to the public at our resort locations and off-site sales centers:

–	selling vacation points which may be redeemed for occupancy rights for varying lengths of stay at participating resort locations, which we refer to as “Vacation Points;”

–	selling vacation ownership interests which entitle the buyer to use a fully-furnished vacation residence, generally for a one-week period each year in perpetuity, which we refer to as “Vacation Intervals;” and

–	leasing Vacation Intervals at certain Caribbean locations;

•	providing consumer financing to individual purchasers of vacation interests;

•	providing resort rental, management, maintenance and collection services for which we receive fees paid by the resorts’ homeowners associations; and

•	operating our Club Sunterra membership program.

Our principal executive offices are located at 3865 West Cheyenne Avenue, North Las Vegas, Nevada 89032. Our telephone number is (702) 804-8600. Our Internet address is www.sunterra.com. On our Internet website, we provide a link to the SEC’s website where our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished to the SEC pursuant to Section 13(a) of the Securities Exchange Act of 1934 can be viewed. The information contained on our website, or on other websites linked to our website, is not part of this prospectus.

Segment and geographic information is presented in Note 21 to our 2002 consolidated financial statements included in this prospectus.

Marketing of Vacation Interests

We market and sell vacation interests in two distinct forms: Vacation Points and Vacation Intervals, which are described below under the caption “The Vacation Ownership Industry” and referred to in this prospectus together as “Vacation Interests.”

We market Vacation Interests at our resort locations, through off-site sales centers, and in Europe, through a network of independent distributors. We employ a variety of marketing programs to generate prospects for these sales efforts, including targeted mailings, telemarketing, overnight mini-vacation packages, gift certificates, seminars, dinner parties and various destination-specific local marketing efforts. Additionally, incentive premiums in the form of entertainment tickets, hotel stays, gift certificates or free meals are offered to guests and other potential customers to encourage resort tours. Although the principal goal of our marketing activities is the outright sale of Vacation Interests, in order to generate additional revenue, we rent unoccupied units at some of our resorts through direct consumer marketing, travel agents and vacation package wholesalers. We believe that our room rental operations, in addition to providing us with supplemental revenue, provide us with a good source of potential customers for the purchase of Vacation Interests.

Receivables Financing

We provide consumer financing to consumers for the purchase and lease of Vacation Interests in North America and the Caribbean. We benefit by retaining the positive cash flow spread that results from the difference between our borrowing rate, which averaged approximately 5.3% at March 31, 2003 and the rate charged to our owner families, which averaged 14.6% per annum as of the same date. This financing generally is made available to consumers who make a down payment and meet established credit guidelines, bears interest at fixed rates, and is collateralized by the underlying Vacation Interest. Our European subsidiary generally originates the mortgages receivable for a third party financial institution and receives a commission (averaging approximately 10%) of the principal amount of eligible consumer loans on a non-recourse basis. At March 31, 2003, our European subsidiary had approximately $6.8 million in gross mortgages receivable.

During fiscal year 2002, we provided mortgage financing for approximately 62% of domestic Vacation Interests sales and lease revenue. As of March 31, 2003, our mortgages and contracts receivable portfolio included approximately 27,500 active loans and contracts totaling approximately $192.6 million, with a stated maturity typically of seven to ten years. Mortgages and contracts receivable in excess of 60 days past due as of such date were 2.8% as a percentage of gross mortgages and contracts receivable. Our allowance for loan and contract losses was 16.1% as a percentage of gross mortgages and contracts receivable at March 31, 2003.

Given the percentage of purchases that are financed, the availability of financing is essential to provide liquidity to generate ongoing sales of Vacation Interests. We presently use our financing facility with Merrill Lynch Mortgage Capital, Inc. to finance our mortgages receivable. Prior to 2001, we monetized our mortgages receivable through the use of an off-balance sheet conduit that securitized these receivables and, in turn, sold them in the mortgage-backed securities market. We also used on-balance sheet secured financing, whole mortgages receivable sales and other financing vehicles. As of March 31, 2003, we serviced approximately 25,700 loans with an outstanding balance of approximately $208.8 million relating to the conduit, securitizations, joint venture properties and other facilities not included on our balance sheet. We anticipate resuming securitizations during 2003.

Management Services

Through our subsidiaries, RPM Management, Inc., Resort Management International, Inc., and Sunterra Pacific, Inc., we also provide resort rental, management, maintenance and collection services for which we receive fees paid by the resorts’ homeowners associations. Under such arrangements, we typically have primary responsibility for all activities necessary for the day-to-day operation of the managed resort properties, including administrative services, procurement of inventory and supplies and promotion and marketing. Such management agreements typically provide that we are paid a monthly management fee equal to a percentage of monthly maintenance fees and a reservation and accounting fee at certain resorts. The management agreements are usually for a three-year period and are automatically renewable annually, unless either party gives prior notice of non-renewal.

With respect to each managed resort location, we obtain commercial general liability insurance, all-risk property insurance under a manuscript policy, business interruption insurance and other coverages customarily obtained for similar properties. We also provide the managerial and other employees necessary for the managed resort locations, including those necessary for review of the operation and maintenance of the resorts, preparation of reports, budgets, projections and employee training.

RPM has contracts with fourteen homeowners associations at our resorts and an additional eight contracts to manage non-Sunterra resorts. Sunterra Pacific presently manages seven Sunterra Pacific resorts and its units at additional resorts. The homeowners associations have declined to renew Sunterra Pacific’s management agreement past its December 2003 expiration date. This action led Sunterra Pacific to commence arbitration against the homeowners’ associations, as discussed in “Business—Legal Proceedings.” Third party management companies manage our remaining resort locations.

The Vacation Ownership Industry

The resort component of the leisure industry is serviced primarily by two separate alternatives for overnight accommodations—commercial lodging establishments and vacation ownership resorts. Commercial lodging consists generally of hotels and motels in which a room is rented on a nightly, weekly or monthly basis for the duration of the visit and, to a lesser degree, includes rentals of privately owned condominium units or homes. For many vacationers, particularly those with families, the space provided in a rented hotel or motel room relative to the cost is not economical. Room rates and availability at such establishments are also subject to periodic change. Consequently, vacation ownership presents improved lifestyle benefits to owners and an economical alternative to commercial lodging for vacationers.

Increased governmental regulation, higher standards of quality and service, increased flexibility and the rapid entry of a number of well-organized lodging and entertainment companies, including Marriott International, The Walt Disney Company, Four Seasons Hotels & Resorts, Hilton Hotels Corporation, Hyatt Corporation, Cendant Corporation, Starwood Hotels and Resorts Worldwide, Inc. and Fairmont Hotels each have increased the attractiveness of vacation ownership for consumers.

The American Resort Development Association has received results from the first stage of its State of the U.S. Timeshare Industry 2002 research. This segment, representing one-third of the total scope of the study, explores timeshare owner demographics, attitudes and purchase motivations. The data also includes non-owners’ awareness levels and opinions of timeshare. According to the survey, timeshare owners continue to express a high level of satisfaction with the product. Nearly 85% of respondents called themselves either “somewhat” or “very satisfied”—a number mirroring the figure from 1999’s State of the U.S. Timeshare Industry report. The study also finds that owners rarely allow their intervals to go unused. Between exchanges, home resort vacations and use by owner friends and family, more than 93% of timeshare weeks were used in 2000.

Given these satisfaction levels and high utilization rates, it is not surprising that in the past year and a half the timeshare segment has held up surprisingly well despite the impact of the September 11, 2001 terrorists attacks and the recession in the U.S., both of which had a profound impact on the hospitality and travel industry in general. A review of the financial results of the vacation ownership divisions of the major brands, coupled with operating performance announcements of major independents, indicates that timeshare continues to grow as a product in this current difficult economic climate. According to Vacation Ownership World, January 2003, timeshare sales grew by 15% in 2002.

One of the most noteworthy trends in the past few years is the rapid growth of target market segmentation in the vacation ownership industry into luxury, upscale, quality, and value segments, to name a few. The luxury segment includes two Marriott-owned brands including the Ritz-Carlton Club and Marriott Grand Residence club, plus Four Seasons, Hyatt and Fairmont. Four Seasons and Hyatt are offering both traditional luxury vacation ownership properties as well as fractional ownership—which typically involves the sale of between 28 days to 13 weeks or more, while the other luxury competitors are concentrating primarily on the new fractional market.

Operating in the upscale segment are such property groups as Marriott Vacation Club International, Westin-branded interval ownership resorts, Disney Vacation Club, Hilton Grand Vacation Club and Embassy Vacation Resorts, which is operated by Sunterra under a license agreement with Hilton.

The quality segment of the industry includes such brands as Sunterra, Starwood Vacation Ownership, and Cendant-owned vacation ownership groups including Fairfield Resorts, Trendwest and Equivest. Horizons by Marriott is a new mid-tier vacation ownership product and the value segment of the industry is also starting to emerge with hoteliers licensing products under such names as Ramada Vacation Suites, Hampton Inns, Wyndham and Amerisuites.

Vacation Points Ownership

In general, under a points-based vacation ownership system, owners, who are more commonly referred to as “members,” purchase points which act as an annual currency exchangeable for occupancy rights at participating resorts. We currently operate three separate points-based vacation ownership systems: our United States “Club Sunterra” program, with approximately 41,000 members and 23 resort locations in the United States and the Caribbean; Sunterra Pacific’s “VTS” program, with approximately 31,000 members and 23 resort locations in the United States, Canada and Mexico; and Sunterra Europe’s Grand Vacation Club program, with approximately 42,000 members and 32 resort locations in the United Kingdom, Portugal, Spain, the Canary Islands, Germany, France, Austria and Italy.

Our Club Sunterra points-based vacation ownership system operates on a basis similar to the standard Vacation Interval ownership structure in that members usually have a home resort and have a deeded, fee-simple interest in a particular unit or units at that home resort with an ability to exchange use-nights with any other resort within the Club Sunterra system. Club Sunterra members assign their occupancy rights to their deeded Vacation Interval to Club Sunterra and then spend their points to acquire occupancy rights to a Vacation Interval that is available through the Club. Members in Sunterra Pacific’s VTS program do not hold deeded fee simple interests, but rather own beneficial interests in a trust, which holds legal title to the deeded fee simple interests. Members in Sunterra Europe’s Grand Vacation Club program also do not hold deeded fee simple interests, but rather have membership in a limited liability company, Grand Vacation Club Limited, plus a right to use the accommodations which are part of the club.

The advantages of a points-based vacation ownership system relate to the flexibility given to members with respect to the use of their Vacation Points versus the use of a traditional Vacation Interval. In traditional Vacation Interval ownership, owners can either use their Vacation Interval for a one-week stay in a specific unit size at a specific resort or can attempt to exchange their weeks through an external exchange organization, such as Interval International, Inc., or “II,” or Resort Condominium International, LLC or “RCI,” for which an exchange fee is charged by the exchange company. Because Vacation Points function as currency under a points-based vacation ownership system, owners, subject to availability and other factors, have flexibility in choosing the location, season, duration and unit size of their Vacation Interest, based on their annual Vacation Points allocations. In a points-based vacation ownership system, owners can redeem their points for a stay in any one of the resorts included in the club without having to exchange through an external exchange company and without having to pay any exchange fees. Moreover, under our Club Sunterra system, members are also able to effect exchanges through an external exchange program for vacation stays at resorts outside the Club Sunterra resort network if they desire, as the annual Club Sunterra membership fee usually includes annual membership in one of these exchange programs.

To consolidate our exchange company alliances, Sunterra announced on June 20, 2002 that it entered into an exclusive external exchange affiliation agreement with II. This agreement replaced Sunterra’s existing agreement with RCI to provide exchange services for its Sunterra owners. It also replaced the previous agreement between Sunterra Europe and II to provide exchange services for Sunterra Europe’s GVC members. We believe that II’s expressed desire to complement rather than compete with its developer clients coupled with its quality resorts, service, and experience with the leading brands is an advantage of this new relationship, although there is no assurance that II will not compete with developer clients in the future.

A significant component of our business plan is our “One World One Club” initiative to offer a single headline product to the consumer throughout our areas of operation. This project is intended to result in the integration of our various regional points-based vacation products into a single global membership program. Key aspects of this One World One Club initiative are already in progress through a carefully planned phased implementation. When completed, management believes that the full One World One Club initiative will provide us with significant flexibility in developing the membership system to enhance its attractiveness to the consumer, and also to result in numerous operational efficiencies being gained by the business.

Vacation Interval Ownership

The purchase of a Vacation Interval typically entitles the buyer to use a fully furnished vacation residence, generally for a one-week period each year, or in alternative years, usually in perpetuity. Typically, the buyer acquires an ownership interest in one or more vacation residences or the entire resort, which is generally held in fee simple interest.

The owners of Vacation Intervals at each resort usually operate the property through a non-profit homeowners association, which is governed by a board consisting of representatives of the developer and owners of Vacation Intervals at the resort. The board hires a management company, delegating many of the rights and responsibilities of the homeowners association, including reservations, check-in, grounds landscaping, security, housekeeping, operating supplies, garbage collection, utilities, insurance, laundry and facility repair and maintenance.

Each Vacation Interval owner is required to pay the homeowners association a share of the overall cost of maintaining the property. These assessments, which generally range from $300 to $700 per Vacation Interval per year, consist of an annual maintenance fee plus applicable real estate taxes, funding of replacement reserves and, when needed, special assessments. If the owner does not pay such charges, the owner’s use rights may be suspended and the homeowners association may foreclose on the owner’s Vacation Interval, subject to the rights of the mortgagee.

Competition

All of our vacation and related products face competition for prospects, sales leads and personnel from established, highly visible operators as well as a fragmented array of smaller operators and owners. In developing, marketing and selling Vacation Interests, we compete against the vacation ownership divisions of several established and respected hospitality companies. These include Marriott (Marriott Vacation Club, the Ritz-Carlton Club, Horizons by Marriott and Marriott Grand Residence Club), Cendant (Fairfield Resorts, Equivest Finance Inc, and Trendwest Resorts), Hilton (Hilton Grand Vacations), Starwood (Starwood Vacation Ownership), Disney (Disney Vacation Club), and Hyatt (Hyatt Vacation Club). In addition, in certain markets we also compete with many established companies focused solely on vacation ownership, including Shell Vacations, ILX Resorts, Club LaCosta, Silverleaf Resorts, and Westgate Resorts, and it is possible that other competitors such as Bluegreen Corporation, IntraWest or others may develop properties near our current resorts and compete with us in the future. The majority of the remaining worldwide vacation ownership resorts are owned and operated by smaller, regional companies. We believe that the vacation ownership industry will continue to consolidate in the future.

Historically, we also have competed with the buyers of our Vacation Intervals who subsequently decide to resell their Vacation Intervals, in addition to third-party resellers of vacation ownership interests of our competitors. Such resales are typically at prices substantially less than the original purchase price. While this has not been a significant problem to date, the market price of Vacation Intervals sold by us at a given resort or by our competitors in the market in which a resort is located could be depressed by a substantial number of Vacation Intervals offered for resale.

In providing consumer financing to individual purchasers of Vacation Interests, we compete with numerous channels of financial institutions, including mortgage companies, credit card issuers and other providers of direct-to-consumer financing. These services permit purchasers to utilize a home equity line, mortgage, lower rate credit card or other instrument to finance their purchase. We believe that we provide a convenient and competitive financing package to customers.

Our resort rental management and maintenance services face competition from established real estate entities, as well as similar operations in the companies noted above. These include Vacation Resorts International, RCI Resort Management (a unit of Cendant Corporation, which also owns Fairfield Resorts, Equivest Finance Inc., and Trendwest Resorts), Shell Hospitality, Inc. (a unit of Shell Vacations) and Southern Property Management.

Insurance

We generally carry commercial general liability insurance and, with respect to resort locations that we manage and for corporate offices, a manuscript all-risk property insurance policy with fire, flood, windstorm and earthquake coverage and additional coverage for business interruption arising from insured perils. We believe that the insurance policy specifications, insured limits and deductibles are similar to those carried by other resort hotel operators and we believe them to be adequate. There are certain types of losses, such as losses arising from acts of war or terrorism, that are not generally insured because they are either uninsurable or not economically insurable.

Intellectual Property

We own and control a number of trade secrets, trademarks, trade names, copyrights and other intellectual property rights, including the “Sunterra,” “Club Sunterra” and “Own Your World” trademarks, which, in the aggregate, are of material importance to our business. We are licensed to use technology and other intellectual property rights owned and controlled by others, and we license other companies to use technology and other intellectual property rights owned and controlled by us.

Governmental Regulation

Our marketing and sales of Vacation Interests are subject to extensive and ever-changing regulations by the federal and state governments and foreign jurisdictions in which our resort properties are located and in which Vacation Interests are marketed and sold. At the U.S. federal level, the Federal Trade Commission has taken the most active regulatory role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce generally. Other significant U.S. federal legislation to which we are or may be subject includes the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Interstate Land Sales Full Disclosure Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Fair Housing Act, the Americans With Disabilities Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Gramm Leach Bliley Act, the Real Estate Settlement Procedures Act, the Deceptive Mail Prevention and Enforcement Act, the Civil Rights Acts of 1964 and 1968 and federal and state securities laws.

Recent federal legislation amends the Telemarketing Sales Rule, regulated by the Federal Trade Commission, to include provisions for a nationwide telemarketing do-not-call registry. Generally, telemarketers will be prohibited from calling anyone on that registry. Telemarketers must pay a fee to access the registry, and are required to do so on a quarterly basis. Basic provisions of the rules are effective March 31, 2003, with other provisions becoming effective in October 2003 and January 2004. Enforcement of the federal do-not-call provisions will begin in the fall of 2003, and the rule provides for fines of up to $11,000 per violation.

In most states we are required to deliver a disclosure statement, sometimes referred to as a public offering statement or public report, to all prospective purchasers of Vacation Interests, together with certain additional information concerning the terms of the purchase. Laws in most states generally grant the purchaser of a vacation interest the right to cancel a contract of purchase at any time within a period ranging from three to ten calendar days following the later of the date the contract was signed or the date the purchaser received the last of the documents which we are required to provide to the purchaser. Most states have other laws that regulate other activities such as those relating to real estate licensure, exchange program registration, seller of travel licensure, anti-fraud laws, telemarketing and do not call laws, prize, gift and sweepstakes laws and labor laws. Any failure to comply with applicable laws or regulations could have a material adverse effect on our business, results of operations or financial condition.

Certain state and local laws may also impose liability on property developers with respect to construction defects discovered by future owners of such property. Under these laws, future owners of Vacation Intervals may recover amounts in connection with repairs made to a resort as a consequence of defects arising out of the development of the property.

In addition, from time to time, potential buyers of Vacation Interests assert claims with applicable regulatory agencies against Vacation Interest salespersons for unlawful sales practices. These claims could have adverse implications for us in negative public relations, potential litigation and regulatory sanctions.

A number of U.S. federal, state and local laws, including the Fair Housing Amendments Act of 1988 and the Americans with Disabilities Act, impose requirements related to access to and use by disabled persons of a variety of public accommodations and facilities. A determination that our resorts are public accommodations and that we are not in compliance with these accessibility laws could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants. Because some accessibility laws impose ongoing obligations, we are likely to incur additional costs to improve the accessibility of our resorts. These costs, however, are not expected to have a material adverse effect on our business, results of operations or financial condition. Any new legislation may impose further burdens or restrictions on property owners with respect to access by disabled persons. If a homeowners association at a resort were required to make significant improvements as a result of non-compliance with these accessibility laws, special assessments might be needed to fund such improvements, which additional costs might cause Vacation Interests owners to default on their mortgages or cease making required homeowners association assessment payments. In addition, the homeowners association under these circumstances would likely pursue the resort developer to recover the cost of any corrective measures. We are not aware of any non-compliance with accessibility laws that management believes would have a material adverse effect on our business, results of operations or financial condition.

We sell Vacation Interests at our resort locations through employees and independent sales agents. The independent sales agents provide services to us under a contractual agreement, and we believe that they are independent contractors, not employees. Accordingly, we do not withhold payroll taxes from the amounts paid to such independent contractors. In the event the Internal Revenue Service or any state or local taxing authority were to successfully classify such independent sales agents as our employees, rather than as independent contractors, and hold us liable for back payroll taxes, such reclassification could have a material adverse effect on us.

The marketing and sales of the Grand Vacation Club points-based vacation ownership system and our other operations are subject to national and European regulation and legislation. Within the European Community (which includes all the countries in which we conduct our operations), the European Timeshare Directive of 1994 regulates vacation ownership activities. The terms of the Directive require us to issue a disclosure statement providing specific information about our resorts, require a 10-day rescission period and prohibit the acceptance of payments prior to the expiration of that rescission period. Member states are permitted to introduce legislation that is more protective of the consumer when implementing the Directive. Most of our purchasers are residents of the United Kingdom, where the Directive has been implemented by way of an amendment to the Timeshare Act 1992. In the United Kingdom, a 14-day rescission period is mandatory. There are other United Kingdom laws which are applicable to us, including the Consumer Credit Act 1974, the Unfair Terms in Consumer Contracts Regulations 1994 and the Package Travel, Package Holidays and Package Tours Regulations 1992 and various amending legislation. The Timeshare Act 1992 may have an extra-territorial effect in that United Kingdom resident purchasers buying timeshare interests where the accommodation is situated in other European Economic Area States may rely upon it. All the countries in which we operate have consumer and other laws which regulate our activities in those countries. We are founding members of the Organization for Timeshare in Europe which is the European self-regulating trade body for vacation ownership companies. As a member, we are obligated to comply with all laws as well as with certain codes of conduct, including a code of conduct for the operation of points systems, promulgated by the Organization.

Environmental Matters

Under various federal, state, local and foreign environmental, health, safety and land use laws, ordinances, regulations and similar requirements, a current or previous owner or operator of real property may be required to investigate and clean up hazardous substances, wastes or releases of petroleum products at such property and may be held liable to a governmental entity or to third parties for associated damages and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws may impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate the contamination on such property, may adversely affect the owner’s ability to sell or rent such property or to borrow using such property as collateral. Any failure to comply with applicable environmental laws or regulations could have a material adverse effect on our business, results of operations or financial condition.

In connection with the acquisition and development of Embassy Vacation Resort Lake Tahoe and Sunterra Resorts San Luis Bay Inn, several areas of environmental concern have been identified. The areas of concern at Lake Tahoe relate to possible soil and groundwater contamination that has migrated onto the resort site from an underground petroleum storage tank on an adjacent upgradient property. We have been indemnified by the former owner of the upgradient property for certain costs and expenses in connection with the off-site contamination. California regulatory authorities are monitoring the off-site contamination and the parties have taken action to comply with the remedial action plan put in place by the Lahontan Regional Water Quality Control Board. Residual contamination exists on the resort site as a result of leaking underground storage tanks that were removed prior to our acquisition of the resort site. Access to the resort was necessary to install an in-situ groundwater remediation system to enhance remediation effectiveness. This groundwater remediation system consists of three pumping wells and a carbon filtration system. The groundwater will be pumped from the aquifer under the property, treated by the carbon filtration system, and pumped back into the aquifier. This remediation system will operate for approximately two years. We do not believe that we will be held liable for this contamination and do not anticipate incurring material costs in connection with this site. There can be no assurance, however, that the party responsible for the clean up of this contamination will meet its obligations in a complete and timely manner.

San Luis Bay Inn is located in Avila Beach, California. This area has experienced soil and groundwater contamination resulting from nearby oil storage facilities. California regulatory authorities have required the installation of groundwater monitoring wells on the beach near the resort site, among other locations. Remediation has been completed at this site. We do not believe that we are liable for this contamination and do not anticipate incurring material costs in connection with this site. There can be no assurance, however, that claims will not be asserted against us with respect to this matter.

Employees

As of March 31, 2003, we had approximately 4,950 full and part-time employees and engaged approximately 150 independent sales agents to sell Vacation Interests. None of our employees are represented by a labor union and we are not aware of any union organizational efforts with respect to our employees.

Reorganization Under Chapter 11

On July 29, 2002 we and certain of our wholly-owned subsidiaries consummated a joint plan of reorganization under Chapter 11 of the Bankruptcy Code pursuant to an order entered on June 21, 2002 by the U.S. Bankruptcy Court for the District of Maryland (Baltimore Division) approving our joint plan of reorganization. We have been operating out of bankruptcy since July 29, 2002.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reorganization” for a further description of the nature and results of our reorganization and a description of other recent matters impacting our business and results of operations.

Properties

Our principal executive office is located in approximately 52,000 square feet of leased space in North Las Vegas, Nevada. This location also holds our consumer finance and property management operations as well as the majority of our domestic administrative, marketing, legal, construction management, accounting, finance and support operations. Similar functions for Sunterra Europe, our European subsidiary, are housed in approximately 40,000 square feet of leased space in Lancaster, England. We also lease a number of smaller locations including the offices of Sunterra Pacific in Bellevue, Washington, and Resort Management International, Inc. in Carlsbad, California, and have short-term lease agreements for multiple off-premises contact booths and sales centers at various locations. We own a 9,000 square foot building in Sedona, Arizona, where administrative functions relating to our Sedona resorts are housed. We also own an approximately 25,000 square foot building in Orlando, Florida, which, prior to our relocation to North Las Vegas in 2002, was our headquarters. This property is currently being marketed for sale.

As of March 31, 2003, resorts affiliated with Club Sunterra totaled 78 resorts, 46 of which are located in the United States, Canada, the Caribbean and Mexico, and 32 in Europe. In addition to the Club Sunterra resorts, we sell Vacation Interests at four Embassy Vacation Resorts. Two of these properties are located in Hawaii, one in Orlando, Florida and one in Lake Tahoe, California. These four Embassy Vacation Resorts are not included in the following table which shows the number of Club Sunterra affiliated resorts we had as of March 31, 2003, by the state and country of their location:

State	Number of Locations	Country/Region	Number of Locations
Arizona	6	Austria	1
California	4	Balearic Islands	5
Colorado	1	Canada	1
Florida	5	Canary Islands	8
Hawaii	10	England	6
Idaho	1	France	4
Missouri	1	Germany	1
Nevada	2	Italy	1
New Mexico	1	Mexico	2
Oregon	2	Netherlands Antilles	2
South Carolina	1	Portugal	1
Tennessee	3	Scotland	1
Texas	1	Spain	4
Virginia	2
Washington	1

All of the units in our resorts are fully furnished and generally include telephones, televisions, VCRs and stereos, and all but the studio units feature full kitchens. Most of the units contain a washer, dryer and microwave. Many units also include a private deck.

In order to focus our business on those operations which offer a significant opportunity for sustainable growth, we determined during 2000 to seek to maximize the operations and financial performance of so-called “core resorts” and identified several “non-core resorts” that did not provide a suitable platform for our branding affiliation, One World One Club and other strategic initiatives. Our efforts in this regard have focused on the closure of select sales centers and the sale of “non-core resorts” and other assets. Most of the asset sales were completed by the end of 2002, and the few remaining non-core properties are expected to be divested during 2003. Nevertheless, we intend to monitor and measure the operating and financial performance of our core resorts against expectations in order to identify other resorts for possible sale and achieve an optimal resort mix.

Legal Proceedings

In the normal course of business, we are subject to various legal claims and actions. In the opinion of management, taking into account the effect of the plan of reorganization, any liability arising from or relating to these claims, or other claims under the plan, should not materially and adversely affect us, with the possible exception of the matters described below.

In 1996, the State of Hawaii Department of Taxation began audits of Sunterra Pacific and the VTS Operating Fund, Inc. established by Sunterra Pacific as a repository for pass through funds relating to obligations of Sunterra Pacific timeshare owners. On July 20, 2000, the Department of Taxation issued final assessments for general excise and use tax claimed to be owed by Sunterra Pacific for June 30, 1987 through June 30, 1999. The assessments for back taxes, penalties and interest total approximately $5.76 million. In a parallel audit of the VTS Operating Fund, the Department of Taxation issued proposed assessments for general excise and use tax for the period June 30, 1994 through June 30, 1998. These assessments for back taxes, penalties and interest total approximately $1.35 million. Sunterra Pacific disputes many of the assessments described above and is currently attempting to resolve the payment of the assessments. Sunterra representatives continue to work with representatives from the Department of Taxation to discuss the assessments and the possibility of settlement.

Sunterra Pacific, as Manager of the VTS Program, filed an arbitration proceeding against the VTS Owners Association Board of Directors alleging it declined to renew its management agreement with Sunterra Pacific without reasonable cause. The Board filed a counter petition alleging cause. The parties have agreed to an indefinite stay of the arbitration proceedings, which the arbitrators confirmed February 26, 2003, so that the parties may pursue settlement negotiations.

Sunterra licensed certain computer software under a software license granted by RCI Technology Corp., formerly known as Resort Computer Corporation. That software was the foundation for our integrated computer system, which manages a wide range of hospitality functions, such as reservations, inventory control, sales commissions, Club Sunterra operations, housekeeping and marketing. RCI Technology filed a motion in our bankruptcy proceedings alleging that the license agreement should be deemed rejected, which RCI Technology asserted would have the effect of terminating the license. We opposed the motion, and the Bankruptcy Court ruled in our favor and denied RCI Technology’s motion. On June 14, 2002, RCI Technology filed a notice of appeal of the Bankruptcy Court’s decision. On January 10, 2003, the United States District Court of Maryland affirmed the order of the Bankruptcy Court, denying RCI Technology’s motion. RCI Technology has further appealed that decision to the United States Court of Appeals for the Fourth Circuit, and that appeal is expected to be heard in the second or third quarter of 2003. Although our new “ATLAS” computer system, when fully implemented, is intended to fully replace any software based on the RCI Technology system, a victory by RCI Technology in this litigation prior to full implementation of ATLAS could have a material adverse effect on us.

On November 13, 2000, a Consolidated Amended Class Action Complaint was filed in the United States District Court for the Middle District of Florida (Orlando Division), relating to a putative securities fraud class action brought on behalf of purchasers of our common stock for the period from October 8, 1998 through January 19, 2000. Shortly after the class period, fifteen cases were filed in the district court and were consolidated. Originally, Sunterra and several of its officers and directors were named as defendants in the consolidated cases. Following our filing for bankruptcy protection, the consolidated cases were automatically stayed against us in accordance with the Bankruptcy Code Section 362. The complaint named former officers and two former directors of Sunterra as defendants, as well as Arthur Andersen, LLP, our independent auditors during the class period. In or about the spring of

2001, all of the defendants moved to dismiss the complaint. On March 12, 2002, the district court entered an order dismissing the complaint against each of the defendants without prejudice. A Second Consolidated Amended Class Action Complaint was filed in the district court on July 3, 2002, which was dismissed without prejudice on April 14, 2003. A Third Amended Class Action Complaint was filed on April 28, 2003. All defendants are prior directors or officers of Sunterra. None of the defendants were with Sunterra in any capacity after the effective date of the plan of reorganization. Sunterra is no longer a party to this action. Certain of the defendants have filed general unsecured claims for indemnity with respect to this action which, if allowed, would be satisfied pro rata from the approximate 2 million shares of our new common stock to be distributed to holders of pre-petition general unsecured claims. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reorganization.”

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with “Selected Financial Data,” and our financial statements and related notes and the other financial data included elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth herein under “Risk Factors.” See the “Special Note Regarding Forward Looking Statements” at the beginning of this prospectus. For purposes of discussion of results of operations, the combined results of operations for the seven months ended July 31, 2002 (Predecessor) and the five months ended December 31, 2002 (Successor), have been compared to the years ended December 31, 2001 (Predecessor) and 2000 (Predecessor).

Overview

Our operations consist of:

•	acquiring, developing and operating vacation ownership resorts,

•	marketing and selling Vacation Interests to the public at our resort locations and off-site sales centers,

•	providing consumer financing to individual purchasers of Vacation Interests,

•	providing resort rental, management, maintenance and collection services for which we receive fees paid by the resorts’ homeowners associations, and

•	operating our Club Sunterra membership program.

We recorded a net loss of $6.2 million for the quarter ended March 31, 2003, including $6.0 million of non-cash transactions (comprised of $3.0 million of depreciation and amortization, $2.2 million in amortization of capitalized financing costs, and $0.8 million of amortization of capitalized loan origination and portfolio premium costs). We recorded net income totaling $307.7 million for the year ended December 31, 2002, including gains on cancellation and settlement of debt totaling $253.9 million and fresh-start adjustments of $112.7 million in conjunction with our emergence from bankruptcy. The results of operations also included $51.9 million in charges relating to the bankruptcy and our restructuring efforts in 2002, including movement of our headquarters to North Las Vegas, Nevada. We incurred significant net losses totaling $71.5 million and $375.7 million for the years ended December 31, 2001 and 2000, respectively. The fiscal year 2001 net loss included significant charges for (i) advertising, sales and marketing expenses of $104.3 million, (ii) general and administrative expenses of $76.1 million and (iii) reorganization expenses of $50.4 million. The fiscal year 2000 net loss included significant charges for (i) advertising, sales and marketing expenses of $150.7 million, (ii) general and administrative expenses of $117.2 million, (iii) other reorganization expenses and restructuring costs of $38.7 million and (iv) loss on impairment of properties, equipment and goodwill and development costs of $122.3 million. The net loss for fiscal year 2000 also includes charges totaling $30.0 million to reflect impairment loss on retained interests in mortgages receivable sold. See the additional discussion below under “Results of Operations.” The results for all three years shown in the accompanying consolidated statements of operations reflect the substantial efforts during our entering into, and emergence from, Chapter 11 bankruptcy (see “Reorganization” below).

Reorganization

As a result of the defaults on our senior unsecured notes and our secured credit facilities, on May 31, 2000 we sought protection under Chapter 11 of the Bankruptcy Code in order to restructure existing debt and maximize existing cash.

Following a hearing on June 20, 2002, the Bankruptcy Court entered an order on June 21, 2002 confirming our plan of reorganization filed on January 31, 2002, as amended. We subsequently fulfilled the conditions to the effectiveness of the plan of reorganization and on July 29, 2002 emerged from Chapter 11. See Note 2 to the accompanying consolidated financial statements for a summary of certain provisions of the plan.

Our plan of reorganization provided for the discharge of pre-petition claims and equity interests and for distributions to our pre-petition creditors, which are briefly summarized below:

•	all of our old common stock and options and warrants exercisable for our old common stock were cancelled;

•	our former publicly held notes of approximately $478 million were discharged in exchange for approximately 18 million shares of our new common stock and holders of our former convertible subordinated notes received five year warrants to purchase up to 600,000 shares of our common stock at an exercise price of $20.00 per share;

•	pre-petition general unsecured claims were extinguished in exchange for up to approximately 2 million shares of our new common stock to be distributed to holders of allowed claims on a pro rata basis;

•	former note holders and holders of pre-petition general unsecured claims also are entitled to receive certain non-transferable beneficial interests in a litigation trust formed pursuant to the plan to which certain pre-petition claims were transferred pursuant to the plan; and

•	certain pre-petition secured creditors received new secured debt.

Also, in connection with the effectiveness of the our plan of reorganization we:

•	amended and restated our Bylaws and also filed Articles of Amendment and Restatement with the Maryland State Department of Assessments and Taxation authorizing an aggregate of 30,000,000 shares of new common stock, par value $0.01 per share;

•	entered into a financing facility with Merrill Lynch Mortgage Capital, Inc., as agent and lender, with a maximum availability of $300 million to be used to make cash payments required under the plan and for general corporate and working capital purposes. As part of this financing facility, Merrill Lynch Mortgage Capital, Inc. was granted warrants exercisable for the purchase of 1,190,148 shares of new common stock at an exercise price of $15.25 per share (the deemed value of the shares for purposes of the plan), subject to adjustment under certain anti-dilution provisions of the warrant agreement;

•	adopted the Sunterra Corporation 2002 Stock Option Plan, under which we may grant certain directors, officers, employees, advisors and independent consultants options to purchase shares of new common stock and reserved 2,012,821 shares of new common stock for issuance under this plan; and

•	entered into a Registration Rights Agreement with Merrill Lynch and certain holders of new common stock, which provides that we will file this shelf registration statement under the Securities Act of 1933 within 45 days of the filing of our Annual Report on Form 10-K for fiscal 2002, to register the resale of shares of new common stock by certain holders.

Further, on July 29, 2002, all existing members of our Board of Directors were deemed to have resigned and the new Board of Directors designated pursuant to the plan took office.

Fresh-start Reporting and Factors Affecting Comparability of Financial Information

Upon emergence from our Chapter 11 proceedings, we adopted the principles of fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting By Entities in Reorganization Under the Bankruptcy Code.” For financial reporting purposes, we adopted the provisions of fresh-start reporting effective July 31, 2002. Accordingly, all assets and liabilities were restated to reflect their respective fair values. See Note 3 to the consolidated financial statements included in this prospectus for a discussion of the fresh-start adjustments. References to “Predecessor” refer to Sunterra and its subsidiaries through July 31, 2002. References to “Successor” refer to Sunterra and its subsidiaries on or after August 1, 2002, after giving effect to the implementation of fresh-start reporting. Successor consolidated financial statements are not comparable to Predecessor consolidated financial statements.

Critical Accounting Policies and Significant Estimates

This discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to bad debts and the retained interests in mortgages receivable sold. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results form the basis for judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that our accounting policies described below under Revenue Recognition, Retained Interest in Mortgages Receivable Sold, Mortgages and Contracts Receivable and Allowance for Loan and Contract Losses, Real Estate and Development Costs, Intangible Assets and Vacation Allowance on net Deferred Tax Assets, fall within the Securities and Exchange Commission’s definition of “critical accounting policies.”

Revenue Recognition

Vacation Interest sales

We follow the guidelines of Statement of Financial Accounting Standards (SFAS) No. 66, “Accounting for Sales of Real Estate.” In accordance with SFAS No. 66, we recognize sales of Vacation Interests in the United States on an accrual basis after (i) a binding sales contract has been executed, (ii) a 10% minimum down payment has been received, (iii) the rescission period has expired, (iv) collectibility of the receivable representing the remainder of the sales price is reasonably assured, and (v) we have completed substantially all of our obligations with respect to any development related to the real estate sold (i.e., construction is substantially complete and certain minimum project sales levels have been met). If all the criteria are met except that construction is not substantially complete, then revenues are recognized on the percentage of completion (cost to cost) basis. For sales that do not qualify for either accrual or percentage of completion accounting, all revenue is deferred using the deposit method.

Our European operations recognize Vacation Interests revenue after the rescission period expires and upon receipt of all purchase consideration, usually subsequent to the closing of a mortgage loan provided to the customer by a third party. Our European operations do not sell Vacation Interests in properties prior to completion of construction and do not record deferred revenue.

Vacation Interest lease revenue

Transactions involving Vacation Interests in certain Caribbean locations are legally structured as long-term lease arrangements for either 99 years or a term expiring in 2050. The Vacation Interests subject to such leases currently revert to us at the end of the lease terms. These transactions are accordingly accounted for as operating leases, with the sales value of the intervals recorded as deferred revenue at the date of execution of the transactions. Revenue deferred under these arrangements is amortized on a straight-line method over the term of the lease agreements. In addition, in our capacity as the homeowners association for these resorts, we collect maintenance fees from the lessees on these properties, which are accrued as earned and included in Vacation Interest lease revenue. The direct marketing costs of the lease contracts are also deferred and amortized over the term of the leases.

Club Sunterra revenue

Revenue on the upgrade of Vacation Interval ownership to Club Sunterra membership is deferred and amortized over ten years. Club Sunterra membership annual dues are accrued as earned.

Resort rental revenues and management service revenue

We rent unsold Vacation Interests on a short-term basis. This resort rental revenue is accrued as earned. Property management fee revenues are accrued as earned in accordance with the management contracts.

Interest revenue

Mortgages and contracts receivable interest is accrued as earned based on the contractual provisions of the mortgages and contracts. Interest accrual is suspended on mortgages and contracts receivable that are at least 180 days delinquent or are a first payment default.

Other revenue

Included in other revenue is revenue on sales of one-week leases and mini-vacations that allow prospective owners to sample a resort property and which is deferred until the vacation is used by the customer or the expiration date of the mini-vacation passes.

Other revenue also includes nonrefundable commissions earned by our European subsidiary on the origination of loans to customers by a third party to finance purchases of Vacation Interests. The commission revenue is recorded upon recognition of the related Vacation Interest sales revenue.

Retained Interests in Mortgages Receivable Sold

Retained interests in mortgages receivable sold are generated upon sale of mortgages receivable and represent the net present value of the expected excess cash flow to us after repayment by the purchaser of principal and interest on the obligations secured by the sold mortgages receivable. The retained interests are classified as trading securities based on our intent and the existence of prepayment options. Retained interests are marked to fair value at each reporting date based on certain assumptions and the adjustments, if any, are reported as a component of operating income (loss).

Mortgages and Contracts Receivable and Allowance for Loan and Contract Losses

Mortgages and contracts receivable are recorded at amortized cost, including deferred loan and contract origination costs, less the related allowance for loan and contract losses. Loan and contract origination costs incurred in connection with providing financing for Vacation Interests are capitalized and amortized over the term of the mortgages or contracts receivable as an adjustment to interest income on mortgages and contracts receivable using the effective interest method. We recorded a premium in fresh-start accounting on mortgages and contracts receivable of $10.7 million as of July 31, 2002. This amount will be amortized over the estimated life of the related mortgages and contract receivable portfolio as an adjustment to interest income.

We provide for estimated mortgages receivable cancellations and defaults at the time the Vacation Interest sales are recorded by a charge to operations and a credit to an allowance for loan losses. A similar loss allowance is provided for certain interval transactions structured as long-term operating lease arrangements by a charge to deferred lease revenue, which is included in deferred revenue on the consolidated balance sheets, and a credit to an allowance for loan losses. We perform an analysis of factors such as economic conditions and industry trends, defaults, past due agings and historical write-offs of mortgages and contracts receivable to evaluate the adequacy of the allowance.

We charge off mortgages and contracts receivable upon default on the first scheduled principal and interest payment (first payment defaults) or 180 days of contractual delinquency. Vacation Interests recovered on defaulted mortgages receivable are recorded in real estate and development costs and as a reduction of loan charge-offs at the lower of historical cost or fair market value of Vacation Interests at the respective property. All collection and foreclosure costs are expensed as incurred.

Real Estate and Development Costs

Real estate and development costs are valued at the lower of cost or fair value. Development costs include both hard and soft construction costs, and together with real estate costs, are allocated to Vacation Interests. Interest, taxes and other carrying costs incurred during the construction period are capitalized and such costs incurred on completed Vacation Interest inventory are expensed. Costs are allocated to units sold on the relative sales value method. During the fourth quarter 2002, management obtained information necessary to complete its evaluation of the fair value of the real estate and development costs. The recorded cost was adjusted to the estimated fair value as of July 31, 2002, in connection with adoption of fresh-start accounting.

Intangible Assets

Our 2002 financial statements have been presented in conformity with American Institute of Certified Public Accountants’ Statement of Position (SOP) 90-7, “Financial Reporting By Entities In Reorganization Under the Bankruptcy Code,” as amended. In accordance with SOP 90-7, we were required to adopt ‘fresh-start’ accounting, under which all assets and liabilities are restated to reflect their fair value. Intangible assets at December 31, 2002 include reorganization value in excess of identifiable assets totaling $154.0 million. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we will review goodwill, along with other long-lived assets, for impairment periodically. Impairment exists when future undiscounted cash flows are not sufficient to recover the carrying amount of the related asset.

The remainder of the balance in Intangible Assets represents the remaining unamortized cost relating to certain intellectual property. These balances are being amortized monthly and will be fully amortized in mid 2004.

Valuation Allowance on Net Deferred Tax Assets

We account for income taxes in accordance with the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our consolidated financial statements or tax returns. Net deferred tax assets are evaluated for expected future realization, which is dependent on our ability to generate such future taxable income sufficient to utilize these assets. A valuation allowance is recorded against net deferred tax assets to the extent they are estimated to be less than likely to be realized.

Results of Operations

The following table sets forth certain operating information for the quarters ended March 31, 2003 (Successor) and 2002 (Predecessor) and for fiscal years 2002, 2001 and 2000. For purposes of discussion of results of operations, the combined results of operations for the seven months ended July 31, 2002 (Predecessor) and the five months ended December 31, 2002 (Successor), have been compared to the years ended December 31, 2001 (Predecessor) and 2000 (Predecessor):

	Quarters Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001	2000
As a percentage of total revenues:
Vacation Interest sales	63.4%	59.7%	64.8%	61.0%	65.0%
Vacation Interest lease revenue	5.9	3.9	3.8	4.0	2.3
Club Sunterra revenue	3.5	3.0	2.6	2.5	2.4
Resort rental revenue	4.4	5.9	4.2	4.5	4.7
Management service revenue	6.9	8.9	6.8	7.8	6.9
Interest revenue	9.6	11.9	10.8	11.2	9.2
Other revenue	6.4	6.8	6.9	9.0	9.5

Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%

As a percentage of Vacation Interest sales:
Vacation Interests cost of sales	19.2%	22.4%	20.3%	20.6%	45.6%
Advertising, sales and marketing	65.9	67.0	63.1	62.7	80.5
Maintenance fees and subsidy expense	6.8	8.0	6.6	8.5	8.9
Provision for doubtful accounts and loan losses	1.6	3.8	3.3	9.5	18.1

As a percentage of total revenues:
General and administrative	30.1%	31.6%	27.1%	27.9%	40.7%
Loan portfolio expenses	4.7	5.6	4.7	4.1	2.9
Depreciation and amortization	4.7	5.8	4.7	6.8	9.6
Interest expense	9.4	7.6	6.8	7.5	14.8
Reorganization expenses	0.5	(11.8)	(115.5)	18.5	27.1
Restructuring expenses	1.3	—	2.2	—	2.1
Impairment write-down of assets	—	—	—	—	13.0
Impairment loss on retained interests in mortgages receivable sold	—	—	—	—	10.4
Loss on abandonment of property and equipment	—	—	—	—	0.3
Total costs and operating expenses	110.0	99.1	(9.6)	126.6	220.4

Comparison of the Three Months Ended March 31, 2003 to the Three Months Ended March 31, 2002

We achieved total revenues of $63.3 million for the three months ended March 31, 2003, compared to $58.8 million for the three months ended March 31, 2002, an increase of 7.7%. Overall revenues for domestic operations increased 5.8% to $42.2 million for the three months ended March 31, 2003 compared to $40.0 million for the three months ended March 31, 2002, and revenues from foreign operations increased by $2.2 million, or 11.9%, to $21.1 million for the three months ended March 31, 2003.

Vacation Interest sales were $40.1 million for the three months ended March 31, 2003, an increase of $5.0 million or 14.4%, compared to $35.1 million for the three months ended March 31, 2002. This increase is the result of continued higher investments in and focus on advertising, sales and marketing efforts.

Vacation Interest lease revenues increased $1.5 million, or 63.5%, to $3.8 million for the three months ended March 31, 2003 from $2.3 million for the three months ended March 31, 2002. The increase is attributable to a larger owner base at certain Caribbean properties versus the prior years and resulting higher overall levels of maintenance fees in 2003, completion of additional units which became available for lease in the fourth quarter 2002, and restructuring of the regional sales staff, offset by one-time maintenance fees billed to owners of certain Caribbean properties in 2002.

Club Sunterra revenues of $2.2 million for the three months ended March 31, 2003 were $0.4 million higher than the $1.8 million recognized in the three months ended March 31, 2002, due to an increase in club memberships.

Resort rental revenues for the three months ended March 31, 2003 and 2002 were $2.8 million and $3.4 million, respectively. The $0.6 million or 19.6% decrease is attributable to the sale of the Carambola Beach Resort located in St. Croix, U.S. Virgin Islands, in August 2002.

Management services revenues fell by $0.8 million to $4.4 million for the three months ended March 31, 2003. This decrease from $5.2 million for the first quarter 2002 was driven by non-renewals of certain management contracts.

Interest revenues, primarily from financing provided to purchasers and lessees of Vacation Interests, decreased 13.1% to $6.1 million for the three months ended March 31, 2003 from $7.0 million for the three months ended March 31, 2002. The decrease resulted from continued higher levels of prepayments, as well as amortization of premium recorded in connection with the fair market value adjustment recorded upon our emergence from Chapter 11.

Other revenues, which mainly consists of sampler vacation program revenues, travel service revenue, resort amenity income and finance commissions, remained steady at $4.1 million for the three months ended March 31, 2003 versus $4.0 million for the three months ended March 31, 2002.

Vacation Interest cost of sales of $7.7 million for the three months ended March 31, 2003 decreased $0.2 million, or 2.1%, from $7.9 million for the three months ended March 31, 2002. As a percentage of Vacation Interest sales for the three months ended March 31, 2003 and 2002, Vacation Interest cost of sales was 19.2% and 22.4%, respectively. This decrease (as a percentage of Vacation Interest sales) is due to our fresh start adjustments to real estate and development costs in the fourth quarter of 2002.

For the three months ended March 31, 2003, advertising, sales and marketing costs were $26.4 million or 65.9% of Vacation Interest sales compared to $23.5 million and 67.0%, respectively, for the three months ended March 31, 2002. The $2.9 million increase is attributed to our decision to increase investments in advertising, sales and marketing to stimulate Vacation Interest sales.

The provision for doubtful accounts and loan losses was $0.6 million for the three months ended March 31, 2003 compared to $1.3 million for the three months ended March 31, 2002. Of these amounts, $0.5 million and $1.1 million for the three months ended March 31, 2003 and 2002, respectively, related to mortgages and contracts receivable. The allowance for mortgages and contracts receivable at March 31, 2003 was $30.9 million, representing approximately 15.0% of the total portfolio outstanding at that date, compared to $32.4 million and 15.2% at December 31, 2002. The decrease in the provision for doubtful accounts and loan losses reflect continuing improvements resulting from our various initiatives, including standardization of underwriting procedures (including higher levels of purchasers’ overall creditworthiness), more timely correspondence with customers whose mortgages and contracts are delinquent, and higher down payments being obtained upon initial sales and leases. We have also benefited from customers prepaying their receivables at higher rates than in the past. Additionally, we have placed more emphasis on timely foreclosures and writing-off delinquent receivables. The remainder of the provision for doubtful accounts of $0.1 million for the three months ended March 31, 2003 and $0.2 million for the three months ended March 31, 2002 represents estimated uncollectible amounts due from homeowner associations and other receivables.

Loan portfolio expenses decreased 9.7% to $3.0 million for the three months ended March 31, 2003 from $3.3 million for the three months ended March 31, 2002. This improvement is attributable to stabilization of the collections and underwriting process as a result of our initiatives noted above.

General and administrative expenses for the three months ended March 31, 2003, held relatively steady at $19.0 million, a slight 2.6% increase from $18.6 million for the three months ended March 31, 2002. As a percentage of total revenues, general and administrative expenses were 30.1% and 31.6% for the three months ended March 31, 2003 and 2002, respectively.

Depreciation and amortization expense decreased 12.4%, or $0.4 million, to $3.0 million for the three months ended March 31, 2003 from $3.4 million for the three months ended March 31, 2002, resulting from the disposition of certain properties in 2002, as well as fresh start adjustments to property and equipment in third quarter 2002.

Interest expense for the three months ended March 31, 2003, net of capitalized interest of $0, was $6.0 million, compared to $4.5 million, net of capitalized interest of $0.1 million, for the three months ended March 31, 2002. The increase was primarily attributable to increased borrowings under our financing facilities in first quarter 2003 ($225.1 million as of March 31, 2003) versus borrowings under our debtor-in-possession financing facility during the prior year ($147.0 million at March 31, 2002).

Reorganization costs were $0.3 million in the first quarter 2003. Due to a gain on settlement of debt of $13.6 million offset against reorganization costs of $6.7 million, reorganization expenses were ($7.0 million) in the three months ended March 31, 2002. Excluding the gain on settlement of debt in the first quarter 2002, reorganization costs decreased $6.4 million, or 94.3%, a direct result of our emergence from bankruptcy on July 29, 2002.

Restructuring expenses of $0.9 million for the three months ended March 31, 2003, related to the implementation of a new strategic plan, which included streamlining of our legal structure as well as relocation of our headquarters and the related personnel to Las Vegas, Nevada. No restructuring costs were recorded in the first quarter 2002.

Comparison of the year ended December 31, 2002 to the year ended December 31, 2001

We achieved total revenues of $281.6 million for the year ended December 31, 2002, compared to $272.4 million for the year ended December 31, 2001, an increase of $9.2 million, or 3.4%. Overall revenues for domestic operations increased $2.1 million, or 1.2% to $183.8 million for the year ended December 31, 2002 compared to $181.7 million for the year ended December 31, 2001, while revenues from foreign operations increased 7.8% to $97.8 million for the year ended December 31, 2002 from $90.7 million for the prior year, due in part to the acquisition of several resorts in 2002.

Vacation Interest sales of $182.5 million for the year ended December 31, 2002 increased by $16.2 million, or 9.7%, compared to sales of $166.3 million for the year ended December 31, 2001. Domestic Vacation Interest sales rose $10.3 million, or 11.2% to $102.6 million, versus $92.3 million in the prior year, and foreign Vacation Interest sales rose from $74 million for the year ended December 31, 2001 to $79.9 million for the year ended December 31, 2002, an increase of 8.0%. The positive change is due to a more stable travel climate in the last two quarters of 2002 versus the prior year following the September 11, 2001 terrorist attacks, our emergence from Chapter 11 bankruptcy, and acquisitions by our European operations, partially offset by the sale of several resorts in the United States.

Further impacting Vacation Interest sales during 2001, the Bankruptcy Court issued an order in November 2000 requiring us to provide certain consumers with renewed rescission rights for timeshare transactions entered into but not consummated fully prior to the date we filed for bankruptcy protection. As a result, $31 million in Vacation Interest revenue was converted to pending sales. The reconfirmation acceptance for these transactions was substantially completed in 2001, and Vacation Interest sales of $16.8 million were recognized in 2001 for customers that elected not to rescind.

Vacation Interest lease revenue decreased $0.2 million, or 1.8%, to $10.7 million for the year ended December 31, 2002 from $10.9 million for the year ended December 31, 2001. This decrease is attributable to one-time assessments billed to the owners of certain Caribbean properties in 2001.

Club Sunterra revenue earned of $7.4 million for the year ended December 31, 2002 was $0.6 million higher than revenues earned for the year ended December 31, 2001 of $6.8 million, reflecting increased membership in 2002 from 2001.

Resort rental revenue decreased 2.4% to $12.0 million for the year ended December 31, 2002 from $12.3 million for the year ended December 31, 2001, primarily as a result of the decrease in the number of company-owned Vacation Interests available for rental due to on-going sales of Vacation Interests and the disposition of certain resort properties in 2002 and 2001, and decreased levels of domestic travel in the first two quarters of 2002.

Management services revenues were $19.1 million in 2002, versus $21.0 million the prior year. The 8.7% decrease relates to the discontinuance of management contracts on several resorts in 2002.

Interest revenues, primarily from financing provided to purchasers and lessees of Vacation Interests, remained stable at $30.4 million for the year ended December 31, 2002 compared to $30.5 million for the year ended December 31, 2001.

Other income, which mainly consists of sampler vacation program revenues, travel service revenue, resort amenity income and finance commissions, fell by $5.1 million, or 20.7% to $19.5 million, for the year ended December 31, 2002 from $24.6 million for the year ended December 31, 2001. This decline is due principally to decreases in finance commissions and travel service revenue.

Vacation Interest cost of sales of $37.0 million for the year ended December 31, 2002 increased $2.7 million, or 7.9%, from $34.3 million for the year ended December 31, 2001. As a percentage of Vacation Interest sales for the years ended December 31, 2002 and 2001, Vacation Interest cost of sales was 20.3% and 20.6%, respectively. The $2.7 million increase is consistent with the rise in Vacation Interest sales noted above.

For the year ended December 31, 2002, advertising, sales and marketing costs were $115.2 million or 63.1% of Vacation Interest sales compared to $104.3 million or 62.7% for the year ended December 31, 2001. This represents a $10.9 million or 10.5% increase from 2001. This increase was driven by higher Vacation Interest sales and new marketing programs which offset the closing of certain sales centers and the elimination or revision of sales and the implementation of marketing and incentive programs that were deemed not to be cost effective.

Maintenance fees and subsidy expense decreased 14.8%, or $2.1 million, to $12.0 million for the year ended December 31, 2002 from $14.1 million for the year ended December 31, 2001 and totaled 6.6% of Vacation Interest sales for the year ended December 31, 2002 as compared to 8.5% for the year ended December 31, 2001. The decrease was primarily the result of a decrease in the number of Company-owned Vacation Interests (due to ongoing sales and the disposition of certain resort properties in 2001 and 2002) and decreases in developer subsidies and guarantees.

The provision for doubtful accounts and loan losses was $6.1 million for the year ended December 31, 2002 compared to $15.8 million for the year ended December 31, 2001. Of these amounts, $5.0 million and $10.6 million for 2002 and 2001, respectively, related to mortgages and contracts receivable. The resulting allowances for mortgages and contracts receivable at December 31, 2002 and 2001 were $32.4 million and $36.2 million, respectively, representing approximately 16.3% and 17.3%, respectively, of the gross mortgages and contracts receivable outstanding at those dates. The balance of the provision for doubtful accounts of $1.1 million for 2002 and $5.2 million for 2001 represents provisions for estimated uncollectible amounts due from homeowner associations and for other receivables.

Loan portfolio expenses increased 19.3% to $13.2 million for the year ended December 31, 2002 from $11.0 million for the year ended December 31, 2001. The overall increase is attributable to efforts in maximizing collections on delinquent accounts and recovering our Vacation Interests from defaulted loans and contracts, as well as improving loan and contract administration.

General and administrative expenses increased $0.2 million to $76.3 million for the year ended December 31, 2002 from $76.1 million for the year ended December 31, 2001. As a percentage of total revenues, general and administrative expenses improved to 27.1% for 2002 from 27.9% for 2001 and reflect our efforts to contain expenses following our exit from Chapter 11 on July 29, 2002.

Depreciation and amortization expense decreased 27.6%, or $5.1 million, to $13.3 million for the year ended December 31, 2002 from $18.4 million in 2001, primarily as a result of reduction in the basis of fixed assets due to fresh-start adjustments. Additionally, no depreciation was recorded in 2002 for certain property and equipment with a net book value of $14.0 million that were designated as held for sale.

Interest expense for the year ended December 31, 2002, net of capitalized interest of $0.3 million, was $19.0 million, compared to $20.5 million, net of capitalized interest of $0.4 million, for the year ended December 31, 2001. The decrease was primarily attributable to settlement of debt using proceeds from our financing facility with Merrill Lynch Mortgage Capital, Inc. Contractual interest on these obligations of $23.6 million in 2002 and $40.4 million in 2001 was unaccrued due to our bankruptcy filing.

Reorganization costs for the year ended December 31, 2002 of $325.2 million included $345.4 million in income from adjustments related to the implementation of fresh-start accounting upon our emergence from Chapter 11, primarily attributable to the cancellation of pre-petition liabilities. Excluding the effect of these adjustments, reorganization costs were $20.2 million, representing a decrease of $30.2 million or 60.0% compared to $50.4 million for the year ended December 31, 2001. The decrease is primarily due to a $21.2 million gain on debt restructuring recorded in 2002 and decreases in professional fees and other reorganization costs.

We incurred restructuring costs of $6.1 million for the year ended December 31, 2002 related to the implementation of our new strategic plan, which included streamlining of our legal structure and relocation of our headquarters to North Las Vegas, Nevada and expenditures related to ATLAS, the software which we use for many of our operating activities. No restructuring costs were recorded in fiscal year 2001.

We recorded provisions for income taxes of $6.0 million and $2.7 million for 2002 and 2001, respectively, primarily related to our European operations. The income tax benefits arising from the substantial operating losses for these years have been offset by a valuation allowance taken against the resulting deferred tax assets, the future realization of which is currently considered less than likely.

Comparison of the year ended December 31, 2001 to the year ended December 31, 2000

We achieved total revenues of $272.4 million for the year ended December 31, 2001, compared to $288.1 million for the year ended December 31, 2000, a decrease of 5.4%. Overall revenues for domestic operations fell 9.9% to $181.7 million for the year ended December 31, 2001 compared to $201.7 million for the year ended December 31, 2000, while revenues from foreign operations increased 5.0% to $90.7 million for the year ended December 31, 2001.

Vacation Interest sales of $166.3 million for the year ended December 31, 2001 decreased by $20.9 million, or 11.2%, compared to sales of $187.2 million for the year ended December 31, 2000. The decrease is attributable to domestic operations, which saw Vacation Interest revenues decline by $22.5 million due to the uncertainty surrounding our status as a debtor-in-possession, the impact of the terrorists’ attacks on the travel and leisure industry following September 11, 2001, implementation of revised credit and underwriting policies during 2001 (resulting in lower sales to potential higher-risk customers), less spending on sales and marketing activities, the closing of sales centers at off-site locations and certain resort locations and discontinued sales efforts for properties designated for disposal. Vacation Interest sales from foreign operations increased by $1.6 million in 2001.

Further impacting Vacation Interest sales during 2000, the Bankruptcy Court issued an order (in November 2000) to provide certain consumers with renewed rescission rights for timeshare transactions entered into but not consummated fully prior to the Petition Date. As a result, $31.0 million in revenue was converted to pending sales. The reconfirmation acceptance for these transactions was substantially completed in 2001 and Vacation Interest sales of $16.8 million were recognized in 2001 for customers that elected not to rescind.

Vacation Interest lease revenue increased $4.4 million, or 67.3%, to $10.9 million for the year ended December 31, 2001 from $6.5 million for the year ended December 31, 2000. The increase is primarily attributable to additional assessments charged to owners of certain Caribbean properties in 2001.

Club Sunterra revenue earned of $6.8 million for the year ended December 31, 2001 was $0.2 million lower than membership fees earned for the year ended December 31, 2000 of $7.0 million, despite a 12% increase in club membership. Certain sales incentives that directly contributed to membership fee revenue were discontinued in 2000.

Resort rental revenue decreased 8.7% to $12.3 million for the year ended December 31, 2001 from $13.5 million for the year ended December 31, 2000, primarily as a result of the decrease in the number of Company-owned Vacation Interests available for rental due to on-going sales of Vacation Interests and the disposition of certain resort properties in 2000 and 2001.

Interest revenue, primarily from financing provided to purchasers and lessees of Vacation Interests, increased 15.1% to $30.5 million for the year ended December 31, 2001 from $26.5 million for the year ended December 31, 2000. The increase largely resulted from an accretion in residual interests retained for mortgages receivable sold.

Other revenue, which mainly consists of sampler vacation program revenues, travel service revenue, resort amenity income and finance commissions, fell by 10.1% to $24.6 million for the year ended December 31, 2001 from $27.4 million for the year ended December 31, 2000. This decrease is primarily due to the recognition of revenue resulting from the expiration of pre-sold sampler programs in 2000.

Vacation Interest cost of sales of $34.3 million for the year ended December 31, 2001 decreased $51.0 million, or 59.8%, from $85.3 million for the year ended December 31, 2000. As a percentage of Vacation Interest sales for the years ended December 31, 2001 and 2000, Vacation Interest cost of sales was 20.6% and 45.6%, respectively. This decrease is primarily attributable to a $39.6 million impairment write-down of real estate and development costs recorded in 2000. No such write-downs were recorded in 2001. Excluding the impairment write-down, Vacation Interest cost of sales was 20.6% and 24.5% of Vacation Interest sales for the years ended December 31, 2001 and 2000, respectively. The remaining decrease of $11.4 million relates to the decline in Vacation Interest sales from 2000 to 2001 and a product mix that reflects the disposition of certain non-core properties.

Maintenance fees and subsidy expense decreased 15.6%, or $2.6 million, to $14.1 million for the year ended December 31, 2001 from $16.7 million for the year ended December 31, 2000 and totaled 8.5% of Vacation Interest sales for the year ended December 31, 2001 as compared to 8.9% for the year ended December 31, 2000. The decrease was primarily the result of a decrease in the number of Company-owned Vacation Interests (due to ongoing sales and the disposition of certain resort properties in 2000 and 2001) and decreases in developer subsidies and guarantees.

The provision for doubtful accounts and loan losses was $15.8 million for the year ended December 31, 2001 compared to $34.0 million for the year ended December 31, 2000. Of these amounts, $10.6 million and $24.5 million for 2001 and 2000, respectively, related to mortgages and contracts receivable. The resulting allowances for mortgages and contracts receivable at December 31, 2001 and 2000 were $36.2 million and $37.3 million, respectively, representing approximately 17.3% and 16.5%, respectively, of the total portfolio outstanding at those dates. The balance of the provision for doubtful accounts of $5.2 million for 2001 and $9.5 million for 2000 represents estimated uncollectible amounts due from homeowner associations and other receivables.

For the year ended December 31, 2001, advertising, sales and marketing costs were $104.3 million or 62.7% of Vacation Interest sales compared to $150.7 million or 80.5% for the year ended December 31, 2000. This represents a $46.4 million or 30.8% decrease from 2000, with domestic operations accounting for $47.1 million of the change. This decrease was primarily a result of the decrease in Vacation Interest sales, the closing of certain sales centers and the elimination or revision of sales and marketing and incentive programs that were deemed not to be cost effective.

General and administrative expenses decreased $41.1 million or 35.1% to $76.1 million for the year ended December 31, 2001 from $117.2 million for the year ended December 31, 2000. Included in the change was a $16.0 million reduction in administrative payroll. As a percentage of total revenues, general and administrative expenses improved to 27.9% for 2001 from 40.7% for 2000 and reflect our efforts to increase efficiencies as we moved toward exiting Chapter 11. The closing of sales centers and other facilities and disposal of certain resort locations also contributed directly to the improvement over 2000.

Loan portfolio expenses increased 31.3% to $11.0 million for the year ended December 31, 2001 from $8.4 million for the year ended December 31, 2000, including a $1.5 million increase in salaries. The overall increase is attributable to efforts in maximizing collections on delinquent accounts and recovering our Vacation Interests from defaulted loans and contracts, as well as improving loan and contract administration.

Depreciation and amortization expense decreased 33.0%, or $9.1 million, to $18.4 million for the year ended December 31, 2001 from $27.5 million in 2000, primarily as a result of impairment write-downs of property and equipment and goodwill of $37.4 million and $44.6 million, respectively, that were recorded in 2000. Additionally, no depreciation was recorded in 2001 for certain property and equipment with a net book value of $13.6 million that were designated as held for sale in the fourth quarter of 2000.

Interest expense for the year ended December 31, 2001, net of capitalized interest of $0.4 million, was $20.5 million, compared to $42.8 million, net of capitalized interest of $1.8 million, for the year ended December 31, 2000. The decrease was primarily attributable to cessation of interest accruals of unsecured subordinated debt obligations after our bankruptcy filing. Contractual interest on these obligations of $40.4 million in 2001 and $23.5 million in 2000 was unaccrued due to our bankruptcy filing.

Reorganization expenses decreased 35.4%, or $27.6 million, to $50.4 million for the year ended December 31, 2001 from $78.0 million for the year ended December 31, 2000. The decrease was primarily the result of write-downs totaling $45.3 million and $16.4 million related to asset impairments and debt issuance costs, respectively, recorded in year 2000. The decrease was partially offset by an increase in professional fees charged to reorganization expense, which totaled $47.8 million for the year ended December 31, 2001 compared to $14.7 million for the year ended December 31, 2000.

We incurred restructuring costs of $6.0 million for the year ended December 31, 2000 primarily related to severance and termination benefits for 55 employees, as well as lease termination and other sales center closure costs incurred prior to bankruptcy. No restructuring costs were recorded in fiscal year 2001.

Impairment losses on retained interests in mortgages receivable sold totaling $30.0 million for the year ended December 31, 2000 was primarily the result of a contractual change, as a direct result of our bankruptcy filing, which affords the purchaser a higher priority in the distribution of principal and interest payments collected and an increase in the interest rate paid on borrowings under certain off-balance sheet facilities. Additionally, we reduced our estimates of future cash collection on loans sold based on historical performance.

Other non-operating income (expenses) for the year ended December 31, 2000 is comprised of a one-time charge to write off uncollectible mortgages that were replaced through the conduit financing facility. The replacement of these mortgages ceased upon the bankruptcy filing.

In 2000 we recorded a one-time charge of $18.8 million for the cumulative effect of a change in the method of accounting for homeowners’ fees and property taxes during the developer guarantee and subsidy periods. Prior to 2000, we had capitalized such costs during these periods as part of real estate and development costs. After an evaluation of this policy, it was determined that a preferable method, in accordance with industry conventions, is to charge these costs to expense as incurred at the time a project is substantially complete and available for occupancy.

We recorded provisions for income taxes of $2.7 million and $0.5 million for 2001 and 2000, respectively, primarily related to our European operations. The income tax benefits arising from the substantial operating losses for these years have been offset by a valuation allowance taken against the resulting deferred tax assets, the future realization of which is currently considered less than likely.

Liquidity and Capital Resources

We generate cash principally from down payments on Vacation Interest sales and leases financed, cash sales of Vacation Interests, principal and interest payments on mortgages and contracts receivable and collection of Club Sunterra membership fees, resort rentals and management fees.

During the three months ended March 31, 2003, net cash used in operating activities was $1.6 million. Our net loss of $6.2 million was offset by $6.0 million of non-cash transactions, including $3.0 million in depreciation and amortization and $2.2 million in amortization of capitalized financing costs, and a $1.1 million net decrease in working capital.

During the three months ended March 31, 2003, net cash provided by investing activities was $9.8 million, with distributions from joint ventures of $10.6 million offset by capital expenditures of $1.2 million.

During the three months ended March 31, 2003, net cash used in financing activities was $15.3 million. Cash used in financing activities was primarily the result of payments of $15.0 million on our financing facility with Merrill Lynch Mortgage Capital, Inc.

We currently anticipate spending approximately $7.5 million for real estate and development costs at existing resort locations during the remainder of 2003. We plan to fund these expenditures with cash generated from operations and borrowings under our financing facility. We believe that, with respect to our current operations, cash generated from operations and future borrowings will be sufficient to meet our working capital and capital expenditure needs through the end of 2003. If these are not sufficient, we have the ability to adjust our spending on real estate and development costs.

The allowance for loan losses at March 31, 2003 was $30.9 million, or 15.0% of the gross mortgages and contracts receivable outstanding at that date. We believe the allowance is adequate. However, if the amount of mortgages and contracts receivable that is ultimately written off materially exceeds the related allowances, our business, results of operations and financial condition could be adversely affected.

Our plan for meeting our liquidity needs may be affected by, but not limited to, the following: demand for our product, our ability to borrow funds under our current financing arrangements, an increase in prepayment speeds and default rates on our mortgages and contracts receivable, deterioration of economic conditions, war on terrorist activities affecting the travel and tourism industry and limitations on our ability to conduct marketing activities.

Completed units at various resort properties are acquired or developed in advance, and we finance a significant portion of the purchase price of Vacation Intervals. Thus, we continually need funds to acquire and develop property, to carry notes receivable contracts and to provide working capital. We anticipate being able to borrow against our mortgages receivable at terms favorable to us. If we are unable to borrow against or sell our mortgages receivable in the future, particularly if we suffer any significant decline in the credit quality of our mortgages receivable, our ability to acquire additional resort units will be adversely affected and our profitability from sales of Vacation Interests may be reduced or eliminated.

Recent economic forecasts suggest continued higher level of prepayment rates versus that evidenced historically. Further, trends in our portfolio in the past fifteen months indicate increased prepayment rates over historical amounts. To the extent that mortgages receivable are paid off prior to their contractual maturity at a rate more rapid than we have estimated, the fair value of our residual interests will be impacted.

At March 31, 2003, our U.S. operations has approximately 17,600 Vacation Intervals available for sale or lease, our Sunterra Pacific operations had approximately 58,800 points available, which are equivalent to approximately 500 Vacation Intervals, and our European operations had approximately 472,000 points available, which are equivalent to approximately 10,100 Vacation Intervals. With the completion of current projects in progress, the acquisition of new resorts and the expansion of existing resorts, we believe we will have an adequate supply of Vacation Intervals available to meet our planned growth through the early part of 2005.

During the year ended December 31, 2002, net cash provided by operating activities was $10.1 million and was primarily the result of net income of $307.7 million plus non-cash expenses totaling $25.4 million offset by the non-cash gain on settlement and cancellation of debt of $267.3 million, non-cash fresh-start adjustments of $112.7 million and other non-cash gains of $9.1 million. Cash provided by operating activities was also impacted by changes in operating assets and liabilities, including a reduction of $50.6 million in cash in escrow and restricted cash due to implementation of our reorganization plan, a reduction in real estate and development costs of $19.1 million and a decrease in deferred revenue of $12.3 million, an increase in taxes payable of $4.5 million and an increase in receivables totaling $4.6 million, offset by an increase in prepaid and other assets of $7.0 million and decreases in operating liabilities of $14.5 million and liabilities subject to compromise of $2.0 million.

During the year ended December 31, 2002, net cash used in investing activities was $17.5 million, with proceeds from sale of assets of $7.3 million offset by capital expenditures of $20.4 million and an increase in intangibles of $5.7 million due to goodwill recorded on an acquisition by our European subsidiary. The goodwill was subsequently eliminated as a portion of the non-cash fresh-start adjustments.

During the year ended December 31, 2002, net cash used in financing activities was $2.2 million. Payments on notes payable and related accrued interest totaled $340.8 million, including payments of $170.2 million to payoff the debtor-in-possession financing facility upon emergence from bankruptcy. These payments were funded primarily through borrowings on our debtor-in-possession financing facility and our financing facility with Merrill Lynch Mortgage Capital, Inc. totaling $342.0 million.

We currently anticipate spending $36.5 million for real estate and development costs at existing resort locations during 2003. We plan to fund these expenditures with cash generated from operations and borrowings under our financing facility with Merrill Lynch Mortgage Capital, Inc. and the anticipated securitization transaction. We believe that, with respect to our current operations, cash generated from operations and future borrowings will be sufficient to meet our working capital and capital expenditure needs through the end of 2003. If these are not sufficient, we have the ability to adjust our spending on real estate and development costs.

The allowance for mortgage loan losses at December 31, 2002 was $32.4 million, or 16.3% of the gross mortgages and contracts receivable outstanding at that date. Management believes the allowance is adequate. However, if the amounts of the mortgages and contracts receivable that are ultimately written off materially exceed the related allowances, our business, results of operations and financial condition could be adversely affected.

Our plan for meeting our liquidity needs may be affected by our ability to continue to access our financing facility with Merrill Lynch Mortgage Capital, Inc., demand for our product, an increase in prepayment speeds and default rates on our mortgages and contracts receivable, the threat and/or effects on the travel and leisure industry of future terrorists’ attacks and the war on terrorism, and other factors, including those discussed under “Risk Factors.”

Completed units at various resort properties are acquired or developed in advance, and we finance a significant portion of the purchase price of Vacation Intervals. Thus, we continually need funds to acquire and develop property, to carry mortgages and contracts receivable and to provide working capital. In the past, our principal method of funding our cash requirements was borrowing against or selling the mortgages and contracts receivable originating from the sale of Vacation Interests. Historically, we were able to securitize our mortgages and contracts receivable at terms favorable to us and anticipate that in the future we will be able to resume doing so. If we are unable to borrow against or to sell our mortgages and contracts receivable in the future, particularly if we suffer any significant decline in the credit quality of our mortgages and contracts receivable or if the market for our mortgages and contracts receivable declines, our ability to acquire additional resort units will be adversely affected and our profitability from sales of Vacation Interests may be reduced or eliminated.

Recent economic forecasts suggest continued higher level of prepayment versus that evidenced historically. To the extent that mortgages receivable pay off prior to their contractual maturity at a rate more rapid than we have estimated, the fair value of our residual interests will be impacted.

At December 31, 2002, our U.S. Operations had approximately 19,400 Vacation Intervals available for sale or lease, our Sunterra Pacific operations had approximately 66,205 points available, which is approximately equivalent to 600 Vacation Intervals, and our European operations had approximately 556,400 points available, which is approximately equivalent to 11,900 Vacation Intervals. With the completion of current projects in progress, the acquisition of new resorts and the expansion of existing resorts, we believe we will have an adequate supply of Vacation Intervals available to meet our planned growth through the year 2005.

Corporate Finance

Overview

On average, we financed approximately 62% of domestic Vacation Interest revenues. Accordingly, we do not generate sufficient cash from sales to provide the necessary capital to pay the costs of developing or acquiring additional resorts and to replenish working capital. In the past, we have financed our business principally from the sale of mortgages and contracts receivable and loans under various financing agreements.

Mortgages and contracts receivable were sold to our mortgages receivable conduit facility and through securitization transactions. See further discussion of the mortgages receivable conduit facility and securitization transactions below.

Financing Facility

Under the terms of our financing facility, we obtained a two-year senior asset-based non-amortizing revolving credit facility in the amount of $300 million. The availability of borrowings under our financing facility is based on the amount of eligible mortgages receivable, the value of eligible vacation interests inventory and the value of certain real property and other assets. Our financing facility is secured by a first priority lien on the mortgages receivable and vacation interests inventory, as well as certain real property and other of our assets, subject to certain exceptions. Borrowings under our facility bear interest at an annual rate equal to one month LIBOR plus 3%, 5%, or 7%, depending on the type of assets collateralizing various advances. In addition to the facility fee (2.5% of $300 million) paid in connection with the commitment and the closing of tour financing facility, we issued a warrant exercisable for 1,190,148 shares of new common stock at an exercise price of $15.25 per share, subject to adjustment under certain anti-dilution provisions of the warrant. Also, we will pay an unused commitment fee of 0.25% per annum on the excess availability under the credit facility. Availability under our financing facility at March 31, 2003 was $55.0 million.

Off-balance sheet financing arrangements

We have used certain off-balance sheet financing arrangements to provide liquidity and improve our cash flows. In order to obtain liquidity from our mortgages and contracts receivable, we sold certain mortgages and contracts receivable from 1998 to 2000 through entities that are intended to meet the accounting criteria for qualifying special purpose entities. Among other criteria, a qualifying entity’s activities must be restricted to passive investment in financial assets and issuance of beneficial interests in those assets. At the time of closings of the transactions described below, we received “true sale” legal opinions that were relied upon in connection with determination of the qualified status of these special purpose entities.

The qualifying entities raised cash by issuing beneficial interests in the form of rights to cash flows from the mortgages and contracts receivable assets as collateral for borrowings under a line of credit or under promissory notes issued to third-party investors. We provide servicing for the transferred assets and collect a fee for those services, as well as retaining 100% interest in the excess spread over the borrowing rate. Sales of mortgages and contracts receivable to the qualifying entities were made without recourse to us as to collectibility. All of the qualifying entities’ assets serve as collateral for the obligations. We are not required to provide any guarantees or liquidity support for the qualifying entities. Certain of these qualifying entities are not consolidated in our financial statements, nor are the transferred mortgages and contracts receivable and the obligations of the qualifying entities reflected on our consolidated balance sheets.

Mortgages Receivable Conduit Facility

We established a qualifying entity that was the obligor on a $100 million Mortgages Receivable Conduit Facility. We sold undivided interests in mortgages and contracts receivable to the qualifying entity at 95% of face value without recourse to us as to collectibility. The qualifying entity financed those purchases through advances on the Mortgages Receivable Conduit Facility collateralized by an undivided interest in the transferred mortgages and contracts receivable. Certain of the loans sold into the Mortgages Receivable Conduit Facility were subsequently repurchased by us and sold into securitizations described below. As certain mortgages and contracts receivable defaults occurred in 2000 we transferred into the Mortgages Receivable Conduit Facility a total of $3.6 million in new mortgages and contracts receivable without receiving additional funding. The Mortgages Receivable Conduit Facility expired on December 17, 2001, and is currently in the process of self-liquidating.

Securitization Transactions

We established certain qualifying entities to issue fixed rate notes payable collateralized by an undivided interest in transferred mortgages receivable. We retain 100% interest in the future cash flows generated by the sold mortgages receivable portfolios in excess of the cash required by the qualifying entities to fully repay principal and contractual interest on their obligations. Such excess cash is principally generated by the excess of the weighted average contractual interest received on the mortgage loans over the interest rates on the qualifying entities’ notes. The notes contain a “clean up” call provision that allows the notes to be called and mortgages receivable to be transferred back to us when the remaining principal value of the notes reaches 10% of the original principal value.

Finova Transaction

In January 2002, pursuant to order of the Bankruptcy Court, we entered into a Payoff Agreement and Mutual Release with Finova Capital Corporation. The Finova agreement provided for the payment by us and certain of our affiliates of various loans from and financing facilities with Finova or its affiliates and the return by Finova of collateral securing the Finova loans. Pursuant to the Finova agreement, on January 28, 2002, we paid Finova, in cash and by application of other funds, $100 million (determined after giving effect to a prior release to Finova of $5 million held by Finova as cash collateral). The payment to Finova, net of fees paid to our lender who brokered and financed the payoff, represented a discount of approximately $13.6 million from the principal amount of the Finova loans, and we recorded that amount in 2002 as an extraordinary gain on settlement of debts. Pursuant to the Finova agreement, we released each other from liabilities and obligations relating to the Finova loans and certain other matters including those that were the subject of pending litigation between the parties.

Debt Settlement

In May 2002, we executed amendments to lease agreements relating to a 1999 sale-leaseback transaction, payments on which were suspended as a result of the bankruptcy proceedings. As a result of the amendments, the minimum lease terms have been extended from November 2002 to April 2004, and our payment obligations have been reduced by $1.1 million, which is recorded as an offset to reorganization expenses as a gain on settlement of debt.

Pursuant to our plan of reorganization, we agreed with Bank of America, Societe Generale, OCM Real Estate Opportunities Fund II, L.P (as successor to Union Bank of California, N.A. and Bank of Hawaii), to adopt certain terms and conditions to govern the discharge and complete satisfaction of all our obligations to these lenders.

All obligations owed to OCM Real Estate Opportunities Fund II, L.P. (approximately $18.2 million including accrued interest payable) were settled and satisfied in full effective July 26, 2002 for a cash payment of approximately $12.3 million. We recognized a gain on settlement of debt, net of fees and expenses, of approximately $5.6 million that is included as an offset to reorganization expenses.

We entered into an agreement with Bank of America and Societe Generale to amend and restate our credit agreement with these lenders in its entirety and to set forth the terms of repayment for all outstanding obligations as of July 26, 2002 in the amount of approximately $18.4 million, including accrued interest payable. Pursuant to the terms of the agreement, we agreed to a cash payment of approximately $7.2 million and the issuance of a 5-year note payable for approximately $11.2 million. The note bears interest at a rate of prime plus 2% and is collateralized by certain mortgages receivable. No gain or loss was recognized on this transaction. All obligations owing to these lenders were satisfied in full on November 5, 2002.

We agreed with OCM Real Estate Opportunities Fund II, L.P. (a successor to Union Bank of California, N.A.) to settle all outstanding obligations under a separate facility totaling approximately $11.1 million for a cash payment of $10.2 million. We recognized a gain on settlement of approximately $0.9 million, which is included as an offset to reorganization expenses.

In December 2002 we exercised a “clean-up” call provision relating to certain securitized notes that were carried in the Company’s balance sheet and included in notes payable as of December 31, 2001. The cash required to facilitate the call was borrowed under our financing facility with Merrill Lynch Mortgage Capital, Inc. in the amount of $13.6 million. No gain or loss was recognized on this transaction.

Derivatives

In the past, we have utilized derivative financial instruments from time to time, which included interest rate cap agreements, to manage well-defined interest rate exposure. It is our policy that derivative financial instruments are not used for trading or speculative purposes. Counterparties to our derivative financial instruments are generally major financial institutions. At December 31, 2002 and 2001, no agreements were in effect.

New Accounting Pronouncements

New accounting pronouncements are discussed in Note 6 to the consolidated financial statements included in this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

Credit Risk

We are exposed to on-balance sheet credit risk related to our mortgages and contracts receivable. We offer financing to the buyers and lessees of Vacation Intervals at our resorts. We bear the risk of defaults on promissory notes delivered to us by buyers of Vacation Intervals. If a buyer of a Vacation Interval defaults, we generally must foreclose on the Vacation Interval and attempt to resell it. The associated marketing, selling and administrative costs from the original sale are not recovered and such costs must be incurred again to resell the Vacation Interval. Although in many cases we may have recourse against a Vacation Interval buyer for the unpaid price, certain states have laws that limit our ability to recover personal judgments against customers who have defaulted on their loans. Accordingly, we have generally not pursued this remedy. If a lessee of a Vacation Interval defaults, the lessee forfeits its contract rights previously held to use the Vacation Interval, and we are able to re-lease the Vacation Interval without further recovery efforts.

Availability of Funding Sources

We have historically funded mortgages and contracts receivable, and real estate and development costs with borrowings through our financing facilities, sales of mortgages and contracts receivable, internally generated funds and proceeds from public debt and equity offerings. Borrowings are in turn repaid with the proceeds received by us from repayments of such mortgages and contracts receivable. To the extent that we are not successful in maintaining or replacing existing financings, we would have to curtail our operations or sell assets, thereby resulting in a material adverse effect on our results of operations, cash flows and financial condition.

Geographic Concentration

Our owned and serviced loan portfolio borrowers are geographically diversified within the United States and internationally. At December 31, 2002, borrowers residing in the United States accounted for approximately 90.4% of our loan portfolio. With the exception of Arizona and California, which represented 14.3% and 13.8%, respectively, no state or foreign country concentration accounted for more than approximately 5.1% of the serviced portfolios. The credit risk inherent in such concentrations is dependent upon regional and general economic stability, which affects property values and the financial well being of the borrowers.

Foreign Currency Risk

Our total revenues denominated in a currency other than U.S. dollars for the three months ended March 31, 2003, primarily revenues derived from the United Kingdom, were approximately $21.1 million, or 33.3% of total revenues. Our net assets maintained in a functional currency other than U.S. dollars at March 31, 2003, which were primarily assets located in Western Europe, were approximately 20.7% of total net assets. The effects of changes in foreign currency exchange rates have not historically been significant to our operations or net assets.

During the quarter ended March 31, 2003, total revenues denominated in a currency other than U.S. dollars were approximately 33% of total revenues. Our net assets maintained in functional currency other than U.S. dollars were approximately 15% of total net assets.

In 2002, total revenues denominated in a currency other than U.S. dollars, were approximately 35% of total revenues. Our net assets maintained in a functional currency other than U.S. dollars at December 31, 2002, which were primarily assets located in Western Europe, were approximately 13% of total net assets.

Interest Rate Risks

As of March 31, 2003, we had floating interest rate debt of approximately $225.1 million, comprised of amounts outstanding under our financing facility with Merrill Lynch Capital, Inc. The floating interest rate on our financing facility is based upon the prevailing LIBOR rate and interest rate changes can impact earnings and operating cash flows. A change in interest rates of one percent on the balance outstanding at March 31, 2003 would cause a change in quarterly interest expense of approximately $0.6 million.

As of December 31, 2002, we had floating interest rate debt of approximately $240 million, comprised of amounts outstanding under our financing facility. A change in interest rates of 1% on the balance outstanding at December 31, 2002 would cause a change in total annual interest costs of $2.4 million.

MANAGEMENT

Directors

Our board of directors currently consists of the following individuals:

Name	Age	Director Since	Board Committees	Background
Nicholas J. Benson	41	July 2002

Mr. Benson has served as President and Chief Executive Officer of Sunterra since November 2001. Mr. Benson was the Chief Executive Officer of Sunterra Europe from January 2000 until assuming his current position. He served as the Chief Operating Officer of Sunterra Europe from June 1997 until January 2000. Prior to joining Sunterra, Mr. Benson was a solicitor with the London law firm Rowe & Maw, where he specialized in aviation and leisure industry law. Prior to joining Rowe & Maw, Mr. Benson served as a British Army officer for ten years.

David Gubbay	50	July 2002	Audit and Compensation

Mr. Gubbay is a general partner of Falconhead Capital Partners, a private equity investment firm. Beginning in 1997, Mr. Gubbay led the corporate development and mergers and acquisitions of Fortis Inc. In 1999, he joined Norwegian Cruise Lines as Executive Vice President, Operations. Beginning in 2000, Mr. Gubbay acquired and operated Digital Seas International Inc., an internet-services provider serving the maritime and cruise industry, which was sold to Maritime Telecommunications Networks, Inc. in December 2000. In 2001, he became Executive Vice President, Corporate and Strategic Business Development of Conseco Inc. In 2002, he became a general partner of Falconhead Capital Partners, L.L.C.

Name	Age	Director Since	Board Committees	Background
Joseph Jacobs	50	July 2002	Compensation

Mr. Jacobs serves as president of Wexford Capital LLC, which he founded in 1994. From 1982 to 1994, Mr. Jacobs was employed by Bear Stearns & Co., Inc., where he attained the position of Senior Managing Director in the firm’s real estate group.

Frederick Simon	48	July 2002	Audit

Mr. Simon serves as Chairman of the Board of Directors. Since 2001, Mr. Simon has been a principal of Wexford Capital, LLC, which he joined in 1995. From 1984 to 1994, Mr. Simon was Executive Vice President and a Partner of Greycoat Real Estate Corporation, the U.S. arm of Greycoat plc, a London Stock Exchange company.

Bradford T. Whitmore	45	July 2002	Compensation

Mr. Whitmore has served as the Managing Partner of Grace Brothers, Ltd., a private investment and trading partnership, since its inception in 1986. He was also a board member of Bluegreen Corporation from 1990 until April 2002.

Charles F. Willes	48	July 2002	Audit

Mr. Willes is currently Managing Director of Inverness Partners Limited, an investment and merchant banking firm located in the Chicago area. From December 1997 to January 2000, Mr. Willes was President and Chief Executive Officer of Hallcrest, Inc., a supplier of thermochromic liquid crystal applications and micro-encapsulation. Mr. Willes is a Certified Public Accountant.

Board Committees

The board of directors has established an audit committee which consists of Charles F. Willes, Frederick Simon and David Gubbay. Mr. Willes serves as the chairman of the audit committee. The primary purpose of the audit committee is to assist our board of directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements;

•	our compliance with various legal and regulatory requirements pertaining to preparation and reporting of financial information;

•	the selection and retention of our independent accountants, including a determination of qualifications and independence;

•	the evaluation of the performance of our internal audit function and independent accountants;

•	the annual and quarterly financial information to be provided to stockholders and the SEC; and

•	various communications with the SEC and other public communications pertaining to financial information.

In addition, the audit committee provides a point of contact for communication between our independent accountants, financial management and the board. The audit committee’s responsibility is principally one of oversight, recognizing that our management is responsible for preparing our financial statements and that our independent accountants are responsible for auditing those financial statements. Our independent accountants are ultimately accountable to the audit committee and the board for their audit of our financial statements.

The audit committee has adopted a written charter.

Although we are not currently listed on the Nasdaq Stock Market, the members of the audit committee are independent based on the definition of independence contained in Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc.

The board of directors has also established a compensation committee which consists of Bradford T. Whitmore, Joseph Jacobs and David Gubbay. Mr. Whitmore serves as the chairman of the compensation committee. The compensation committee determines compensation for our senior executive officers and administers our stock option and other incentive compensation plans.

Attendance at Board and Committee Meetings

Our board of directors met once during the quarter ended March 31, 2003 and six times during the year ended December 31, 2002. During the quarter ended March 31, 2003 there were two meetings of the audit committee and one meeting of the compensation committee. During the year ended December 31, 2002, there were also three meetings of our audit committee and no meetings of our compensation committee. Each director attended at least 75% of the meetings of the board of directors and each committee of the board on which he served, except for Mr. Gubbay, who attended 67% of such meetings.

Compensation of Directors

Each of our nonemployee directors is entitled to an annual retention fee of $15,000 in addition to a fee of $1,000 per in person meeting of the board of directors. An additional annual fee of $2,500 is paid to directors for each committee membership.

Compensation Committee Interlocks and Insider Participation

The compensation committee of our board of directors consists of Messrs. Whitmore, Jacobs and Gubbay. None of the members of the compensation committee is a current or former Sunterra officer or employee or was a party to any disclosable related party transaction involving Sunterra during our 2003 first quarter or 2002 fiscal year.

Executive Officers

Our executive officers are as follows:

Name	Age	Position
Nicholas J. Benson	41	President and Chief Executive Officer
Steven E. West	42	Senior Vice President and Chief Financial Officer
Andrew Gennuso	48	Senior Vice President and Chief Executive Officer, Sunterra—USA division
Paula Woodgate	47	Chief Executive Officer, Sunterra Europe
Geoff Bruce	44	Financial Director, Sunterra Europe
Frederick C. Bauman	50	Vice President, General Counsel and Secretary
Coral Hansen	36	Vice President and Corporate Controller
Thomas A. Skraby	42	Vice President

Biographical information regarding Mr. Benson is included above under “Management—Directors.”

Steven E. West has served as Senior Vice President and Chief Financial Officer since September 2002. Prior to joining Sunterra, Mr. West was the Vice President of Finance for Coast Asset Management from 2000 to August 2002, where he was responsible for obtaining financing for a variety of business units as well as managing accounting and administrative operations and investor reporting for the company’s structured finance business and its municipal tax lien investment funds. From 1993 to 2000, Mr. West was the First Vice President of Corporate Finance for IndyMac Bank, Federal Savings Bank.

Andrew Gennuso has served as Senior Vice President and Chief Executive Officer, Sunterra-USA division, since October 2002. From May 2001 until October 2002, Mr. Gennuso served as our Senior Vice President and Chief Operating Officer. Previously, Mr. Gennuso served as Sunterra’s Regional Vice President of sales and marketing for the Western/Pacific Region. Prior to joining Sunterra, Mr. Gennuso served as Vice President of sales and marketing for Hilton Grand Vacation Club in Las Vegas, Nevada from 1995 to 1997.

Paula Woodgate has served as Chief Executive Officer of Sunterra Europe since March, 2002. Prior to joining Sunterra Europe, Ms. Woodgate served as Executive Director for Interval International from January 2000 to February 2002, and as its Managing Director of Europe, Middle East and Africa from January 1998 to June 2000.

Geoff Bruce has been with Sunterra Europe for the past seven years. Initially serving as Financial Controller, Mr. Bruce became Finance Director of Sunterra Europe in 1996. Mr. Bruce is a certified public accountant.

Frederick C. Bauman joined Sunterra in 2003 as Vice President, General Counsel and Secretary. Prior to joining Sunterra, Mr. Bauman was a partner specializing in securities and capital market transactions with Brown & Bain, a Phoenix-based law firm. Prior to joining Brown & Bain, Mr. Bauman was Vice President and Associate General Counsel with Finova Capital from May 1994 to March 2000.

Coral Hansen became Vice President and Corporate Controller in April 2003. Prior to joining Sunterra, Ms. Hansen was the Controller of Homestore, Inc. from July 2001 to April 2003. From February 1998 until July 2001, she was Corporate Controller of Tejon Ranch Company. Prior to joining Tejon Ranch Company, Ms. Hansen was Foundation Manager of Cal State Bakersfield Foundation.

Thomas A. Skraby has been Vice President since October 2001. Prior to that time, he served as Vice President and Regional General Manager of Sunterra. Mr. Skraby served as Regional Controller for Western and Hawaiian Operations prior to his appointment as Vice President and Regional General Manager. Prior to joining the Company, Mr. Skraby served as Chief Financial Officer for Dame Construction Company, Inc. and as Corporate Controller and Treasurer for Jonathan Homes/American Heritage Homes.

Executive Compensation

The following table summarizes the compensation paid to our last three completed fiscal years to our Chief Executive Officer, our other four most highly compensated executive officers who were serving as executive officers as of December 31, 2002, and two former executive officers for whom disclosure would have been required but for the fact that they were no longer serving as executive officers as of December 31, 2002.

Summary Compensation Table

		Annual Compensation (1)				All Other Com- pensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (2)

Nicholas J. Benson President and Chief Executive Officer	2002 2001 2000	$450,000 308,000 266,000	111,282 252,000 266,000	457,651 191,885 —	(3) (4)	— — —

Andrew Gennuso Senior Vice President and Chief Executive Officer—Sunterra USA division	2002 2001 2000	350,000 215,385 90,962	98,438 157,208 53,000	375,000 — 23,077	(4) (5)	— — 34,615	(6)

Geoff Bruce Financial Director—Sunterra Europe	2002 2001 2000	268,260 299,100 221,200	126,240 114,550 110,600	18,778 16,037 15,484	(7) (7) (7)	— — —

Paula Woodgate (8) Chief Executive Officer—Sunterra Europe	2002 2001 2000	262,999 — —	128,213 — —	22,092 — —	(7)	— — —

Thomas A. Skraby Vice President	2002 2001 2000	220,000 211,731 164,250	31,250 44,500 51,500	9,375 170,000 —	(4) (4)	— — —

Ross J. Altman (9) Former General Counsel	2002 2001 2000	300,000 200,769 —	372,500 — —	232,500 — —	(4)	— — —

Ann Cohen (10) Former Vice President and Controller	2002 2001 2000	76,923 197,922 164,250	46,800 — 71,500	— 170,000 —	(4)	156,410 — —	(11)

(1)	All payments to employees of Sunterra Europe were made in British Pounds. The indicated amounts have been converted into U.S. dollars at the exchange rate in effect as of April 16, 2003.
(2)	In addition to the amounts listed in this column, Sunterra pays for each employee the premiums on a life insurance policy having a value equal to the employee’s then current annual salary. The premium on each insurance policy is equal to $0.145 per month for each $1,000 of coverage.
(3)	Represents a $417,078 bonus paid in connection with the completion of our bankruptcy proceedings in July 2002, and a housing allowance of $40,573.33.
(4)	Represents a retention bonus. With respect to Mr. Benson includes housing allowance payments of $5,685 and a retention bonus of $186,200.
(5)	Includes $23,077 in vacation pay.
(6)	Includes a $34,615 severance payment paid upon Mr. Gennuso’s termination of employment with Sunterra in May 2000. Mr. Gennuso was rehired by Sunterra in May 2001.
(7)	Includes pension payments made on behalf of employees of Sunterra Europe.
(8)	Ms. Woodgate joined Sunterra in March 2002 and therefore she did not receive any compensation in 2000 or 2001.
(9)	Mr. Altman joined Sunterra in May 2001 and left the employ of Sunterra in January 2003.
(10)	Ms. Cohen left the employ of Sunterra in May 2002.
(11)	Includes a severance payment made to Ms. Cohen upon leaving Sunterra in May 2002 and vacation pay to which she was entitled at that time.

Stock Option Grants and Related Matters

We did not grant any stock options, stock appreciation rights or long-term incentive plan awards to our named executive officers during our last completed fiscal year. None of our named executive officers exercised any stock options or stock appreciation rights during our last completed fiscal year. None of our named executive officers beneficially owned any shares of our common stock or held any stock options or stock appreciation rights with respect to our common stock as of the end of our last completed fiscal year.

As described below under “Employment and Consulting Agreements,” we have agreed to grant certain of our officers options under the Sunterra Corporation 2002 Stock Option Plan following the date the Plan is submitted to our stockholders for approval. We expect that we will grant these options during our 2003 fiscal year.

Employee Benefit Plans

We sponsor a defined contribution 401(k) savings plan covering each of our U.S. employees satisfying certain minimum length of service requirements. We may make discretionary contributions to this plan subject to certain maximum contribution limitations. We did not incur any expenses under this plan for the years ended December 31, 2002, 2001 and 2000. We also sponsor customary group medical, dental and life insurance plans for our employees.

Employment and Consulting Agreements

Nicholas J. Benson. On November 19, 2001, we entered into an amended and restated employment agreement with Nicholas J. Benson, our President and Chief Executive Officer. The term of the agreement is for three years following its effective date and, after the initial three year term, the employment agreement will be automatically renewed for additional one year terms unless either party gives notice of its intent to cancel the automatic extension.

The annual salary payable under our employment agreement with Mr. Benson is $450,000. The employment agreement also provides for a cash bonus payment upon meeting performance goals established by our compensation committee, subject to a maximum bonus of $550,000 in any given calendar year. The employment agreement also requires us to grant Mr. Benson options to acquire 512,812 shares of our common stock under the Sunterra Corporation 2002 Stock Option Plan following the date the Plan is approved by our stockholders. These options will provide for an exercise price per share equal $15.25. These options will vest 25% on the date of grant and the remaining options will vest pro rata over the 36 months beginning December 17, 2002. The employment agreement also permits Mr. Benson to participate in all other employee benefit plans and programs made available generally to our employees, as well as reimbursement for relocation, tax preparation, automobile, director and officer liability insurance, certain living expenses and temporary housing expenses.

The employment agreement also provides for certain payments following a termination of employment of Mr. Benson in connection with a “change in control” of Sunterra. For this purpose, a change in control will be deemed to have occurred if any of the following events occur:

•	the sale of all or substantially all of our assets;

•	if more than 50% of the voting power of our outstanding common stock is held by a single beneficial owner;

•	if we undergo certain transactions requiring the approval of our stockholders;

•	if the composition of our board of directors is changed under certain circumstances; or

•	if our stockholders approve a plan of complete liquidation.

Upon the involuntary termination of the employment of Mr. Benson by us “without cause,” or upon the voluntary termination of employment by Mr. Benson for “good reason” following a change in control, we will generally be obligated to continue to pay him any unpaid salary, bonus or unreimbursed expenses through the date of termination, to continue to pay his salary for a period of 18 months after the date of the termination of his employment, and pay him an additional $225,000 over the same 18-month period. We are also obligated to continue to provide medical insurance and other benefits to Mr. Benson and his dependents for 12 months following termination.

Steven E. West. On September 5, 2002, we entered into an employment agreement with Steven E. West, our Senior Vice President and Chief Financial Officer. Mr. West’s employment may be terminated by us or Mr. West at any time.

The annual salary payable under our employment agreement with Mr. West is $230,000 and was increased to $275,000 effective January 1, 2003. The employment agreement provides that the salary of Mr. West may be reviewed annually by our Chief Executive Officer and may be increased from the foregoing amount. The employment agreement also provides for a bonus payment upon meeting certain performance goals, subject to a maximum bonus of $125,000 in any calendar year. The employment agreement also requires us to grant Mr. West options to acquire 190,000 shares of our common stock under the Sunterra Corporation 2002 Stock Option Plan following the date the Plan is approved by our stockholders. These options will provided for an exercise price per share equal to $15.25 and will be subject to a four year vesting schedule. The employment agreement also permits Mr. West to participate in all other employee benefit plans and programs made available generally to our employees. Pursuant to the employment agreement, Mr. West was also reimbursed for relocation and temporary housing expenses.

The employment agreement also provides for certain payments following a termination of employment of Mr. West in connection with a “change in control” of Sunterra. The definition of the term “change in control” in Mr. West’s employment agreement is substantially the same as that contained in Mr. Benson’s employment agreement summarized above. Upon the involuntary termination of the employment of Mr. West by us “without cause,” or upon the voluntary termination of employment by Mr. West for “good reason” following a change in control, we will generally be obligated to continue to pay him any unpaid salary, bonus or unreimbursed expenses through the date of termination and payment of his salary for 12 months after the date of the termination of his employment.

Andrew Gennuso. On May 21, 2001, we entered into an employment agreement with Andrew Gennuso, our Senior Vice President and Chief Executive Officer of our Sunterra—USA division. The term of the agreement is for one year following its effective date, and on each anniversary date of the effective date the employment agreement is automatically renewed for an additional year unless either party gives notice of its intent to cancel the automatic extension.

The annual salary payable under our employment agreement with Mr. Gennuso is $350,000. The employment agreement provides that the salary of Mr. Gennuso may be reviewed annually by our Chief Executive Officer and may be increased from the foregoing amount. The employment agreement also provides for three distinct bonuses upon meeting certain performance goals. The employment agreement also permits Mr. Gennuso to participate in all other employee benefit plans and programs made available generally to our employees, as well as reimbursement for relocation, temporary housing and automobile expenses.

The employment agreement provides that if Mr. Gennuso does not continue to be employed by the Company for any reason other than his death, disability or discharge without cause, we will generally be obligated to pay Mr. Gennuso any unpaid sums due to him under his salary, bonus plans, and unreimbursed expenses.

Frederick C. Bauman. On February 3, 2003, we entered into an employment agreement with Frederick C. Bauman, our Vice President, General Counsel and Secretary. Mr. Bauman’s employment is terminable by us or Mr. Bauman at any time.

The annual salary payable under our employment agreement with Mr. Bauman is $175,000. The employment agreement also provides for a bonus payment, subject to a maximum bonus of 25% of Mr. Bauman’s salary. The employment agreement also requires us to grant Mr. Bauman options to acquire 70,000 shares of our common stock under the Sunterra Corporation 2002 Stock Option Plan following the date the Plan is approved by our stockholders. These options will provide for an exercise price per share equal to $15.25. These options will be subject to a vesting schedule to be determined by the compensation committee. The employment agreement also permits Mr. Bauman to participate in all other employee benefit plans and programs made available generally to our employees, as well as reimbursement for relocation expenses.

The employment agreement also provides for certain payments following a termination of employment of Mr. Bauman in connection with a “change in control” of Sunterra. The definition of the term “change in control” in Mr. Bauman’s employment agreement is substantially the same as that contained in Mr. Benson’s employment agreement summarized above. Upon the involuntary termination of the employment of Mr. Bauman by us “without cause,” or upon the voluntary termination of employment by Mr. Bauman for “good reason” following a change in control, we will generally be obligated to continue to pay him any unpaid salary, bonus, or unreimbursed expenses through the date of termination, and continuance of his salary for six months after the date of the termination of his employment.

Securities Authorized for Issuance under Equity Compensation Plans

The Sunterra Corporation 2002 Stock Option Plan is our only equity compensation plan under which shares of our common stock are authorized for issuance. The Plan, which was established effective July 29, 2002, provides for the granting of stock options to purchase up to 2,012,821 shares of common stock to our directors, officers, employees, advisors and independent consultants. As of April 30, 2002, no options to purchase shares of our common stock had been granted under the Plan. The Plan will be submitted for approval by our stockholders at our 2003 annual meeting of stockholders to be held June 10, 2003.

Limitation of Liability and Indemnification Matters

Article Eighth of our articles of incorporation provide that our directors and officers will not be liable to Sunterra or our stockholders for money damages. This provision is intended to limited the liability of our officers and directors to the fullest extent permitted under Maryland law.

Our articles of incorporation provide further that we will be obligated to indemnify our current and former directors and officers to the maximum extent permitted by Maryland law. This obligation to indemnify applies to directors and officers who also serve as employees, in their capacity as employees. Our board of directors may make further provision for indemnification of employees and agents to the extent permitted by Maryland law.

Section 4-218(c) of the Maryland General Corporation Law permits a Maryland corporation to indemnify any director made a party to a proceeding due to his or her service as a director of the corporation, unless:

•	the act or omission of the director was material to the matter giving rise to the proceeding and was either committed in bad faith or was the result of active and deliberate dishonesty;

•	the director actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

We have purchased directors and officers liability insurance, which provides coverage against specified liabilities.

SECURITY OWNERSHIP OF PRINCIPAL

STOCKHOLDERS AND MANAGEMENT

As of April 30, 2003, 18,045,077 shares of our common stock were outstanding. The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of April 30, 2003 for:

•	each of our current directors;

•	each of our current executive officers named under “Management—Executive Compensation—Summary Compensation Table;”

•	each other person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock; and

•	all of our current directors and executive officers as a group.

Except as otherwise indicated, the address of each person named in the following table is c/o Sunterra Corporation, 3865 West Cheyenne Avenue, North Las Vegas, Nevada 89032.

	Beneficial Ownership (1)
Name and Address of Beneficial Owners	Shares		Percentage

W-K Investors LLC 411 West Putnam Avenue Greenwich, Connecticut 06830	5,397,004	(2)	29.9

Grace Brothers Ltd. 1560 Sherman Avenue, Suite 900 Evanston, Illinois 60201	5,152,439	(3)	28.6

Sun America/AIG 175 Water Street, 25th Floor New York, New York 10038	1,457,960	(4)	8.1

Merrill Lynch Mortgage Capital Inc. 101 Hudson St. Jersey City, New Jersey 07302	1,190,148	(5)	6.6

Joseph Jacobs c/o Wexford Capital LLC 411 West Putnam Avenue Greenwich, Connecticut 06830	5,397,004	(6)	29.9

Frederick Simon c/o Wexford Capital LLC 411 West Putnam Avenue Greenwich, Connecticut 06830	5,397,004	(7)	29.9

Bradford T. Whitmore c/o Grace Brothers Ltd. 1560 Sherman Avenue, Suite 900 Evanston, Illinois 60201	5,218,855	(8)	28.9

David Gubbay c/o Sports Capital Partners 527 Madison Ave., 10th Floor New York, New York 10022-4371	0	(9)	*

Charles F. Willes c/o ISCO International, Inc. 32 Inverway Road Inverness, IL 60067	0	(9)	*

Nicholas J. Benson	0	(9)	*

Andrew Gennuso	0	(9)	*

Geoff Bruce	0	(9)	*

Paula Woodgate	0	(9)	*

Thomas A. Skraby	0	(9)	*

All of our directors and executive officers as a group (ten persons)(9)	10,625,859		58.9

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	Based on information reported in the Schedule 13D filed by W-K Investors LLC with the Securities and Exchange Commission on August 9, 2002. Consists of 5,310,261 outstanding shares of common stock and 86,743 shares of common stock issuable upon the exercise of currently exercisable stock purchase warrants.
(3)	Based on information reported in the Schedule 13D filed by Grace Brothers, Ltd. with the Securities and Exchange Commission on August 9, 2002.
(4)	Based on the number of shares issued to Sun America/AIG in connection with our emergence from bankruptcy in July 2002.
(5)	Based on the number of shares issued to Merrill Lynch in connection with our emergence from bankruptcy in July 2002. Consists of 1,190,148 shares of common stock issuable upon the exercise of currently exercisable stock purchase warrants.
(6)	Includes shares of common stock and shares of common stock issuable upon the exercise of currently exercisable stock purchase warrants held by W-K Investors LLC. Mr. Jacobs is the president of Wexford Capital, the managing member of W-K Investors. Under the rules and regulations of the Securities and Exchange Commission, Mr. Jacobs may be deemed a beneficial owner of the shares of common stock held by W-K Investors. Mr. Jacobs disclaims beneficial ownership of the shares held by W-K Investors.
(7)	Includes shares of common stock and shares of common stock issuable upon the exercise of currently exercisable stock purchase warrants held by W-K Investors LLC. Mr. Simon is a Principal of Wexford Capital, the managing member of W-K Investors. Under the rules and regulations of the Securities and Exchange Commission, Mr. Simon may be deemed a beneficial owner of the shares of common stock held by W-K Investors. Mr. Simon disclaims beneficial ownership of the shares held by W-K Investors.
(8)	Includes shares of common stock held by Grace Brothers, Ltd. and 66,416 shares of common stock owned directly by Mr. Whitmore. Mr. Whitmore is the Managing Partner of Grace Brothers. Under the rules and regulations of the Securities and Exchange Commission, Mr. Whitmore may be deemed a beneficial owner of the shares of common stock held by Grace Brothers.
(9)	Other than 10,000 shares owned by Steven E. West, our Senior Vice President and Chief Financial Officer, and except as otherwise indicated, as of April 30, 2003, none of our directors or executive officers beneficially owned any shares of common stock or options or warrants convertible into or exercisable for shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In October 2001, we entered into a contract with Westpac Resort Group LLC, which is owned by our Senior Vice President and Chief Executive Officer of our Sunterra-USA division, Andrew Gennuso. Under this contract, Westpac arranges tours of vacation residences for potential Sunterra customers. We believe that the terms of this agreement are comparable to that of an arms-length transaction. We paid $0.5 million in the first quarter 2003, $1.3 million during fiscal 2002 and $0.1 million during fiscal 2001 for services rendered by Westpac under this contract.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 30,000,000 shares of common stock, $0.01 par value per share. As of April 30, 2003, we had 18,045,077 shares of common stock outstanding, and warrants to purchase an aggregate of 1,790,148 shares of common stock. We expect that an additional 1,954,923 shares of our common stock will be issued to certain of our creditors upon completion of the bankruptcy claims process.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as declared by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the holders of common stock have no preferences or rights of conversion, exchange or pre-emption. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Maryland Law and Certain Charter and Bylaw Provisions

The provisions of Maryland law and of our articles of incorporation and bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of Sunterra.

Maryland Law Considerations. Assuming there are more than 100 beneficial owners of our outstanding stock, we are subject to the control share provisions of Sections 3-701 to 3-705 of the Maryland Control Share Acquisition Act. In general, the Maryland Control Share Acquisition Act restricts the voting rights of our stock to the extent a person acquires voting rights in excess of 10% of all the voting power of our stock, unless the voting rights are approved in a prescribed manner or another prescribed exception applies.

Special Meetings of Stockholders. Under our bylaws, special meetings of the stockholders may be called only by any two members of our board of directors, our chairman or president, or upon the written request of the holders of at least 20% of all the votes entitled to be cast at the meeting.

Advance Notice Provisions. For business to be brought properly before an annual meeting of our stockholders, a stockholder must give notice to our secretary not later than 90 days prior to the date of the proceeding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the previous year’s annual meeting, notice must be delivered to our secretary not later than the 90 day prior to the annual meeting or the 10th day following the public announcement of the meeting.

In the event a special meeting of stockholders is called for the purpose of electing directors, a stockholder may nominate a director by giving notice to our secretary not later than 90 days prior to the special meeting or 10 days following the public announcement of the special meeting.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Mellon Bank, c/o Mellon Shareholder Services, 400 South Hope Street, Fourth Floor, Los Angeles, California 90071.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Frederick C. Bauman, our Vice President, General Counsel and Secretary.

EXPERTS

Grant Thornton LLP, independent auditors, have audited our Successor consolidated balance sheet as of December 31, 2002 and the related Successor consolidated statements of operations, stockholders’ equity (deficiency) and comprehensive loss, and cash flows for the five-month period then ended and the Predecessor statements for seven-month period ended July 31, 2002, as described in their report. We have included our consolidated financial statements in this prospectus and elsewhere in this registration statement in reliance on Grant Thornton LLP’s report given on their authority as experts in accounting and auditing.

Our Predecessor consolidated balance sheet as of the year ended December 31, 2001, and the related Predecessor consolidated statements of operations, stockholders’ equity (deficiency) and comprehensive loss, and cash flows for the years ended December 31, 2001 and 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the fact that such consolidated financial statements do not purport to provide for the consequences of our filing for reorganization under Chapter 11 of the United States Bankruptcy code, uncertainty concerning certain matters that raised substantial doubt about our ability to continue as a going concern, and the change in our method of accounting for developer paid owners’ association fees and property taxes during the developer guarantee and subsidy periods of real estate project developments) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to such registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Room of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s Web site at www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We will furnish copies of the registration statement, exhibits and any amendments upon request made to our General Counsel, 3865 W. Cheyenne Ave., North Las Vegas, Nevada 89032. We charge $.50 per page to cover expenses of copying and mailing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Sunterra Corporation and Subsidiaries

Report of Independent Certified Public Accountants on Consolidated Financial Statements as of and for the five months ended December 31, 2002 (Successor), and for the seven months ended July 31, 2002 (Predecessor)

F-2

Independent Auditors’ Report on Consolidated Financial Statements as of December 31, 2001 and for the years ended December 31, 2001 and 2000 (Predecessor)	F-3

Consolidated Statements of Operations for the five months ended December 31, 2002 (Successor), seven months ended July 31, 2001 (Predecessor) and years ended December 31, 2001 and 2000 (Predecessor)	F-4

Consolidated Balance Sheets as of December 31, 2002 (Successor) and 2001 (Predecessor)	F-5

Consolidated Statements of Cash Flows for the five months ended December 31, 2002 (Successor), seven months ended July 31, 2002 (Predecessor) and years ended December 31, 2001 and 2000 (Predecessor)	F-6

Consolidated Statements of Stockholders’ Equity (Deficiency) and Comprehensive Income ( Loss) for the five months ended December 31, 2002 (Successor), seven months ended July 31, 2002 (Predecessor) and years ended December 31, 2001 and 2000 (Predecessor)

F-8

Notes to Consolidated Financial Statements	F-9
Condensed Consolidated Statements of Operations for the three months ended March 31, 2003 (Successor) and 2002 (Predecessor) (Unaudited)	F-45
Condensed Consolidated Balance Sheets as of March 31, 2003 (Successor) and December 31, 2002 (Successor) (Unaudited)	F-46
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2003 (Successor) and 2002 (Predecessor) (Unaudited)	F-47
Notes to the Condensed Consolidated Financial Statements (Unaudited)	F-48

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Sunterra Corporation:

We have audited the accompanying consolidated balance sheet of Sunterra Corporation and subsidiaries (the Company) as of December 31, 2002 and the related consolidated statements of operations, stockholders’ equity (deficiency) and comprehensive loss, and cash flows for the five-month period then ended and the seven-month period ended July 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002, and the results of its operations and its cash flows for the five-month period then ended and the seven-month period ended July 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 3 to the consolidated financial statements, the consolidated financial statements reflect the application of fresh-start reporting as of July 31, 2002 and, therefore, consolidated financial statements for periods after July 31, 2002 are not comparable in all respects to consolidated financial statements for periods prior to such date.

/s/    GRANT THORNTON LLP

Los Angeles, California

March 28, 2003

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Sunterra Corporation:

We have audited the accompanying predecessor consolidated balance sheet of Sunterra Corporation and subsidiaries (the Company) as of December 31, 2001, and the related predecessor consolidated statements of operations, stockholders’ equity (deficiency) and comprehensive loss, and cash flows for the years ended December 31, 2001 and 2000. These predecessor consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these predecessor consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such predecessor consolidated financial statements present fairly, in all material respects, the predecessor financial position of the Company as of December 31, 2001, and the results of the predecessor’s operations and the predecessor’s cash flows for the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the Company filed for reorganization under Chapter 11 of the United States Bankruptcy Code on May 31, 2000. The accompanying predecessor consolidated balance sheet as of December 31, 2001 and the related predecessor consolidated statements of operations, stockholders’ equity (deficiency) and comprehensive income (loss), and cash flows for the years ended December 31, 2001 and 2000 do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such predecessor consolidated financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

The accompanying predecessor consolidated balance sheet as of December 31, 2001 and the related predecessor consolidated statements of operations, stockholders’ equity (deficiency) and comprehensive income (loss), and cash flows for the years ended December 31, 2001 and 2000 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company’s consolidated stockholders’ deficiency of $336 million as of December 31, 2001 and its status as a debtor-in-possession operating under Chapter 11 Bankruptcy Court protection as of that date, the lack of approval of the proposed Plan of Reorganization, and the Company’s lack of binding commitments for an exit financing facility and a post emergence working capital financing facility raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1. The predecessor consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

As discussed in Note 7 to the consolidated financial statements, the Company changed its method of accounting for developer paid owners’ association fees and property taxes during the developer guarantee and subsidy periods of real estate project developments in 2000.

/s/    DELOITTE & TOUCHE LLP

Orlando, Florida

May 15, 2002

SUNTERRA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Five Months Ended December 31, 2002, Seven Months Ended July 31, 2002,

and Years Ended December 31, 2001 and 2000

(In thousands, except per share amounts)

	Successor	Predecessor
	Five Months Ended December 31, 2002	Seven Months Ended July 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Revenues:
Vacation Interest sales	$83,465	$99,034	$166,315	$187,199
Vacation Interest lease revenue	5,098	5,624	10,913	6,523
Club Sunterra revenue	3,250	4,137	6,823	7,019
Resort rental revenue	3,538	8,414	12,282	13,457
Management services revenue	6,435	12,714	20,966	20,006
Interest revenue	13,731	16,677	30,501	26,506
Other revenue	8,128	11,371	24,647	27,403

Total revenues	123,645	157,971	272,447	288,113

Costs and Operating Expenses:
Vacation Interests cost of sales	15,541	21,426	34,275	85,319
Advertising, sales and marketing	51,094	64,077	104,273	150,742
Maintenance fees and subsidy expense	4,312	7,671	14,075	16,668
Provision for doubtful accounts and loan losses	2,019	4,091	15,843	33,973
Loan portfolio expenses	5,335	7,839	11,037	8,404
General and administrative	31,244	45,028	76,076	117,183
Depreciation and amortization	5,468	7,871	18,428	27,517
Interest expense (a)	9,873	9,163	20,477	42,748
Reorganization expenses, net	7,377	(332,611)	50,350	77,988
Restructuring expenses	5,054	1,045	—	6,040
Impairment write-down of assets	—	—	—	37,430
Loss on abandonment of property and equipment	—	—	—	959
Impairment loss on retained interests in mortgages receivable sold	—	—	—	30,015

Total costs and operating expenses	137,317	(164,400)	344,834	634,986

Income (loss) from operations	(13,672)	322,371	(72,387)	(346,873)

Other non-operating income (expenses)	—	—	184	(12,291)
Income from investments in joint ventures	2,276	2,640	3,381	2,727

Income (loss) before provision for income taxes and cumulative effect of change in accounting principle	(11,396)	325,011	(68,822)	(356,437)
Provision for income taxes	2,927	3,026	2,717	522

Income (loss) before cumulative effect of change in accounting principle	(14,323)	321,985	(71,539)	(356,959)
Cumulative effect of change in accounting principle, net	—	—	—	(18,761)

Net income (loss)	$(14,323)	$321,985	$(71,539)	$(375,720)

Net income (loss) per share:
Basic and diluted	$(0.72)
Weighted average number of common shares outstanding (b)	20,000

(a)	Interest expense is comprised of contractual interest of $9,898, net of capitalized interest of $25 for the five months ended December 31, 2002. Interest expense for the seven months ended July 31, 2002 is comprised of contractual interest of $32,971, less unaccrued interest of $23,558 and capitalized interest of $250. Interest expense for the years ended December 31, 2001 and 2000 is comprised of contractual interest of $61,252 and $68,043, less unaccrued interest of $40,400 and $23,500 and capitalized interest of $375 and $1,795, respectively.
(b)	See Note 4.

The accompanying notes are an integral part of these consolidated financial statements.

SUNTERRA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001

(In thousands, except per share amounts)

	Successor	Predecessor
	2002	2001
ASSETS
Cash and cash equivalents	$22,960	$27,207
Cash in escrow and restricted cash	50,999	99,354
Mortgages and contracts receivable, net of allowances of $32,394 and $36,206 at December 31, 2002 and 2001, respectively	180,588	176,036
Retained interests in mortgages receivable sold	18,089	15,974
Due from related parties, net	1,840	9,902
Other receivables, net	19,754	13,013
Prepaid expenses and other assets	36,331	20,267
Assets held for sale	14,038	11,324
Investments in joint ventures	30,503	19,698
Real estate and development costs, net	133,676	180,087
Property and equipment, net	69,162	67,431
Intangible assets, net	154,312	23,198

Total assets	$732,252	$663,491

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

Borrowings under debtor-in-possession financing agreement	$—	$68,311
Borrowings under Merrill Lynch Financing facility	240,065	—
Accounts payable	12,502	12,190
Accrued liabilities	85,635	91,735
Income taxes payable	5,922	—
Deferred revenue	99,666	86,134
Notes payable	4,136	28,005
Liabilities subject to compromise	—	712,866

Total liabilities	447,926	999,241

Commitments and contingencies
Stockholders’ equity (deficiency):
Predecessor preferred stock (25,000 shares authorized; none issued or outstanding at December 31, 2001; cancelled July 29, 2002)	—	—
Predecessor common stock ($0.01 par value, 100,000 shares authorized; 36,025 shares issued and outstanding at December 31, 2001; cancelled July 29, 2002)	—	360
Successor common stock ($0.01 par value, 30,000 shares authorized; 18,045 shares issued and outstanding at December 31, 2002)	180	—
Additional paid-in-capital	296,714	164,607
Accumulated deficit	(14,323)	(491,281)
Accumulated other comprehensive income (loss)	1,755	(9,436)

Total stockholders’ equity (deficiency)	284,326	(335,750)

Total liabilities and stockholders’ equity (deficiency)	$732,252	$663,491

The accompanying notes are an integral part of these consolidated financial statements.

SUNTERRA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Five Months Ended December 31, 2002, Seven Months Ended July 31, 2002,

and Years Ended December 31, 2001 and 2000

(In thousands)

	Successor	Predecessor
	Five Months Ended Dec. 31, 2002	Seven Months Ended July 31, 2002	Year Ended Dec. 31, 2001	Year Ended Dec. 31, 2000
Operating activities:
Net (loss) income	$(14,323)	$321,985	$(71,539)	$(375,720)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,468	7,871	18,428	27,517
Provision for doubtful accounts and loan losses	2,019	4,091	15,843	33,973
Amortization of capitalized financing costs, deferred loan and contact origination costs and other	4,018	1,915	3,580	9,392
Income on investment in joint ventures	(2,276)	(2,640)	(3,381)	(2,727)
Other non-operating expenses	—	—	—	12,291
Impairment loss on retained interests in mortgages receivable sold	—	—	—	30,015
(Gain) loss on sales of property and equipment	(56)	(4,165)	(4,118)	429
Gain on settlement of debt	—	(34,563)	—	—
Gain on cancellation of debt	—	(232,697)	—	—
Fresh-start adjustments	—	(112,742)	—	—
Loss on sales of mortgages receivable	—	—	—	175
Proceeds from sales of mortgages receivable	—	—	—	14,742
Asset impairments	—	—	—	122,298
Deferred income taxes	(1)	(522)	(1,534)	19,954
Loss on asset abandonment	—	—	—	959
Write-offs of pre-petition debt issuance costs	—	—	—	16,378
Change in retained interests in mortgages receivable sold	(1,299)	(980)	(3,072)	102
Cumulative effect of change in accounting principle	—	—	—	18,761
Changes in operating assets and liabilities:
Cash in escrow and restricted cash	1,638	48,934	(34,767)	(32,137)
Mortgages and contracts receivable	(1,505)	2,197	1,150	13,521
Due from related parties, net	2,247	5,858	1,111	(124)
Other receivables, net	(5,992)	1,763	7,257	(18,338)
Prepaid expenses and other assets	1,422	(6,997)	2,305	5,275
Real estate and development costs	12,972	6,129	39,564	19,861
Liabilities not subject to compromise:
Accounts payable	(7,328)	4,168	(3,621)	9,231
Accrued liabilities	(21,891)	10,585	5,137	43,515
Income taxes payable	3,646	850	3,263	329
Deferred revenue	2,402	9,945	—	—
Liabilities subject to compromise	—	(2,043)	(1,511)	—

Net cash provided by (used in) operating activities	(18,839)	28,942	(25,905)	(30,328)

Investing activities:
Proceeds from sale of assets	7,322	(10)	44,840	26,287
Capital expenditures	(10,634)	(9,745)	(10,547)	(19,866)
Increase in intangible assets	—	(5,713)	(1,947)	(7,136)
Investment in joint ventures	6	1,240	1,713	313

Net cash provided by (used in) investing activities	(3,306)	(14,228)	34,059	(402)

(Continued)

SUNTERRA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Five Months Ended December 31, 2002, Seven Months Ended July 31, 2002,

and Years Ended December 31, 2001 and 2000

(In thousands)

	Successor	Predecessor
	Five months ended Dec. 31, 2002	Seven months ended July 31, 2002	Year ended Dec. 31, 2001	Year ended Dec. 31, 2000
Financing activities:
Borrowings under debtor-in-possession financing agreement, net of issuance costs	$—	$101,895	$80,257	$44,750
Borrowings under Merrill Lynch Financing Facility	46,188	193,877	—	—
Debt issuance costs	(176)	(8,936)	(1,520)	(1,540)
Proceeds from notes payable	2,962	2,847	3,630	5,620
Borrowings under credit line facilities	—	—	—	49,954
Payments of accrued interest on settlement of debt	—	(15,058)	—	—
Payments on debtor-in-possession financing agreement	—	(170,206)	(56,696)	—
Payments on notes payable and mortgage-backed securities	(22,287)	(11,351)	(20,218)	(42,634)
Payments on credit line facilities	(10,986)	(110,924)	(1,170)	(13,174)
Other	—	—	—	188

Net cash provided by (used in) financing activities	15,701	(17,856)	4,283	43,164

Effect of changes in exchange rates on cash and cash equivalents	1,404	3,935	(6,292)	(15,888)

Net increase (decrease) in cash and cash equivalents	(5,040)	793	6,145	(3,454)
Cash and cash equivalents, beginning of period	28,000	27,207	21,062	24,516

Cash and cash equivalents, end of period	$22,960	$28,000	$27,207	$21,062

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest, net of capitalized interest	$16,141	$13,602	$12,045	$27,710
Cash paid for taxes, net of tax refunds	$(1,997)	$3,091	$785	$855

The accompanying notes are an integral part of these consolidated financial statements.

SUNTERRA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(DEFICIENCY) AND COMPREHENSIVE INCOME (LOSS)

Five Months Ended December 31, 2002, Seven Months Ended July 31, 2002 and

Years Ended December 31, 2001 and 2000

(In thousands)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficiency)	Comprehensive Income (Loss)
	Shares Outstanding	Amount
PREDECESSOR
BALANCE AT DECEMBER 31, 1999	35,970	$360	$164,419	$(44,022)	$(3,150)	$117,607
Net loss	—	—	—	(375,720)	—	(375,720)	$(375,720)
Other	55	—	188	—	—	188	—
Other comprehensive income (loss):
Unrealized gain on securities classified as available-for-sale, net of tax of $0	—	—	—	—	1,199	1,199	1,199
Currency translation adjustments, net of tax of $0	—	—	—	—	(6,381)	(6,381)	(6,381)

BALANCE AT DECEMBER 31, 2000	36,025	360	164,607	(419,742)	(8,332)	(263,107)
Comprehensive loss for the year ended December 31, 2000							$(380,902)

Net loss	—	—	—	(71,539)	—	(71,539)	$(71,539)
Other comprehensive income (loss):
Unrealized gain on securities classified as available-for-sale, net of tax of $0	—	—	—	—	420	420	420
Currency translation adjustments, net of tax of $0	—	—	—	—	(1,524)	(1,524)	(1,524)

BALANCE AT DECEMBER 31, 2001	36,025	360	164,607	(491,281)	(9,436)	(335,750)
Comprehensive loss for the year ended December 31, 2001							$(72,643)

Net loss, excluding plan of reorganization and fresh-start adjustments	—	—	—	(23,454)	—	(23,454)	$(23,454)
Other comprehensive income (loss):
Unrealized loss on securities classified as available-for-sale, net of tax of $0	—	—	—	—	(164)	(164)	(164)
Currency translation adjustments, net of tax of $0	—	—	—	—	5,238	5,238	5,238
Effect of plan of reorganization and fresh-start adjustments:
Cancellation of old common stock	(36,025)	(360)	(164,607)	—	—	(164,967)	(164,967)
Issuance of new common stock and warrants	18,045	180	305,405	—	—	305,585
Gain on cancellation of debt	—	—	—	232,697	—	232,697	232,697
Other fresh-start adjustments	—	—	(8,691)	282,038	4,362	277,709	277,709

BALANCE AT JULY 31, 2002	18,045	180	296,714	—	—	296,894
SUCCESSOR
Comprehensive income for the seven months ended July 31, 2002							$327,059

Net loss	—	—	—	(14,323)	—	(14,323)	$(14,323)
Other comprehensive income (loss):
Currency translation adjustments, net of tax of $0	—	—	—	—	1,755	1,755	1,755

BALANCE AT DECEMBER 31, 2002	18,045	$180	$296,714	$(14,323)	$1,755	$284,326

Comprehensive loss for the five months ended December 31, 2002							$(12,568)

The accompanying notes are an integral part of these consolidated financial statements.

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Five Months Ended December 31, 2002 (Successor), Seven Months Ended July 31, 2002 (Predecessor),

and Years Ended December 31, 2001 and 2000 (Predecessor)

(Amounts in thousands, except where stated and per share data)

Note 1—Background and Basis of Presentation

Principal products and services—The operations of Sunterra Corporation (Sunterra) and its wholly owned subsidiaries (collectively, the Company) consist of (i) marketing and selling vacation ownership interests at its locations and off-site sales centers, which entitle the buyer to use a fully-furnished vacation residence, generally for a one-week period each year in perpetuity (Vacation Intervals), and vacation points which may be redeemed for occupancy rights, for varying lengths of stay, at participating resort locations (Vacation Points, and together with Vacation Intervals, Vacation Interests), both of which generally include a deeded, fee-simple interest in a particular unit, (ii) marketing and selling Vacation Points representing a beneficial interest in a trust which holds title to vacation property real estate for the benefit of purchasers of those points, (iii) leasing Vacation Intervals at certain Caribbean locations, (iv) acquiring, developing, and operating vacation ownership resorts, (v) providing consumer financing to individual purchasers for the purchase of Vacation Interests at its resort locations and off-site sales centers, and (vi) providing resort rental management and maintenance services for which the Company receives fees paid by the resorts’ homeowners’ associations.

Principal markets—The Company is headquartered in North Las Vegas, Nevada, and has vacation ownership resorts in the United States, Canada, the Caribbean, Mexico and Europe. See Note 21 for detailed segment information.

Fresh-Start Basis of Presentation—The accompanying consolidated financial statements have been presented in accordance with the American Institute of Certified Public Accountants’ (AICPA) Statement of Position (SOP) 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, as amended. As a result of adopting fresh-start reporting upon emerging from Chapter 11, the Company’s financial statements are not comparable with those prepared for the periods before the Plan was confirmed, including the historical consolidated financial statements included herein. References to “Predecessor” refer to the Company through July 31, 2002. References to “Successor” refer to the Company on and after August 1, 2002.

Predecessor Going Concern Uncertainty—The Predecessor consolidated financial statements as of December 31, 2001 and for the years ended December 31, 2001 and 2000 were prepared on a going concern basis, which contemplated the continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the Chapter 11 proceedings described in Note 2, such realization of assets and liquidation of liabilities of the Predecessor were subject to uncertainty. While under the protection of Chapter 11, in the normal course of business the Predecessor was not able to sell or otherwise dispose of operating and long-lived assets and liquidate prepetition liabilities, without the prior approval of the Bankruptcy Court. The Predecessor recorded $61.7 million in valuation adjustments and write-offs in reorganization expenses in 2000 to reflect the impact of the Chapter 11 proceedings on the Predecessor’s ability to realize certain assets. Further, the amounts reported in the Predecessor consolidated financial statements for 2001 and 2000, did not give effect to any adjustments to the carrying value of assets or amounts of liabilities that were necessary as a consequence of the Plan of Reorganization, also described in Note 2. The appropriateness of using the going concern basis in 2001 and 2000 was dependent upon, among other things, the Company’s ability to comply with the existing debtor-in-possession financing agreement that had been approved by the Bankruptcy Court and to obtain confirmation of the Plan of Reorganization.

As of December 31, 2001, the Predecessor’s consolidated stockholders’ deficiency of $335.8 million, its status as a debtor-in-possession operating under Chapter 11 Bankruptcy Court protection, the then lack of approval of the Plan of Reorganization discussed in Note 2, which was substantially contingent on the

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company’s securing binding commitments for an exit financing facility and a post emergence working capital financing facility, gave rise to substantial doubt as to the Predecessor’s ability to continue as a going concern. Management believed as of May 15, 2002 that the amended proposed plan of reorganization as filed May 9, 2002 with the Bankruptcy Court, and which was based on the assumption the Company would be successful in obtaining an exit financing facility and a post-emergence working capital financing facility, provided for a restructuring of the Company’s business and its capital structure such that it would be able to continue as a going concern. The accompanying Predecessor consolidated financial statements do not include any adjustments that may have been necessary if the Company was not able to emerge from Chapter 11 and continue as a going concern.

Reclassifications—Certain reclassifications were made to the prior year consolidated financial statements to conform to the 2002 presentation.

Note 2—Reorganization of the Business Under Chapter 11

On May 31, 2000 (the Petition Date), Sunterra Corporation and 36 of its wholly owned subsidiaries each filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (Chapter 11) in the United States Bankruptcy Court for the District of Maryland (Baltimore Division) (the Bankruptcy Court). Two additional subsidiaries subsequently filed voluntary petitions under Chapter 11 of the Bankruptcy Code. The bankruptcy cases of Sunterra Corporation and its subsidiaries that filed for relief under the Bankruptcy Code were jointly administered. These entities were operated as debtors-in-possession (the Debtor Entities) in accordance with the provisions of the Bankruptcy Code. Sunterra Corporation’s subsidiaries that did not file voluntary petitions for relief under Chapter 11 (the Non-Debtor Entities, and collectively with the Debtor Entities, the Company) continued to operate their respective businesses outside the protection of the Bankruptcy Code.

A disclosure statement for a proposed plan of reorganization (the “Plan of Reorganization” or “Plan”) was approved by order of the Bankruptcy Court entered on April 25, 2002, and the Plan of Reorganization and disclosure statement were mailed to creditors on or about May 14, 2002. The Plan received the requisite votes of creditor interests, and the Bankruptcy Court confirmed the Plan by an order entered on June 21, 2002. According to the terms of the Plan, it became effective when certain conditions, as set forth in the Plan, were either satisfied or waived by the Official Committee of Unsecured Creditors. The conditions to the effectiveness of the Plan were fulfilled on July 29, 2002 (the Effective Date) and the Debtor Entities emerged from their Chapter 11 proceedings on that date.

Plan of Reorganization

The Plan provides for (i) payment in full of allowed administrative and fee claims (which include, among other things, assumed contracts, professional fees and indenture trustee fees and expenses), debtor-in-possession lender claims and priority taxes; and (ii) settlement and resolution of all other claims against the Debtor Entities as of the Petition Date. The Plan provides for distributions to creditors of: (i) cash, (ii) new debt securities, (iii) new common stock of the reorganized Company (New Sunterra Stock), and (iv) warrants for the purchase of New Sunterra Stock. Certain of the unsecured creditors also received non-transferable beneficial interests in a trust to be established for purposes of pursuing certain claims against third parties. Pursuant to the terms of the Plan, the Debtor Entities are deemed substantively consolidated and treated as a single entity to eliminate: (i) cross-corporate guaranties by one Debtor Entity of another Debtor Entity, (ii) duplicate claims against more than one debtor entity, and (iii) intercompany claims among the substantively consolidated Debtor Entities. As a result of the substantive consolidation, each claim filed against one of the Debtor Entities will be deemed to be filed against all of the debtors as a single entity. The consolidated assets create a single fund from which all claims against the consolidated Debtor Entities are satisfied.

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the Bankruptcy Code, pre-petition liabilities must be satisfied before stockholders may receive any distribution. The Plan provided for no distributions to the holders of the Predecessor company’s common stock, and all then outstanding shares of such common stock were cancelled as of the Effective Date.

Pursuant to the Plan, the following transactions were completed on or about the Effective Date:

•	The Company amended and restated its Bylaws and also filed Articles of Amendment and Restatement with the Maryland State Department of Assessments and Taxation authorizing an aggregate of 30,000 shares of new common stock, par value $0.01 per share;

•	The Company entered into a loan agreement (the Merrill Lynch Financing Facility) with Merrill Lynch Mortgage Capital Inc. (“Merrill Lynch”), as agent and lender with a maximum availability of $300 million to be used to make cash payments required under the Plan and for general corporate and working capital purposes. As part of this loan agreement, Merrill Lynch was granted warrants exercisable for 1,190 shares of Successor common stock at an exercise price of $15.25 per share (the deemed value of the shares), subject to adjustment under certain anti-dilution provisions of the warrant agreement;

•	The Company adopted the Sunterra Corporate 2002 Stock Option Plan, under which the Company may grant certain employees options to purchase shares of new common stock and reserved 2,013 shares of new common stock for issuance under the Plan;

•	The Company entered into a Warrant Agreement with Mellon Investor Services LLC, as warrant agent, which provides for the issuance of warrants to purchase up to 600 shares of new common stock at an exercise price of $20.00 per share to former holders of certain subordinated notes as set forth in the Plan; and

•	The Company entered into a Registration Rights Agreement with Merrill Lynch and certain holders of new common stock, which provides that the Company will file a shelf registration statement under the Securities Act of 1933, within 45 days of the filing of the Company’s Annual Report on Form 10-K for fiscal 2002, to register the resale of shares of new common stock by certain holders.

Note 3—Fresh-start Accounting

In accordance with SOP 90-7, the Company was required to adopt fresh-start reporting because the holders of the existing voting shares immediately prior to filing and confirmation of the Plan received less than 50% of the voting shares of the emerging entity, and its reorganization value was less than the total of its post-petition liabilities and allowed claims. For accounting purposes, the Company assumed that the Plan was consummated on July 31, 2002. Under fresh-start accounting, all assets and liabilities are restated to reflect their reorganization value, which approximates fair value at the date of reorganization. The fresh-start adjustments were based upon the work of outside appraisers and financial consultants, as well as internal valuation estimates including discounted cash flow analyses, to determine the fair values of the assets and liabilities of the Company.

After extensive negotiations between the Company and its creditors, the Company’s enterprise value was determined to be $525 million. The enterprise value was based on, among other things, a calculation of discounted projected cash flows for the reorganized Company, an analysis of comparable public company trading valuations, and an analysis of comparable company transaction values. The discounted cash flow analysis was based on 5-year cash flow projections prepared by management. Cash flows were discounted at 19.4% representing the after-tax weighted average cost of capital. The terminal value calculation was based on a

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

multiple of EBITDA. The cash flow projections were based on estimates and assumptions about circumstances and events that have not yet taken place. Such estimates and assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Company, including, but not limited to, those with respect to the future revenues and costs of developing Vacation Interests. Accordingly, differences are expected between the projections and the actual results because events and circumstances frequently do not occur as expected, and those differences may be material.

The liabilities of reorganized Sunterra consist primarily of post-petition current liabilities, notes payable in settlement of certain pre-petition claims, certain outstanding pre-petition allowed claims, and amounts outstanding under the Merrill Lynch Financing Facility. In accordance with fresh-start accounting, a gain on forgiveness of pre-petition liabilities of $232.7 million resulting from the implementation of the Plan is included in the Predecessor company’s consolidated statement of operations for the seven months ended July 31, 2002. In addition, the accumulated deficit of the Predecessor company as of July 31, 2002 totaling $282.0 million (after the effect of the gain on cancellation of pre-petition liabilities) was eliminated, and, at August 1, 2002, the reorganized Successor company’s financial statements showed no beginning retained earnings or deficit. In addition, all accumulated depreciation and amortization were reduced to $0 at July 31, 2002.

The Company determined that the reorganization value of the assets exceeded the fair value of identifiable assets at July 31, 2002 and recognized $154.0 million as reorganization value in excess of amounts allocable to identifiable assets—goodwill. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, the excess reorganization value is assumed to have an indefinite useful life and will not be amortized. The excess reorganization value will be tested for impairment at least annually as specified in SFAS No. 142. As a result of adopting fresh-start reporting upon emerging from Chapter 11 status, the Company’s financial statements are not comparable with those prepared before the Plan was confirmed, including the historical consolidated financial statements included herein.

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The effect of the Plan and implementation of fresh-start accounting on the consolidated balance sheet as of July 31, 2002 is as follows:

	Predecessor	Fresh-start						Successor pro forma
	July 31, 2002	Debt Restructuring		Adjustments as of July 31, 2002		Additional Adjustments(a)		July 31, 2002
ASSETS
Cash and cash equivalents	$28,000	$—		$—		$—		$28,000
Cash in escrow and restricted cash	51,914							51,914
Mortgages and contracts receivable, net	170,801			193	(e)	10,301	(e)	181,295
Retained interests in mortgages receivable sold	16,790							16,790
Due from related parties, net	3,399			(5	)(e)	693	(e)	4,087
Other receivables, net	14,674			(143	)(e)	(895	)(e)	13,636
Prepaid expenses and other assets	34,538	8,691	(b)	(1,979	)(e)			41,250
Assets held for sale	24,748			(4,377	)(e)	987	(e)	21,358
Investments in joint ventures	21,098			7,817	(e)	(250	)(e)	28,665
Real estate and development costs, net	168,115			960	(e)	(23,866	)(e)	145,209
Property and equipment, net	65,158			(631	)(e)	(1,131	)(e)	63,396
Intangible assets, net
Goodwill and other intangible assets	27,882			(27,506	)(f)			376
Reorganization value in excess of identifiable assets	—			138,844	(g)	15,195		154,039

Total assets	$627,117	$8,691		$113,173		$1,034		$750,015

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Borrowings under Merrill Lynch Financing agreement	$193,877	$—				$—		$193,877
Accounts payable	15,589	3,388	(c)	(229	)(e)	(17	)(e)	18,731
Accrued liabilities	102,880	2,310	(c)	(199	)(e)	1,094	(e)	106,085
Deferred revenue	96,391			859	(e)			97,250
Income taxes payable	2,731							2,731
Notes payable	19,501	14,989	(c)			(43	)(e)	34,447
Liabilities subject to compromise	550,278	(550,278	)(c)	—				—

Total liabilities	981,247	(529,591)		431		1,034		453,121
Total stockholders’ equity (deficiency)	(354,130)	538,282	(d)	112,742	(h)	$—		296,894

Total liabilities and stockholders’ equity (deficiency)	$627,117	$8,691		$113,173		$1,034		$750,015

(a)	As of September 30, 2002, the Company was still in the process of evaluating the fair value of certain assets and liabilities for allocation of the reorganization value, and the additional adjustments shown in the table were recorded as of October 1, 2002.

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b)	To record the issuance of warrants for the Successor company’s common stock to Merrill Lynch.

(c)	To record certain pre-petition accounts payable and accrued liabilities to be settled in cash or services and to reinstate certain pre-petition notes payable at settlement amounts which approximate fair value.

(d)	To record the issuance of common stock ($296.9 million) and warrants ($8.7 million) of the Successor company and the gain on cancellation of pre-petition liabilities ($232.7 million).

(e)	To adjust assets and liabilities to fair value.

(f)	To write off predecessor goodwill.

(g)	To record reorganization value in excess of identifiable assets—goodwill.

(h)	To write off the equity and accumulated deficit of the Predecessor company upon emergence from Chapter 11 in accordance with SOP 90-7, as amended.

Note 4—Summary of Significant Accounting Policies

Principles of Consolidation—The accompanying consolidated financial statements include the combined accounts of Sunterra and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated from the consolidated financial statements.

Cash and Cash Equivalents—Cash and cash equivalents consist of cash, money market funds, and all highly liquid investments purchased with an original maturity date of three months or less.

Cash in Escrow and Restricted Cash—Cash in escrow consists of deposits received on sales and leases of Vacation Interests that are held in escrow until a certificate of occupancy is obtained, the legal rescission period has expired and, for sales of Vacation Interests, the deed of trust has been recorded in governmental property ownership records. Restricted cash consists primarily of cash collections on certain mortgages receivable that secure collateralized notes, cash held on behalf of homeowner associations in Europe, and proceeds from the disposition of assets that collateralize other secured borrowings.

Mortgages and Contracts Receivable and Allowance for Loan and Contract Losses—Mortgages and contracts receivable are recorded at amortized cost, including deferred loan and contract origination costs, less the related allowance for loan and contract losses. Loan and contract origination costs incurred in connection with providing financing for Vacation Interests have been capitalized and are being amortized over the term of the mortgages or contracts receivable as an adjustment to interest income on mortgages and contracts receivable using the effective interest method. Amortization of deferred loan and contract origination costs charged to interest income was $0.4 million for the five months ended December 31, 2002, $0.3 million for the seven months ended July 31, 2002 and $2.6 million and $5.4 million for the years ended December 31, 2001 and 2000, respectively.

The Company provides for estimated mortgages receivable cancellations and defaults at the time the Vacation Interval sales are recorded by a charge to operations and a credit to an allowance for loan losses. A similar loss allowance is provided for certain Vacation Interest transactions structured as long-term operating lease arrangements by a charge to deferred lease revenue, which is included in deferred revenue on the consolidated balance sheets, and a credit to an allowance for loan losses. The Company periodically performs an analysis of factors such as economic conditions and industry trends, defaults, past due agings and historical write-offs of mortgages and contracts receivable to evaluate the adequacy of the allowance.

The Company’s allowance for mortgages and contracts receivable includes both an amount related to receivables that existed at July 31, 2002 (predecessor portfolio), and an amount that relates to receivables generated subsequent to such date. The Company’s evaluation of the adequacy of the allowance in periods subsequent to such date will consider each of these portfolios separately. Future charge-offs and recoveries will be applied directly to each portfolio’s respective allowance.

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company charges off mortgages and contracts receivable upon default on the first scheduled principal and interest payment (first payment defaults) or 180 days of contractual delinquency. Vacation Interests recovered on defaulted mortgages receivable are recorded in real estate and development costs and as a reduction of loan charge-offs at the historical cost of Vacation Interests at the respective property. All collection and foreclosure costs are expensed as incurred.

Retained Interests in Mortgages Receivable Sold—Retained interests in mortgages receivable sold are generated upon sale of mortgages receivable and represent the net present value of the expected excess cash flow to the Company after repayment by the purchaser of principal and interest on the obligations secured by the mortgages receivable sold. The retained interests are classified as trading securities under the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, based on management’s intent and the existence of prepayment options. Retained interests are marked to fair value at each reporting date based on certain assumptions and the adjustments are reported as a component of operating income (loss).

Real Estate and Development Costs—Real estate and development costs are valued at the lower of cost or fair value. Development costs include both hard and soft construction costs and, together with real estate costs, are allocated to Vacation Interests. Interest, taxes and other carrying costs incurred during the construction period are capitalized and such costs incurred on completed Vacation Interest inventory are expensed. Costs are allocated to units sold on the relative sales value method. Real estate and development costs also include the value of Vacation Interests collateralizing delinquent mortgages and contracts receivable that have been charged off in which the Company does not yet hold title pending completion of the foreclosure process.

Prepaid Expenses and Other Assets—Prepaid expenses are charged to expense as the underlying assets are used or are amortized. Financing and debt issuance costs incurred in connection with obtaining funding for the Company have been capitalized and are being amortized over the lives of the related funding agreements as a component of interest expense using a method which approximates the effective interest method. Amortization of capitalized financing costs included in interest expense was $3.7 million for the five months ended December 31, 2002, $1.5 million for the seven months ended July 31, 2002, and $1.0 million and $3.0 million for the years ended December 31, 2001 and 2000, respectively.

In 2000, a $16.4 million write-off of debt issuance costs related to pre-petition loan obligations was recorded and is included in reorganization expenses in the accompanying consolidated statements of operations.

Assets Held for Sale—Assets held for sale consist of resort properties determined to be non-core operations and the former corporate offices are held at the lower of cost or their estimated fair value less costs to sell and are not subject to depreciation.

Investments in Joint Ventures—The Company owns a 30% interest in Poipu Resort Partners, L.P. and a 23% interest in West Maui Resort Partners, LP (Ka’anapali) and accounts for its investments in joint ventures under the equity method. The excess of fair value (recorded in connection with application of fresh-start accounting) over the Company’s pro-rata share of its equity in the joint ventures is amortized as Vacation Interests are sold.

Property and Equipment—Buildings and leasehold improvements are depreciated using the straight-line method over the lesser of the estimated useful lives (40 years), or the remainder of the lease terms, respectively. Furniture, office equipment and computer equipment are depreciated using the straight-line method over their estimated useful lives, which range from three to seven years.

Capitalized Software Costs—The Company capitalizes costs for internally developed software in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and amortizes the amounts over a period of three years.

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible and Other Assets—Prior to the adoption of SFAS 142, goodwill recorded in connection with the acquisition of subsidiaries was amortized over the estimated useful life of ten years. In connection with the adoption of SFAS 142, no amortization has been taken on a recurring basis. Periodically, the Company evaluates the realizability of its goodwill based upon the expectations of undiscounted cash flows and operating income expected to be generated from the related acquired businesses. If any goodwill is determined to be impaired, impairment losses are recognized as a charge to operations during the period the impairment is determined.

Foreign Currency Translation—Assets and liabilities in foreign locations are translated into U.S. dollars using rates of exchange in effect at the end of the reporting period. Income and expense accounts are translated into U.S. dollars using average rates of exchange. The net gain or loss is shown as a translation adjustment and is included in other comprehensive income (loss) in stockholders’ equity (deficiency). Gains and losses from foreign currency transactions are included in the consolidated statements of operations. There were no significant gains or losses on foreign currency transactions in 2002, 2001 or 2000.

Derivative Instruments—The Company uses interest rate cap agreements from time to time to manage interest rate exposure. At December 31, 2002 and 2001, no agreements were in effect and no amounts were due by or owed to the Company under these agreements.

Revenue Recognition—The Company recognizes sales of Vacation Interests in the U.S. on an accrual basis after a binding sales contract has been executed, a 10% minimum down payment has been received, the rescission period has expired, construction is substantially complete and certain minimum project sales levels have been met. If all the criteria are met except that construction is not substantially complete, then revenues are recognized on the percentage of completion (cost to cost) basis. For sales that do not qualify for either accrual or percentage of completion accounting, all revenue is deferred using the deposit method.

The European operations recognize Vacation Interests sales after the rescission period expires and upon receipt of all purchase consideration, usually subsequent to the closing of a mortgage loan provided to the customer by a third party. The European operations do not sell Vacation Interests in properties prior to completion of construction and do not record deferred revenue.

Leases of Vacation Interests in certain Caribbean locations are legally structured as long-term lease arrangements for either 99 years or a term expiring in 2050. The Vacation Interests subject to such leases revert to the Company at the end of the lease terms. Such transactions are accordingly accounted for as operating leases, with the sales value of the intervals recorded as deferred revenue at the date of execution of the transactions. Revenue deferred under these arrangements is amortized on a straight-line method over the term of the lease agreements. In addition, the Company collects maintenance fees from the lessees on these properties, which is accrued as earned and is included in Vacation Interest lease revenue. The direct marketing costs of the lease contracts are also deferred and amortized over the term of the leases. The leased assets consist of buildings and improvements and furniture and fixtures and are depreciated over terms of 40 years and 7 years, respectively. Deferred leased Vacation Interests revenue, net of a deferred charge for contract defaults, included in deferred revenue at December 31, 2002 and 2001 amounted to $78.4 million and $69.3 million, respectively.

Revenue on the upgrade of Vacation Interests ownership to club membership that allows owners to exchange an annual Vacation Interval at their home resort for time at another resort is deferred and amortized over ten years. Deferred revenue on club memberships at December 31, 2002 and 2001 is $12.6 million and $9.8 million, respectively. Club membership annual dues are accrued as earned.

The Company rents unsold Vacation Interests on a short-term basis. Such resort rental revenue is accrued as earned. Property management fee revenues are accrued as earned in accordance with the management contracts.

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Included in other revenues are revenue on sales of one-week leases and mini-vacations which allow prospective owners to sample a resort property and which is deferred until the vacation is used by the customer or the expiration date of the one year lease or mini-vacation passes. Deferred revenue on one-year leases and mini-vacations at December 31, 2002 and 2001 was $1.9 million and $2.7 million, respectively.

Other revenues also include nonrefundable commissions earned by the European subsidiary on the origination of loans to customers by a third party to finance purchases of Vacation Interests. The commission revenue is recorded upon recognition of the related Vacation Interest sales revenue.

Mortgages and contracts receivable interest is accrued as earned based on the contractual provisions of the notes and contracts. Interest accrual is suspended on delinquent mortgages and contracts receivable.

Reopening of the Rescission Period—In November 2000, the Bankruptcy Court issued an order for the Company to provide certain consumers with renewed rescission rights with respect to the sale of timeshare transactions entered into but not consummated fully prior to the petition date. The Company sent registered letters to customers that met this criterion providing a new rescission period. As such, sales initially recorded in 2000 amounting to $31 million in revenue were converted to pending sales as a result of the order. Such sales were reversed in full in 2000, pending receipt from the customers of a reconfirmation of acceptance of the sales agreement. The reconfirmation process was substantially completed in 2001 and Vacation Interest sales of $16.8 million were recognized in 2001 for customers that elected not to rescind.

Advertising, Sales and Marketing Costs—Advertising, sales and marketing costs are expensed as incurred, except for costs directly related to sales and leases associated with contracts not eligible for revenue recognition as described above. Such deferred costs principally consist of sales commissions and are charged to operations as the related revenue is recognized. Deferred selling costs are classified as prepaid expenses in the accompanying consolidated balance sheets and at December 31, 2002 and 2001 were $13.6 million and $10.9 million, respectively.

Maintenance Fees and Subsidy Expense—The Company incurs a portion of operating expenses of the homeowners’ associations based on ownership of the unsold Vacation Interests at each of the respective properties. In addition, the Company may enter into a subsidy guarantee to fund negative cash flows for a period not to exceed three years from acquisition or commencement of the resort development. Such costs are expensed as incurred.

Loan Portfolio Expenses—Loan portfolio expenses include payroll, administrative and occupancy costs of the finance subsidiary as well as loan servicing fees paid to third parties. These costs are expensed as incurred.

Income Taxes—The Company accounts for income taxes in accordance with the liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which the deferred tax assets or liabilities are expected to be realized or settled. Income tax expense consists of the taxes payable for the current period and the change during the period in deferred tax assets and liabilities.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Company in preparation of its financial statements include: (i) mortgages and contracts receivable allowance for losses, (ii) valuation of retained interests, (iii) estimated net realizable value of assets held for sale, (iv) future sales plans used to allocate certain inventories to cost of sales, and (v) impairment of long-lived assets. Actual results could differ from those estimates.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income (Loss) per Share—Basic income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For the five months ended December 31, 2002, 1,790 shares attributable to the exercise of outstanding warrants were excluded from the calculation of diluted loss per share because the effect was anti-dilutive. As of July 31, 2002, the effective date of the Plan for accounting purposes, all previously outstanding equity securities of the Company were cancelled.

In connection with implementation of the Plan, approximately 18,045 shares of the Successor Company’s common stock were issued during 2002. Additionally, a distribution of approximately 1,955 shares of the Successor Company’s common stock will be made to pre-petition general unsecured creditors on a pro rata basis for no cash consideration. In accordance with the provisions of SFAS No. 128, Earnings per Share, shares of common stock to be issued to the pre-petition general unsecured creditors were considered to be outstanding as of the date of emergence from bankruptcy and included in the computation of income (loss) per share of the Successor Company. No earnings per share calculations are shown for periods prior to the distribution of the Successor Company’s common stock, since the information is not comparable with the Predecessor Company.

Stock-Based Compensation—The Company accounts for stock based compensation issued to employees using the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the quoted or estimated market price of the Company’s stock at the date of grant over the amount an employee must pay for the stock.

At December 31, 2002, the Company had one primary stock option plan, the Sunterra Corporation 2002 Stock Option Plan, which is described more fully in Note 28, and was instituted upon the Effective Date. All outstanding options to purchase the common stock of the Predecessor Company were cancelled on the Effective Date. No stock-based employee compensation cost is reflected in the net (loss) earnings in the accompanying consolidated statements of operations, as all options granted under the Company’s stock option plans had exercise prices equal to the quoted or estimated market price of the underlying common stock on the date of the grant. The following table illustrates the effect on net (loss) income and (loss) income per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation to stock-based employee compensation.

	Successor	Predecessor
	Five months ended December 31, 2002	Seven months ended July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
Net (loss) income, as reported	$(14,323)	$321,985	$(71,539)	$(375,720)
Deduct:
Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	—	(629)	(1,057)	(2,825)

Pro forma net (loss) income	$(14,323)	$321,356	$(72,596)	$(378,545)

(Loss) income per share:
As reported	$(0.72)

Pro forma	$(0.72)

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has also issued warrants for the purchase of 1,790 of Successor common shares to non-employees in connection with the Plan (see Note 2). The Company accounts for these issuances under SFAS No. 123 and related interpretations, which utilizes a fair-value method of accounting. The Company used the following assumptions in estimating the fair value of these warrants: expected life-5 years; interest  rate—3.81%; expected dividends—$0; volatility—50%.

Other Comprehensive Income (Loss)—Other comprehensive income (loss) includes all changes in equity (net assets) from non-owner sources such as foreign currency translation adjustments and unrealized gains or losses on available for sale marketable securities. The Company accounts for other comprehensive income (loss) in accordance with SFAS No. 130, Reporting Comprehensive Income.

Note 5—Concentrations of Risk

Credit Risk—The Company is exposed to on-balance sheet credit risk related to its mortgages and contracts receivable.

The Company offers financing to the buyers and lessees of Vacation Interests at the Company’s resorts. These buyers generally make a down payment of at least 10% of the purchase price and deliver a promissory note to the Company for the balance. The promissory notes generally bear interest at a fixed rate, and are payable typically over a seven-year to ten-year period, and the notes on sold Vacation Interests are secured by a first mortgage on the Vacation Interests. The Company bears the risk of defaults on these promissory notes.

If a buyer of a Vacation Interests defaults, the Company generally must foreclose on the Vacation Interests and attempt to resell it; the associated marketing, selling, and administrative costs from the original sale are not recovered; and such costs must be incurred again to resell the Vacation Interests. Although the Company in many cases may have recourse against a Vacation Interests buyer for the unpaid price, certain states have laws that limit the Company’s ability to recover personal judgments against customers who have defaulted on their loans. Accordingly, the Company has generally not pursued this remedy. If a lessee of a Vacation Interests defaults, the lessee forfeits its contract rights previously held to use the Vacation Interests and the Company is able to re-lease the Vacation Interests without further recovery efforts.

Availability of Funding Sources—The Company has historically funded substantially all of the mortgages and contracts receivable, timeshare inventories, and land inventories which it originates or purchases with borrowings through its financing facilities, sales of mortgages and contracts receivable, internally generated funds, and proceeds from public debt and equity offerings. Borrowings are in turn repaid with the proceeds received by the Company from repayments of such mortgages and contracts receivable. To the extent that the Company is not successful in maintaining or replacing existing financings, it would have to curtail its operations or sell assets, thereby having a material adverse effect on the Company’s results of operations, cash flows, and financial condition.

Interest Rate Risk—The Company has historically derived net interest income from its financing activities because the interest rates it charges its customers who finance the purchase or lease of their Vacation Interests exceed the interest rates the Company pays to its lenders. Because the Company’s indebtedness bears interest at variable rates and the Company’s customer receivables bear interest at fixed rates, increases in interest rates will erode the spread in interest rates that the Company has historically obtained and could cause the rate on the Company’s borrowings to exceed the rate at which the Company provides financing to its customers. Therefore, any increase in interest rates, particularly if sustained, could have a material adverse effect on the Company’s results of operations, cash flows, and financial position.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Geographic Concentration—The Company’s owned and serviced loan portfolio borrowers are geographically diversified within the United States and internationally. At December 31, 2002, borrowers residing in the United States accounted for approximately 90.4% of serviced loans. With the exception of Arizona and California, which represented 14.3% and 13.8%, respectively, no state or foreign country concentration accounted for more than approximately 5.1% of the serviced portfolios. The credit risk inherent in such concentrations is dependent upon regional and general economic stability, which affects property values and the financial well being of the borrowers.

Note 6—New Accounting Pronouncements

In 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Under SFAS No. 133, as amended, all derivative instruments are recognized on the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded in other comprehensive income, and then recognized in earnings along with the related effects of the hedged items. Any ineffective portion of hedges is reported in earnings as it occurs. Implementation of SFAS No. 133 resulted in no material impact to the Company’s consolidated financial statements.

In September 2000, the Financial Accounting Standards Board (FASB) issued SFAS No. 140, which replaces SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and rescinds SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. SFAS No. 140 revises SFAS No. 125’s standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carried over most of SFAS No. 125’s provisions without reconsideration. SFAS No. 140 was effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and reclassification of collateral and disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company adopted the new disclosures required under SFAS No. 140 as of December 31, 2000. Adoption of SFAS No. 140 did not have a material impact on the Company’s consolidated results of operations or financial position.

In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. The Company adopted the provisions of SFAS No. 141 as of July 1, 2001. SFAS No. 142 was effective January 1, 2002 and amortization of goodwill ceased as of that date. In accordance with the disclosure requirements of SFAS No. 142, amortization expense for goodwill was $1.3 million and net loss assuming the Company had adopted SFAS No. 142 during the year ended December 31, 2000 is $374.4 million. Amortization expense for goodwill was $1.4 million and net loss assuming the Company had adopted SFAS No. 142 during the year ended December 31, 2001 is $70.1 million.

In September 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is applicable for fiscal years beginning after December 15, 2001. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and portions of APB Opinion 30, Reporting the Results of Operations. SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. SFAS No. 144 also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as previously required. The adoption of SFAS No. 144 on January 1, 2002 did not have a material impact on the accompanying consolidated financial statements.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 eliminates the requirement to classify gains and losses from the extinguishment of indebtedness as extraordinary, requires certain lease modifications to be treated the same as a sale-leaseback transaction, and makes other non-substantive technical corrections to existing pronouncements. The Company has adopted SFAS No. 145 in 2002 and classified the net gain on settlement of debt (Note 9) as a component of reorganization expenses on the accompanying consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The standard nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring) and requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company adopted SFAS No. 146 with the implementation of fresh-start accounting as of August 1, 2002. The adoption of this statement did not have a material impact on the accompanying 2002 consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, An Amendment to SFAS No. 123, Accounting for Stock-Based Compensation, which gives companies electing to expense employee stock options three methods to do so. In addition, the statement amends the disclosure requirements to require more prominent disclosure about the method of accounting for stock-based employee compensation and the effect of the method used on reported results in both annual and interim financial statements. The Company has elected to continue using the intrinsic value method of accounting for stock-based compensation. Therefore, the amendment to SFAS No. 123 will not have any effect on the Company’s financial statements. SFAS No. 148 also requires companies to include prominent disclosure of the method of accounting used and the potential effect of the method used on reported results in both annual and interim financial statements. These disclosures are included in Note 4—Summary of Significant Accounting Policies.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which elaborates on the disclosures to be made in interim and annual financial statements of a guarantor about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. Initial recognition and measurement provisions of the Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. As of December 31, 2002, the Company did not have any outstanding guarantees.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, which addresses consolidation by business enterprises of variable interest entities. Consolidation by a primary beneficiary of the assets, liabilities and results of activities of variable interest entities will provide more

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

complete information about the resources, obligations, risks and opportunities of the consolidated company. The Interpretation also requires disclosures about variable interest entities that the Company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of Interpretation No. 46 apply immediately to variable interest entities created after January 31, 2003 and apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company is in the process of evaluating the disclosures and possible impact of adopting Interpretation No. 46 and therefore it is not presently possible to determine the impact the Interpretation may have on the Company’s consolidated financial statements.

In February 2003, proposed Statement of Position (SOP), Accounting for Real Estate Time-Sharing Transactions, and proposed FASB Statement, Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and 67, were issued simultaneously for public comment. The proposed FASB Statement would amend other authoritative pronouncements should the proposed SOP be issued as final. The proposed SOP would eliminate inconsistencies in existing authoritative literature and accepted practices and fill voids that have emerged in revenue recognition guidance in recent years by providing guidance on a seller’s accounting for real estate time-sharing transactions including criteria for and methods of revenue recognition, accounting for selling costs, accounting for credit losses, accounting for repossession of vacation ownership intervals, accounting for operations during interval holding periods, accounting for developer subsidies to interval homeowners’ associations and accounting for upgrade transactions. The comment periods conclude on April 30, 2003. The provisions of this proposed SOP would be effective for financial statements issued for fiscal years beginning after June 15, 2004. It is not possible to determine at this time the impact that the conclusions of the SOP, when and if it is finalized, may have on the consolidated financial statements of the Company.

Note 7—Accounting Change

The Company’s accounting policies prior to 2000 provided for the capitalization of homeowners’ association fees and property taxes during the developer guarantee and subsidy periods as inventory carrying costs in real estate and development costs. The Company has evaluated this policy and determined that the preferable method in accordance with industry conventions is to charge these costs to expense as incurred once a project is substantially complete and available for occupancy. The effect of this change was to increase the Company’s net loss for 2000 by the cumulative amount of the adjustment of $18.8 million ($0.52 per share) as of January 1, 2000. Income tax benefits related to this accounting change were not recognized because their realization was not assured.

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 8—Reorganization Expenses and Restructuring Costs

Reorganization expenses are comprised of expenses and losses offset by income and gains that were realized or incurred by the Company as a result of reorganization under Chapter 11. These items have been segregated from normal operating costs and consist of the following:

	Successor	Predecessor
	Five months ended December 31, 2002	Seven months ended July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
Professional fees	$5,840	$23,278	$47,818	$14,656
Asset impairments	—	—	—	45,312
Write off of debt issuance costs	—	—	—	16,377
Employee retention and severance programs	40	1,733	5,944	466
Provision for rejected executory contracts	—	—	2,125	649
Net (gains) losses on asset sales	(53)	(4,165)	(4,118)	429
Settlement of debt (Note 9)	—	(21,236)	—	—
Gain on cancellation of debt (Note 3)	—	(232,697)	—	—
Fresh-start adjustments	—	(112,742)	—	—
Other	1,550	13,327	—	779
Interest income	—	(109)	(1,419)	(680)

	$7,377	$(332,611)	$50,350	$77,988

The Company made cash payments for reorganization expenses of approximately $27.9 million for the five months ended December 31, 2002, $28.9 million for the seven months ended July 31, 2002 and $43.8 million and $8.0 million for the years ended December 31, 2001 and 2000, respectively.

During 2002, the Company recorded $6.1 million in restructuring charges related to the implementation of a new strategic plan, which included streamlining of the legal structure, and relocation of the Company’s headquarters and expenditures related to ATLAS, a software program used to manage many of the Company’s operating activities. At December 31, 2002, the Company had no accrued liabilities recorded for restructuring charges.

During the first quarter of 2000, the Company reorganized its executive management, sales and marketing operations, and several corporate support departments. As a result of these actions, the Company incurred a restructuring charge of $6.0 million. The restructuring charge included $4.4 million primarily for severance and termination benefits for 55 employees and $1.6 million in costs for lease terminations and other sales center closure costs.

Note 9—Gain on Settlement of Debt

In January 2002, pursuant to an order of the Bankruptcy Court, the Company entered into an agreement (the Finova Agreement) with Finova Capital Corporation (Finova) that provided for payment by the Company of various loans and financing facilities (Finova Loans) from Finova or its affiliates. Pursuant to the Finova Agreement, the Company paid, in cash and by application of other funds, $100 million (determined after giving effect to a prior release to Finova of $5 million held by Finova as cash collateral) and Finova returned collateral securing the Finova Loans. The payment to Finova represented a discount of $27.0 million from the principal amount of the Finova Loans.

Pursuant to the Finova Agreement, the Company and Finova each released the other parties from liabilities and obligations relating to the Finova Loans and certain other matters, including those that were the subject of

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

pending litigation between the parties. The Company obtained a portion of the funds to pay the Finova Loans from term loans under its debtor-in-possession (DIP) financing facility and paid a brokerage fee of $13.4 million to its DIP lender for negotiating the settlement with Finova. The Company recorded a net gain on settlement of debt of $13.6 million, which is included as an offset to reorganization costs.

In May 2002, the Company executed amendments to lease agreements relating to a 1999 sale-leaseback transaction, payments on which were suspended as a result of the bankruptcy proceedings. As a result of the amendments, the minimum lease terms have been extended from November 2002 to April 2004, and the Company’s payment obligations have been reduced by $1.1 million, which was recorded as an offset to reorganization expenses as a gain on settlement of debt.

Pursuant to the Plan and the confirmation order of the Bankruptcy Court (the Confirmation Order), Bank of America, Societe Generale, OCM Real Estate Opportunities Fund II, L.P. (as successor to Union Bank of California, N.A. and Bank of Hawaii), (the “Bank Group”) and the Debtor Entities agreed to adopt certain terms and conditions to govern the discharge and complete satisfaction of all obligations of the Debtor Entities to the Bank Group.

Pursuant to the Confirmation Order, all obligations owing by the borrower to OCM Real Estate Opportunities Fund II, L.P. (approximately $18.2 million including accrued interest payable) were settled and satisfied in full effective July 26, 2002 for a cash payment of approximately $12.3 million. The Company recognized a gain on settlement of debt, net of fees and expenses, of approximately $5.6 million that is included as an offset to reorganization costs.

The Debtor Entities, Bank of America and Societe Generale (“Lenders”) entered into an agreement to amend and restate the existing credit agreement in its entirety and to set forth the terms of repayment for all outstanding obligations owing by the Debtor Entities to the Lenders as of July 26, 2002 in the amount of approximately $18.4 million, including accrued interest payable. Pursuant to the terms of the agreement, the Debtor Entities agreed to a cash payment of approximately $7.2 million and the issuance of a 5-year note payable for approximately $11.2 million. The note bears interest at a rate of prime plus 2% and is collateralized by certain mortgages receivable. No gain or loss was recognized on this transaction. All obligations owing to the Lenders were satisfied in full on November 5, 2002.

Pursuant to the Plan and the Confirmation Order, OCM Real Estate Opportunities Fund II, L.P. (as successor to Union Bank of California, N.A.) and the Debtor Entities agreed to settle all outstanding obligations totaling approximately $11.1 million for a cash payment of $10.2 million. The Company recognized a gain on settlement of approximately $0.9 million, which is included as an offset to reorganization costs.

In December 2002, the Company exercised a “clean-up” call provision relating to certain securitized notes that were carried in the Company’s balance sheet and included in notes payable as of December 31, 2001. The cash required to facilitate the call was borrowed under the Merrill Lynch Financing Facility in the amount of $13.6 million. No gain or loss was recognized on this transaction.

Note 10—Mortgages and Contracts Receivable

The Company provides financing to purchasers and lessees of Vacation Interests that are collateralized by their interest in such Vacation Interests. The mortgages and contracts generally bear interest at fixed rates between 12% and 17% at the time of issuance. The term of the mortgages and contracts typically average seven to ten years, and may be prepaid at any time without penalty. The contract weighted average interest rate of outstanding mortgages and contracts receivable was 14.7% and 14.4% at December 31, 2002 and 2001,

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

respectively. Mortgages and contracts receivable in excess of 60 days past due at December 31, 2002 and 2001 were 3.1% and 4.0%, respectively, of gross mortgages and contracts receivable.

The Company recorded a premium in fresh-start accounting on mortgages and contracts receivable of $10.5 million which will be amortized over the life of the mortgages and contracts receivable portfolio. At December 31, 2002, net unamortized premium was $9.2 million. During the five months ended December 31, 2002, amortization of $1.1 million was recorded as an adjustment to interest revenue.

The following reflects the scheduled contractual principal maturities of mortgages and contracts receivable:

Year ending December 31:
2003	$6,533
2004	5,677
2005	4,518
2006	8,077
2007	15,630
2008 and thereafter	158,758

$199,193

The following summarizes the Company’s total mortgages and contracts receivable at December 31:

	Successor 2002	Predecessor 2001
Mortgages receivable	$187,523	$194,755
Contracts receivable	11,670	14,267

Subtotal	199,193	209,022
Premium on mortgages and contracts receivable, net	9,233	—
Deferred loan origination costs, net	4,556	3,220

Mortgages and contracts receivable, gross	212,982	212,242
Less allowance for loan and contract losses	(32,394)	(36,206)

Mortgages and contracts receivable, net	$180,588	$176,036

Activity in the allowance for loan and contract losses associated with mortgages and contracts receivable is as follows:

	Successor	Predecessor
	Five months ended December 31, 2002	Seven months ended July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
Balance, beginning of period	$32,526	$36,206	$37,326	$19,138
Provision for loan losses	1,925	3,137	10,606	24,544
Receivables charged off	(2,057)	(6,817)	(10,019)	(6,761)
Other	—	—	(1,707)	405

Balance, end of period	$32,394	$32,526	$36,206	$37,326

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Included in other receivables on the accompanying consolidated balance sheets are $1.7 million and $1.9 million at December 31, 2002 and 2001, respectively, of accrued interest receivable related to mortgages and contracts receivable.

Note 11—Sales of Mortgages Receivable

Sales in 2001

In April 2001, the Company recognized a gain of $0.1 million, net of expenses, on the sale to a finance company of $2.6 million in mortgages receivable without recourse. The mortgages receivable were recorded at fair market value as assets held for sale at December 31, 2000, with an allowance for loan losses of $1.0 million. The mortgages receivable had a five-year weighted average remaining life and a weighted average interest rate of 15%.

Sales in 2000

Under the terms of the Company’s off-balance sheet Mortgages Receivable Conduit Facility (the Conduit Facility), the Company sold mortgages receivable to a wholly owned special purpose entity at 95% of face value, before a required 6% cash reserve funded from cash flow, without recourse to the Company as to collectibility. The Company retained 100% of the excess spread over the borrowing rate.

In the first quarter of 2000, the Company recognized a loss of $0.1 million, net of expenses, on the sale of $16.5 million of mortgages receivable, comprised of: (1) $15.6 million of undivided interests in mortgages receivable with a nine year weighted average remaining life and a weighted average interest rate of 14% which were sold into the Conduit Facility and (2) $0.9 million of mortgages receivable with a ten year weighted average remaining life and a weighted average interest rate of 15% which were sold to a finance company at 100% of par value with a 50% participation in the remaining interest spread.

The Company retains the servicing rights to the securitized mortgages receivable portfolios and contracts with a third-party to provide the servicing functions. The Company receives adequate compensation for providing the servicing functions. As such, no asset or liability has been recognized on the consolidated balance sheets for the servicing rights retained.

During 2002, 2001 and 2000, the following cash flows occurred relating to the Company’s off-balance sheet conduit and securitization transactions:

	2002	2001	2000
Proceeds received from new sales into the Conduit Facility	$—	$—	$15,681
Cash received from retained interests	$—	$—	$2,624
Servicing fees received	$987	$1,109	$1,283

Fair Value of Retained Interests in Mortgages Receivable Sold

The Company measures the fair value of retained interests in mortgages receivable sold at each reporting date by estimating the expected future cash flows using updated economic assumptions for the weighted average life, prepayment speed and expected default rates based on historical experience and then discounting the estimated cash flows at a current fair value interest rate. These assumptions are developed based on the static pool methodology whereby the prepayment speed and expected default rates are developed based on the age and payment characteristics of the mortgages receivable. At December 31, 2002, the key economic assumptions and

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the sensitivity of the current fair value of retained interests in mortgages receivable sold to an immediate 10% or 20% adverse change in those assumptions are as follows:

Carrying amount/fair value of retained interests	$18,089
Weighted average remaining term (in years)	5.2-5.9
Prepayment speed assumption (annual rate)	2%-28%
Impact on fair value of 10% adverse change	$(15)
Impact on fair value of 20% adverse change	$(29)
Expected gross defaults (annual rate)	0.2%-10.4%
Impact on fair value of 10% adverse change	$(242)
Impact on fair value of 20% adverse change	$(484)
Residual cash flows discount rate (annual)	16.0%
Impact on fair value of 10% adverse change	$(1,185)
Impact on fair value of 20% adverse change	$(2,286)

These sensitivities are hypothetical. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

As a result of the Chapter 11 proceedings, there was a contractual change in the priority of distribution of principal and interest payments collected which impacted the value of the Company’s retained interests in mortgages receivable sold. The result of this contractual change was an impairment of the value of the retained interest of $11.7 million, which is included as a portion of the impairment loss on the retained interests in mortgages receivable sold in the consolidated statements of operations for the year ended December 31, 2000.

Note 12—Other Receivables and Allowance for Doubtful Accounts

Other receivables at December 31, 2002 and 2001 consist of amounts due to the Company for accrued interest on mortgages and contracts receivable, and other income, less an allowance for doubtful accounts of $12.3 million and $17.5 million, respectively.

Activity in the allowance for doubtful accounts is as follows:

	Successor	Predecessor
	Five months ended December 31, 2002	Seven months ended July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
Balance, beginning of period	$14,272	$17,547	$12,905	$10,756
Provision for doubtful accounts	—	108	5,237	9,429
Receivables charged off	(1,994)	(3,383)	(1,040)	(4,630)
Other	—	—	445	(2,650)

Balance, end of period	$12,278	$14,272	$17,547	$12,905

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13—Assets Held for Sale

Assets held for sale consist of the following at December 31:

	Successor 2002	Predecessor 2001
Real estate and development costs	$11,102	$6,939
Property and equipment, net	2,936	2,353
Other assets	—	2,032

	$14,038	$11,324

In 2002, the Company realized proceeds of $10.5 million for dispositions of assets held for sale with an aggregate book value of $9.3 million at December 31, 2001. In 2001 the Company realized proceeds of $41.6 million for dispositions of assets held for sale with an aggregate net book value of $37.7 million at December 31, 2000.

Note 14—Real Estate and Development Costs

Real estate and development costs consist of the following at December 31:

	Successor 2002	Predecessor 2001
Development costs of Vacation Interests, net	$125,545	$158,464
Interests recoverable under defaulted mortgages	8,131	21,623

Net real estate and development costs	$133,676	$180,087

Vacation Interests cost of sales for 2000 included an impairment charge of $34.9 million to reduce real estate and development costs to their estimated net realizable value, and a $4.5 million write down of common area costs resulting from a substantial change in planned future expansion at one of the Company’s existing resort locations.

As part of the Company’s fresh-start accounting, real estate and development costs were reduced at July 31, 2002 by $22.9 million. Cost of Vacation Interests sold for 2001 included approximately $4.9 million of costs related to the recognition of sales deferred in 2000 under the re-opening of the rescission period described at Note 4.

Note 15—Property and Equipment

Property and equipment consists of the following at December 31:

	Successor 2002	Predecessor 2001
Land and improvements	$3,214	$4,257
Buildings and leasehold improvements	51,977	56,252
Furniture and office equipment	10,961	21,846
Computer equipment	3,322	22,878
Software	5,408	14,054

	74,882	119,287
Less accumulated depreciation and amortization	(5,720)	(51,856)

Property and equipment, net	$69,162	$67,431

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation and amortization expense related to property and equipment was $4.9 million for the five months ended December 31, 2002, $6.8 million for the seven months ended July 31, 2002, and $15.1 million and $22.0 million for the years ended December 31, 2001 and 2000, respectively. As part of fresh-start accounting, historical accumulated depreciation was netted against historical cost as of July 31, 2002.

Property and equipment includes $0.6 million and $6.4 million of equipment under capital leases at December 31, 2002, and 2001. Accumulated amortization of assets acquired under capital leases at December 31, 2002 and 2001 was $0.1 million and $4.9 million, respectively. Amortization expense for capital lease assets for the five months ended December 31, 2002 was $0.1 million, $1.1 million for the seven months ended July 31, 2002 and $1.7 million and $1.8 million for the years ended December 31, 2001 and 2000, respectively, and is included in depreciation expense in the accompanying consolidated statements of operations. The related capital lease obligations of $1.6 million and $3.0 million are included in notes payable and liabilities subject to compromise on the consolidated balance sheets at December 31, 2002 and 2001, respectively.

Note 16—Intangible and Other Assets

Intangible and other assets consist of the following at December 31:

	Successor 2002	Predecessor 2001
Goodwill	$—	$26,045
Reorganization value in excess of identifiable assets	154,039	—
Other	376	3,957

	154,415	30,002
Less accumulated amortization	(103)	(6,804)

Intangible and other assets, net	$154,312	$23,198

As part of the Company’s fresh-start accounting, the historical goodwill balances and accumulated amortization thereon were eliminated. Amortization expense relating to other intangible assets was $0.1 million for the five months ended December 31, 2002, $1.0 million for the seven months ended July 31, 2002, and $3.3 million and $5.5 million for the years ended December 31, 2001 and 2000, respectively.

During the year ended December 31, 2000, an impairment write down of $44.6 million was taken against goodwill as a result of the bankruptcy proceedings and is included in reorganization expenses in the accompanying consolidated statements of operations.

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 17—Asset Impairment

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, and, prior to January 1, 2002, SFAS No. 121 Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to be Disposed Of, the Company reviews its long-lived assets for impairment at each reporting date as well as upon the occurrence of a “triggering effect”. Impairment exists when future undiscounted cash flows are not sufficient to recover the carrying amount of the related asset. No impairment write-downs were recorded during 2002 or 2001. The impairment write-downs recorded during 2000 were as follows:

Predecessor
Year Ended December 31, 2000
Software	$21,448
Non-core assets	56,256
Goodwill	44,594

$122,298

The impairment of software in 2000 was determined based on an evaluation of the on-going utility of the Company’s internally developed software program designed for enterprise-wide management of inventory, properties, Club Sunterra, and sales and marketing. Impairment of non-core assets and goodwill relates primarily to real estate and development costs and property and equipment of resort locations to be disposed of and marketing operations discontinued as part of the reorganization process. The impairment charges recorded during 2000 are included in the following captions in the accompanying consolidated statements of operations:

Predecessor
Year Ended December 31, 2000
Vacation Interests cost of sales	$39,556
Reorganization expenses	45,312
Impairment write-down	37,430

$122,298

Note 18—Borrowings

On July 29, 2002, the Company entered into a two year agreement for a $300 million senior secured exit and working capital credit facility (the Merrill Lynch Financing Facility) and the Company emerged from Chapter 11. The proceeds of the Merrill Lynch Financing Facility were to be used to pay amounts payable in connection with consummation of the Plan, provide mortgage receivable and other working capital financing to the Company and to pay fees and expenses related to the Merrill Lynch Financing Facility. A portion of proceeds from the initial funding drawn on the Merrill Lynch Financing Facility was used to pay off amounts outstanding under the Debtor Entities’ DIP facility.

At December 31, 2002, availability of borrowings under the Merrill Lynch Financing Facility was $59.9 million. The availability of borrowings under the Merrill Lynch Financing Facility is based on the amount of

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

eligible mortgages receivable, the value of eligible Vacation Interests inventory and the value of certain real property and other assets. The Merrill Lynch Financing Facility is secured by a first priority lien on the mortgages receivable and Vacation Interests inventory, as well as certain real property and other assets of the Company, subject to certain exceptions. Borrowings under the Merrill Lynch Financing Facility bear interest at an annual rate equal to one month LIBOR plus 3%, 5%, or 7%, depending on the type of asset collateralizing various advances; the weighted average interest rate of these borrowings at December 31, 2002, was 5.34% per annum. In addition to the facility fee (2.5% of $300 million) paid in connection with the commitment and the closing of the Merrill Lynch Financing Facility, the Company issued a warrant exercisable for 1,190 shares of new common stock at an exercise price of $15.25 per share (the deemed value of the shares), subject to adjustment under certain anti-dilution provisions of the warrant and will pay an unused commitment fee of 0.25% per annum on the excess availability under the credit facility. The value of the warrants issued to the Merrill Lynch Financing Facility lender of $8.7 million was determined using a Black-Scholes model based on a risk free interest rate of 3.81%, expected volatility of 50% and an expected life of 5 years. The value of the warrants was recorded as a capitalized financing cost that will be amortized over the term of the financing agreement. For the five months ended December 31, 2002, amortization of $1.8 million was recorded and included in interest expense in the accompanying consolidated statement of operations.

On April 3, 2001, the Bankruptcy Court approved a replacement DIP financing agreement (the DIP Facility) with a new lender. The DIP Facility provided financing of up to $160 million to the Company in the form of term loans and a revolving credit facility. The Company’s original debtor-in-possession facility was retired with proceeds of a term loan under the DIP Facility. Interest was payable monthly at the one-month LIBOR rate plus 3.5% (5.4% at December 31, 2001), and the unused portion of the revolving credit facility was subject to a commitment fee of 0.5%. Borrowings under the DIP Facility matured on (and the availability period for revolving loans expired 21 days prior to) the earlier of June 30, 2002 or the date of substantial consummation of a plan of reorganization approved by the Bankruptcy Court, which occurred on July 29, 2002. There were borrowings of $68.3 million outstanding under the Replacement DIP Facility at December 31, 2001.

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Notes payable, including amounts classified as liabilities subject to compromise at December 31, 2001, consist of the following at December 31:

	Successor 2002	Predecessor 2001
Endpaper loans, collateralized by restricted cash and by mortgages and contracts receivable. Interest is payable monthly at prime plus 2% to prime plus 3% (6.75% at December 31, 2001)	$—	$14,501
Line of credit, collateralized by certain inventory. Interest is payable monthly at LIBOR plus 4.5% (6.61% at December 31, 2001)	—	75,000
Line of credit, collateralized by certain inventory. Interest is payable monthly at LIBOR plus 3.75% (5.86% at December 31, 2001)	—	19,165
Lines of credit, collateralized by restricted cash and pre-sale and unseasoned mortgages and contracts receivable. Interest is payable monthly at a variable interest rate (8% at December 31, 2001). Principal is due as the collateralized mortgages and contracts receivable become seasoned or January 2001	—	8,960
Lines of credit, collateralized by mortgages and contracts receivable. Interest is payable monthly at a variable interest rate (6.61% at December 31, 2001)	—	4,541
Senior Credit Facility of $35.4 million with interest payable quarterly at the higher of the Federal Funds rate plus 2.5% or prime plus 2% (6.75% at December 31, 2001); collateralized by specific mortgages receivable; due January 2001	—	33,251
Other notes payable and capital lease obligations subject to compromise	—	4,712
9.25% Senior Notes, interest due May and November, principal due May 2006	—	140,000
9.75% Senior Subordinated Notes, interest due April and October and principal due October 2007	—	200,000
5.75% Convertible Subordinated Notes, interest payments due January and July, principal due January 2007	—	138,000

Notes payable subject to compromise	—	638,130
Securitized notes, collateralized by restricted cash and certain mortgages receivable. Interest and principal is payable monthly at an average interest rate of 6.7% due 2014	—	27,342
Other notes payable and capital lease obligations	4,136	663

Notes payable	4,136	666,135
Notes payable subject to compromise	—	(638,130)

Total notes payable	$4,136	$28,005

The contractual maturities of indebtedness are as follows:

Due in the year ending December 31:

2003	$2,177
2004	715
2005	289
2006	294
2007	310
2008 and thereafter	510

4,295
Less: Amount representing interest	(159)

$4,136

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 19—Liabilities Subject To Compromise

Under Chapter 11, actions to enforce certain claims against the Debtor Entities were generally stayed if such claims arose, or were based on events that occurred, before the Petition Date. Such liabilities were reflected in the accompanying consolidated balance sheet as liabilities subject to compromise at December 31, 2001. Liabilities subject to compromise were either cancelled or reinstated as of July 31, 2002 in accordance with the terms of the Plan. Liabilities subject to compromise on the accompanying consolidated balance sheet as of December 31, 2001 are presented below:

Secured obligations	$160,130
Subordinated debt	478,000

Subtotal—notes payable subject to compromise	638,130
Accounts payable	31,982
Accrued interest	27,267
Accrued expenses and other liabilities	15,487

$712,866

Note 20—Off-Balance Sheet Financing Arrangements

Off-balance sheet financing arrangements have been used to provide liquidity and improve cash flows for the Company. The discussion below describes qualifying special purpose entities and related financing transactions.

In order to obtain liquidity from its mortgages receivable, the Company securitized certain of those assets through entities that are intended to meet the accounting criteria for Qualifying Special Purpose Entities (Qualifying Entities). Among other criteria, a qualifying entity’s activities must be restricted to passive investment in financial assets and issuance of beneficial interests in those assets. Under accounting principles generally accepted in the United States of America, entities meeting these criteria are not consolidated in the sponsor’s financial statements. The Company sold selected financial assets to Qualifying Entities as described in Note 11 and below. At the time of the closings of the transactions the Company received “true sale” legal opinions that were relied upon in connection with determinations of the qualified status of these special purpose entities.

In 1999 and 2000, the Company sold mortgages receivable to Qualifying Entities. The Qualifying Entities raised cash by issuing beneficial interests in the form of rights to cash flows from the mortgage receivable assets as collateral for borrowings under a line of credit or under promissory notes issued to third-party investors. The Company provides servicing for the transferred assets and collects a fee for those services as well as retaining 100% interest in the excess spread over the borrowing rate. Sales of mortgages receivable to the Qualifying Entities are made without recourse to the Company as to collectibility. All of the Qualifying Entities’ assets serve as collateral for the obligations. The Company is not required to provide any guarantees or liquidity support for the Qualifying Entities. These Qualifying Entities are not consolidated in the accompanying financial statements. The transferred mortgages receivable and the obligations of the Qualifying Entities are not reflected on the consolidated balance sheets of the Company.

Conduit Facility—The Company established a Qualifying Entity that was the obligor on a $100 million Mortgages Receivable Conduit Facility. The Company sold undivided interests in mortgages receivable to the Qualifying Entity at 95% of face value without recourse to the Company as to collectibility. The Qualifying Entity financed those purchases through advances on the Conduit Facility collateralized by an undivided interest in the transferred mortgages receivable. A majority of the loans sold into the Conduit Facility were subsequently

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

repurchased by the Company and sold into securitizations described below. The Company’s retained interests in the mortgage loans transferred to the Qualifying Entity to secure its borrowings under the Conduit Facility were estimated to have a fair value of $0 as of December 31, 2001. It is estimated that the cash flow from the transferred mortgages receivable collateralizing advances under the Conduit Facility will be insufficient to enable the Qualifying Entity to repay principal and contractual interest on its obligations. As such, the Company currently expects no future cash flow from those mortgages receivable. Although there was no contractual requirement in the Conduit Facility agreement, as certain mortgages receivable defaults occurred, the Company transferred in 2000 a total of $3.6 million in new mortgages receivable without consideration. The Conduit Facility expired on December 17, 2001.

Securitization Transactions—The Company established Qualifying Entities to issue fixed rate notes payable collateralized by an undivided interest in transferred mortgages receivable. The Company retains 100% interest in the future cash flows generated by the sold mortgages receivable portfolios in excess of the cash required by the Qualifying Entities to fully repay principal and contractual interest on their obligations. Such excess cash is principally generated by the excess of the weighted average contractual interest received on the mortgage loans over the interest rates on the Qualifying Entities’ notes. The notes contain a clean up call provision that allows the notes to be called and mortgages receivable to be transferred back to the Company when the remaining principal value of the notes reaches 10% of the original principal value.

The following summarizes the off-balance sheet mortgages receivable, net of mortgages considered delinquent, held by special purpose entities:

	(Unaudited)
December 31	Successor 2002	Predecessor 2001
Conduit Obligor	$32,856	$43,154
1999-A Securitization Obligor	39,052	54,158
1999-B Securitization Obligor	28,651	38,248

	$100,559	$135,560

The following summarizes the criteria for when mortgages are considered delinquent and the related percentages of delinquency:

	(Unaudited) Delinquency Criteria
December 31	Days	2002	2001
Conduit Obligor	120	32%	23%
1999-A Securitization Obligor	180	26%	17%
1999-B Securitization Obligor	180	24%	15%

The following summarizes the outstanding off-balance sheet obligations collateralized by the mortgages receivable held by special purpose entities:

	(Unaudited)
December 31	Successor 2002	Predecessor 2001
Conduit Obligor	$32,416	$42,475
1999-A Securitization Obligor	30,680	46,031
1999-B Securitization Obligor	21,073	30,429

	$84,169	$118,935

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 21—Segment Information

The Company currently operates in two geographic segments, the North America and foreign segments. During the Chapter 11 proceedings, the Company operated in three segments, North American Debtor Entities, North American Non-Debtor Entities and foreign entities. All of these segments operate in one industry segment that includes the development, marketing, sales, financing and management of vacation ownership resorts. The Company’s areas of operation outside of North America include the United Kingdom, Italy, Spain, Portugal, Austria, Germany and France. The Company’s management evaluates performance of each segment based on profit or loss from operations before income taxes not including extraordinary items and the cumulative effect of change in accounting principles. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 4). No single customer accounts for a significant amount of the Company’s sales. Information about the Company’s operations in different geographic locations is shown below:

	North America	Foreign	Eliminations	Total
Five months ended December 31, 2002 (Successor)
Revenues from external customers	$79,513	$44,132	$—	$123,645
Interest expense	9,939	2,859	(2,925)	9,873
Depreciation and amortization expense	3,781	1,687	—	5,468
Income on investments in joint ventures	2,276	—	—	2,276
(Loss) income before income tax (benefit) provision and cumulative effect of accounting changes	(15,542)	4,146	—	(11,396)
Segment assets	617,978	157,963	(43,689)	732,252
Assets held for sale	14,038	—	—	14,038
Investment in joint ventures	30,503	—	—	30,503
Expenditures for additions to long-lived assets	3,069	7,565	—	10,634
Other profit and loss items, including non-cash amounts:
Restructuring costs	5,054	—	—	5,054
Reorganization expenses, net	7,377	—	—	7,377

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Information about the Predecessor Company’s operations in different geographic locations during the seven months ended July 31, 2002, years ended December 31, 2001 and 2000 is shown below:

	North America Debtors	North America Non-Debtors	Foreign	Total Non-Debtors	Eliminations	Total
Seven months ended July 31, 2002
Revenues from external customers	$77,980	$26,297	$53,694	$79,991	$—	$157,971
Interest expense.	8,918	—	245	245	—	9,163
Depreciation and amortization expense	4,606	1,570	1,695	3,265	—	7,871
Income on investments in joint ventures	—	2,640	—	—	—	2,640
Income before income tax provision and cumulative effect of accounting changes	309,908	4,804	10,299	15,103	—	325,011
Expenditures for additions to long-lived assets	3,228	—	6,517	6,517	—	9,745
Other profit and loss items, including non-cash amounts:
Restructuring costs	889	156	—	156	—	1,045
Reorganization expenses, net	(332,611)	—	—	—	—	(332,611)

2001
Revenues from external customers	$140,310	$41,404	$90,733	$132,137	$—	$272,447
Interest expense	20,190	16	3,800	3,816	(3,529)	20,477
Depreciation and amortization expense	9,129	3,650	5,649	9,299	—	18,428
Income on investments in joint ventures	—	3,381	—	3,381	—	3,381
(Loss) income before income tax (benefit) provision and cumulative effect of accounting changes	(78,911)	3,069	7,020	10,089	—	(68,822)
Segment assets	576,176	46,305	130,766	177,071	(89,756)	663,491
Assets held for sale	11,324	—	—	—	—	11,324
Investment in joint ventures	414	19,284	—	19,284	—	19,698
Expenditures for additions to long-lived assets	850	—	9,697	9,697	—	10,547
Other profit and loss items, including non-cash amounts:
Reorganization expenses, net	49,654	—	696	696	—	50,350

2000
Revenues from external customers	$158,261	$43,410	$86,442	$129,852	$—	$288,113
Interest expense	43,458	46	2,924	2,970	(3,680)	42,748
Depreciation and amortization expense	17,846	4,596	5,075	9,671	—	27,517
Income on investments in joint ventures	576	2,151	—	2,151	—	2,727
(Loss) income before income tax (benefit) provision and cumulative effect of accounting changes	(335,680)	(20,394)	(363)	(20,757)	—	(356,437)
Segment assets	653,751	59,523	125,445	184,968	(103,609)	735,110
Assets held for sale	49,047	—	—	—	—	49,047
Investment in joint ventures	1,247	17,615	—	17,615	—	18,862
Other profit and loss items, including non-cash amounts:
Expenditures for additions to long-lived assets	13,770	—	6,096	6,096	—	19,866
Restructuring costs	6,040	—	—	—	—	6,040
Reorganization expenses, net	75,858	—	2,130	2,130	—	77,988
Impairment write down of assets	26,573	10,857	—	10,857	—	37,430
Impairment loss on retained interests in mortgages receivable sold	30,015	—	—	—	—	30,015

Note 22—Employee Benefit Plans

The Company has established a qualified retirement plan (401(k) Plan), with a salary deferral feature designed to qualify under Section 401 of the Internal Revenue Code of 1986, as amended. Subject to certain limitations, the 401(k) Plan allows participating employees to defer up to 15% of their eligible compensation on a pre-tax basis. The 401(k) Plan allows the Company to make

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

discretionary matching contributions of up to 50% of employee contributions, though no such matching contributions were made during 2002, 2001 or 2000. During 2001, the Company received notification from the Department of Labor (DOL) that the Plan may have failed certain requirements under the applicable sections of the Internal Revenue Code. The Company performed all corrective actions required by the DOL in 2002.

The Company has a self-insured health plan which covers substantially all of its full time employees in the United States. The health plan uses employee and employer contributions to pay eligible claims. To supplement the plan, the Company has stop-loss insurance to cover individual claims in excess of $150,000. The Company has accrued for claims that have been incurred but not reported.

Effective October 11, 2000, the Company implemented an employee retention plan for certain management and other key employees. The purpose of the plan was to encourage these employees to continue their employment with the Company during the Chapter 11 proceedings. The plan provided up to $3 million in retention bonuses for employees covered by the plan, subject to continued employment and the plan’s eligibility and vesting requirements. Effective August 21, 2001, the Company amended its key employee retention plan. As of December 31, 2002 and 2001, $0.8 million and $1.1 million, respectively, had been accrued for retention bonuses and are included in accrued liabilities in the consolidated balance sheets. The Company paid $1.3 million, $0.2 million and $1.8 million in bonuses under the retention plan during the five months ended December 31, 2002, the seven months ended July 31, 2002 and the year ended December 31, 2001, respectively.

The Company terminated an Employee Stock Purchase Plan (ESPP) effective June 14, 2000. The ESPP had been established to assist eligible employees to acquire ownership in the Company and to encourage long-term employment with the Company. The Company had reserved 750 shares of Predecessor common stock for the ESPP, of which 111 shares had been issued prior to termination of the plan.

Note 23—Income Taxes

The components of the provision (benefit) for income taxes are summarized as follows:

	Successor	Predecessor
	Five Months Ended December 31, 2002	Seven Months Ended July 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Current:
Federal	$—	$—	$—	$—
State	—	849	50	152
Foreign	2,927	2,468	4,232	(1,264)

Total current provision (benefit) for income taxes	2,927	3,317	4,282	(1,112)

Deferred:
Federal	—	(291)	—	—
State	—	—	—	—
Foreign	—	—	(1,565)	1,634

Total deferred (benefit) provision for income taxes	—	(291)	(1,565)	1,634

	$2,927	$3,026	$2,717	$522

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The reconciliation between the statutory provision for income taxes and the actual provision for income taxes is shown as follows:

	Successor	Predecessor
	Five Months Ended December 31, 2002	Seven Months Ended July 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Income tax at U.S. federal statutory rate	$(3,989)	$113,754	$(24,088)	$(124,753)
State tax, net of federal benefit	(456)	13,850	(2,870)	(14,400)
Non-deductible goodwill	—	—	—	17,265
Bankruptcy expenses	2,877	9,105	13,748	4,830
Foreign taxes	2,927	2,468	2,667	370
Other nondeductible differences	50	(30)	4,274	1,400
Tax effects of fresh start adjustments	—	(43,969)	—	—
Reduction in tax basis of assets due to effects of income from cancellation of indebtedness	—	(55,898)	—	—
Changes in deferred tax asset balances to reflect the filing of tax returns	—	(15,861)	—	—
Change in valuation allowance	1,518	(20,393)	8,986	115,810

Provision for income taxes	$2,927	$3,026	$2,717	$522

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the net deferred assets and tax liabilities are as follows:

As of December 31	Successor 2002	Predecessor 2001
Deferred tax assets:
Allowances for losses	$35,109	$37,961
Fixed assets	8,528	12,663
Real estate and development cost adjustments	38,208	38,208
Intangible assets	5,841	8,753
Capitalized interest	2,952	2,952
Deferred profit	21,970	21,682
Property impairment adjustments	6,875	6,875
Gains on mortgages sold	13,085	13,085
Accrued liabilities	7,198	11,050
Net operating loss carryover	31,549	90,257
Foreign tax credit carryover	1,054	1,054
Foreign net operating loss carryover	4,729	8,209
State net operating loss carryover	782	7,499
Foreign deferrals	1,344	2,580
Minimum tax credit carryover	1,269	3,574
Other	6,239	5,808

Total gross deferred tax assets	186,732	272,210
Valuation allowance	(152,266)	(171,141)

Total net deferred tax assets	34,466	101,069

Deferred tax liabilities:
Installment sales	(28,618)	(92,647)
Percentage of completion	—	(2,796)
Foreign deferrals	—	(70)
Technology expenses	(5,848)	(5,847)

Total deferred tax liabilities	(34,466)	(101,360)

Net deferred tax liability	$—	$(291)

At December 31, 2002, the Company had available approximately $90.1 million of unused federal net operating loss carryforwards and $19.6 million of unused state net operating loss carryforwards (the NOLs) that may be applied against future taxable income. These NOLs expire on various dates from 2004 through 2021. At December 31, 2002, the Company had available approximately $12.8 million of unused foreign net operating loss carryforwards that may be applied against future taxable income. These foreign NOLs expire on various dates. As a result of the bankruptcy, the remaining NOL utilization will be limited by Internal Revenue Code section 382 to approximately $15 million per year. In addition, various tax attributes of entities will be reduced as of January 1, 2003.

As a result of uncertainties regarding the Company’s ability to generate sufficient taxable income to utilize its net operating loss carryforwards, the Company recorded a valuation allowance against the balance of its net deferred tax assets as of December 31, 2002.

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Provision has not been made for taxes on approximately $24.6 million, $37.8 million and $31.9 million of undistributed earnings of foreign subsidiaries as of December 31, 2002, 2001 and 2000, respectively. Those earnings have been and are expected to be reinvested in the foreign subsidiaries. These earnings could become subject to additional tax if they were remitted to the Company, or if the Company were to sell its stock in the subsidiaries. It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings.

Note 24—Related Party Transactions

At December 31, 2002 and 2001, respectively, the Company had accrued $1.0 million and $7.7 million as net receivables from homeowners’ associations at its various resorts, generally for management fees and other operating and maintenance expenses. Amounts payable to homeowners’ associations consist primarily of maintenance fees for units owned by the Company. The net receivable due from homeowners’ associations is included in due from related parties in the accompanying consolidated balance sheets.

At December 31, 2002 and 2001, the Company had notes receivable bearing interest at 12% of $0.9 million and $2.2 million, respectively, due from the Company’s joint ventures in Poipu Point and Ka’anapali, Hawaii. The notes receivable consist primarily of certain reimbursable operating and development expenses for start-up and development activities. The note receivable from Ka’anapali was paid in full in 2002. The note receivable from Poipu Point was paid in full in February 2003.

The Company’s management services revenue of $6.4 million for the five months ended December 31, 2002, $12.7 million for the seven months ended July 31, 2002, and $21.0 million and $20.0 million for the years ended December 31, 2001 and 2000, respectively, is primarily received from the homeowners’ associations of various properties owned by the Company or its joint ventures.

In October 2001 the Company entered into a contract with Westpac Resort Group LLC (Westpac), an entity owned by the Chief Operating Officer. Westpac arranges tours of vacation residences for potential customers. Management believes that the terms of the agreement are comparable to that of an arms-length transaction. Under this agreement, the Company paid to Westpac $0.7 million during the five months ended December 31, 2002, $0.6 million during the seven months ended July 31, 2002, and $0.1 million during the year ended December 31, 2001.

The Company sells vacation points under a franchising agreement to a company that is 50% owned by the spouse of the former director of franchise operations for Sunterra Europe. The director of franchise operations left the Company in May 2002, and the Company is still selling vacation points under the franchising agreement. Management believes the terms of the franchising agreement are comparable to those of an agreement with an unrelated third party. In 2002, sales through May under the franchising agreement were approximately $0.7 million. Sales under the franchising agreement during the 12 months ended December 31, 2001 were approximately $3.0 million.

Note 25—Lease Agreements

The Company leases certain computer equipment under capital lease agreements. Property and equipment includes $5.6 million and $6.4 million of equipment under capital leases at December 31, 2002 and 2001, respectively. At December 31, 2002 and 2001, $1.2 million and $3.3 million, respectively, of capital lease obligations and related accrued interest are included in notes payable on the consolidated balance sheet. Amortization expense for 2002, 2001 and 2000 for capital lease assets was $1.3 million, $1.7 million and $1.8 million, respectively, and is included in depreciation expense in the accompanying consolidated statements of operations.

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company also leases office space, off-premises sales booths and certain office equipment under operating leases. Total rental expense under operating leases was $1.5 million for the 5 months ended December 31, 2002, $3.0 million for the 7 months ended July 31, 2002 and $3.2 million and $8.9 million for the years ended December 31, 2001 and 2000, respectively. Many of these agreements have renewal options, subject to inflationary adjustments, including the leases on the Company’s primary offices in North Las Vegas, Nevada.

At December 31, 2002, future minimum lease payments on capital and operating leases were as follows:

	Capital Leases	Operating Leases
Year Ending December 31
2003	$1,229	$2,957
2004	473	2,812
2005	28	2,537
2006	11	2,445
2007	4	1,350
Thereafter	—	417

Total minimum lease payments	1,745	$12,518

Less: Amount representing interest	(159)

Present value of net minimum lease payments	$1,586

Note 26—Commitments and Contingencies

In 1996, the State of Hawaii Department of Taxation (“DOT”) began audits of Sunterra Pacific and the VTS Operating Fund, Inc. (the “Operating Fund”) established by Sunterra Pacific as a repository for pass through funds relating to obligations of Sunterra Pacific timeshare owners. On July 20, 2000, the DOT issued final assessments for general excise and use tax claimed to be owed by Sunterra Pacific for June 30, 1987 through June 30, 1999. The assessments for back taxes, penalties and interest total approximately $5.76 million. In a parallel audit of the Operating Fund, the DOT issued proposed assessments for general excise and use tax for the period June 30, 1994 through June 30, 1998. These assessments for back taxes, penalties and interest total $1.35 million. Sunterra Pacific disputes many of the assessments described above and filed a Notice of Appeal to the Hawaii Tax Board of Review in September 2002. Sunterra representatives continue to work with DOT representatives to discuss DOT’S assessments and the possibility of settlement. Management believes that the ultimate outcomes of these actions will not have a material adverse impact on the Company’s financial position or results of operations.

Sunterra Pacific, as Manager of the VTS Program, filed an arbitration proceeding against the VTS Owners Association Board of Directors because it declined to renew the Management Agreement without reasonable cause. The Board filed a counter petition alleging cause. The parties have agreed to an indefinite stay of the arbitration proceedings, which the Arbitrators confirmed February 26, 2003, so that the parties may pursue settlement negotiations. This action is in the early stages of arbitration; however, management believes that the ultimate outcome of this matter will not have a material adverse impact on the Company’s financial position or results of operations.

Sunterra licensed certain computer software under a software license granted by RCI Technology Corp., formerly known as Resort Computer Corporation (RCC). That software was the foundation for Sunterra’s integrated computer system, which manages a wide range of hospitality functions, such as reservations, inventory

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

control, sales commissions, Club Sunterra operations, housekeeping and marketing. RCI Technology filed a motion in the Chapter 11 Cases alleging that the license agreement should be deemed rejected, which RCI Technology asserts would have the effect of terminating the license. Sunterra opposed the motion, and the Bankruptcy Court ruled in favor of Sunterra and denied RCI Technology’s motion. On June 14, 2002, RCI Technology filed a notice of appeal of the Court’s decision. On January 10, 2003, the United States District Court of Maryland affirmed the order of the Bankruptcy Court, denying the motion of RCI Technology. RCI Technology has further appealed that decision to the United States Court of Appeals, 4th Circuit, and that appeal is expected to be heard in the 2nd or 3rd quarter of 2003. Although Sunterra’s new “ATLAS” computer system, when fully implemented, is intended to fully replace any software based on the RCI Technology system, a victory by RCI Technology in this litigation prior to full implementation of ATLAS could have a material adverse effect on the Company.

On November 13, 2000, a Consolidated Amended Class Action Complaint (Complaint) was filed in the United States District Court for the Middle District of Florida (Orlando Division) (the District Court), relating to a putative securities fraud class action brought on behalf of purchasers of common stock of Sunterra for the period from October 8, 1998 through January 19, 2000 (the “Class Period”). Shortly after the Class Period, fifteen cases were filed in the District Court and were consolidated (the “Consolidated Cases”). Originally, Sunterra and several of its officers and directors were named as defendants in the Consolidated Cases. Following the filing of the Chapter 11 Cases, the Consolidated Cases were automatically stayed against Sunterra pursuant to Bankruptcy Code Section 362. The Complaint named former officers and two former directors of Sunterra as defendants, as well as Arthur Andersen, LLP, Sunterra’s independent auditors during the Class Period. In or about the spring of 2001, all of the defendants moved to dismiss the Complaint. On March 12, 2002, the District Court entered an order dismissing the Complaint against each of the defendants without prejudice. A Second Consolidated Amended Class Action Complaint was filed in the District Court on July 3, 2002. All defendants are prior directors or prior officers of Sunterra. None of the defendants were with the Company in any capacity after the Effective Date of the Plan of Reorganization. The Company’s rights in this lawsuit have been assigned to the Litigation Trust.

In addition, the Company is currently subject to litigation and claims regarding employment, tort, contract, construction, sales taxes and commission disputes, among others. Much of such litigation and claims were pre-petition and were treated as general unsecured creditors under the Plan of Reorganization. In the judgment of management, none of such litigation or claims against the Company is likely to have a material adverse effect on the Company’s financial statements.

The Company owns a partnership interest in the Embassy Vacation Resort at Poipu Point, Koloa, and Kauai, Hawaii. Under the terms of the partnership agreement, the Company could be required to purchase the other partner’s interest. At December 31, 2002, the Company does not believe that the events requiring such purchase are likely to occur.

The Company has entered into employment contracts with certain key management employees that specify severance payments upon termination of the contracts. The Company is unable to determine the amount of severance payments that may eventually be payable under the terms of these employment contracts. The employment contracts all specify stock options to be granted. No such options had been granted as of December 31, 2002. See Note 28 for information regarding stock options due under these contracts.

The Company’s subsidiary in Europe has obtained a license from the Civil Aviation Authority (the CAA) to operate as a tour operator through September 2003. Under the license with the CAA, the Company has agreed to limit repayment of advances between the Company and its subsidiary in Europe to those amounts that have been outstanding less than one year, which approximates $4.0 million at December 31, 2002, unless prior approval is received.

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 27—Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and Cash Equivalents and Restricted Cash—The carrying amount reported in the balance sheets for cash and cash equivalents and restricted cash approximates their fair value because of the short maturity of these instruments.

Retained Interests in Mortgages Receivable Sold—The carrying amount reported in the balance sheets for retained interests approximates fair value based on the assumptions disclosed in Note 11.

Mortgages and Contracts Receivable—The carrying amount reported in the balance sheets for mortgages and contracts receivable approximates fair value.

Notes Payable—The carrying amounts reported in the balance sheets for notes payable approximates their fair value because the interest rates on these instruments approximate current interest rates charged on similar current borrowings.

Note 28—Stock Options

The Company accounts for stock options issued to employees under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, under which no compensation cost has been recognized. All outstanding shares of the Predecessor Company’s common stock and options granted to purchase such stock were cancelled as of the Effective Date of the Plan. In connection with the consummation of the Plan, the Company established the Sunterra Corporation 2002 Stock Option Plan, under which certain employees may be granted options to purchase a total of 2,013 shares of the Successor Company’s common stock. As of December 31, 2002, no options had been granted under the 2002 Stock Option Plan.

The Company entered into employment agreements with certain officers of the Company, which provide for the issuance of options to purchase shares of the Successor Company’s common stock. At December 31, 2002, those options (for an aggregate of 905 shares at an exercise price of $15.25 per share) were not granted.

A summary of the Company’s stock options (actual number of shares) for the periods ended December 31, 2002, July 31, 2002, and December 31, 2001 and 2000 is presented in the following table:

	Successor		Predecessor
	Five Months Ended December 31, 2002		Seven Months Ended July 31, 2002		Year Ended December 31, 2001		Year Ended December 31, 2000
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding options, beginning of period	—	—	2,548,029	$10.93	3,251,004	$10.94	5,097,898	$12.57
Granted	—	—	—	—	—	—	—	—
Exercised	—	—	—	—	—	—	—	—
Forfeited or cancelled	—	—	(2,548,029)	$10.93	(702,975)	$10.66	(1,846,894)	$10.73

Outstanding options, end of period	—	—	—	—	2,548,029	$10.93	3,251,004	$10.94

Exercisable at end of period	—	—	—	—	2,315,329	$12.79	2,259,455	$10.98

SUNTERRA CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

All stock options issued by the Predecessor Company were issued to employees at exercise prices equal to fair market value of the Company’s common stock on the grant date. The options ranged from three to five years for full maturity and the exercise prices range from $8.875 to $25.667.

Note 29—Quarterly Financial Information (Unaudited)

	Successor			Predecessor	Predecessor
	Three Months Ended 12/31/02	Two Months Ended 09/30/02		One Month Ended 07/31/02	Three Months Ended
					06/30/02	03/31/02
Total Revenues	$69,067	$54,578		$26,566	$72,628	$58,775

Income (loss) from operations	$(6,354)	$(7,318)		$335,001	$(13,151)	$520

Net income (loss)	$(6,604)	$(7,719)		$335,051	$(13,953)	$886

Earnings (loss) per common share—basic and diluted	$(0.33)	$(0.39	)(a)

	Predecessor
	Three Months Ended
	12/31/01	09/30/01	06/30/01	03/31/01
Total Revenues	$67,300	$70,063	$68,955	$66,129

(Loss) income from operations Income (loss) from operations	$(30,963)	$(20,487)	$(14,075)	$(6,862)

Net (loss) income	$(32,663)	$(19,059)	$(14,018)	$(5,799)

(a)	In calculating the income (loss) per share for the two month period ended September 30, 2002, the Company improperly excluded approximately 2 million shares of Successor Company common stock that are to be distributed to a certain creditor class of the Predecessor entity for no cash consideration in accordance with the provisions of the approved plan of reorganization. While these shares are not yet issued, the total number of shares to be distributed is a fixed number and is not subject to change. In accordance with the provisions of SFAS No. 128, these shares of common stock should have been considered outstanding as of the Effective Date and included in the computation of income (loss) per share in the Company’s previously filed financial statements included in the third quarter 2002 Form 10-Q. As a result, the Company has restated the loss per share for the two month period ended September 30, 2002, from the amount previously reported of $(0.43) to properly include the approximately 2 million shares.

SUNTERRA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2003 (Successor) and 2002 (Predecessor)

(Amounts in thousands except per share data)

(Unaudited)

	Successor 2003	Predecessor 2002
Revenues:
Vacation Interest sales	$40,107	$35,067
Vacation Interest lease revenue	3,760	2,300
Club Sunterra revenues	2,199	1,775
Resort rental revenues	2,765	3,440
Management services revenues	4,361	5,226
Interest revenues	6,060	6,975
Other revenues	4,056	3,992

Total revenues	63,308	58,775

Costs and Operating Expenses:
Vacation Interest cost of sales	7,703	7,870
Advertising, sales and marketing	26,418	23,488
Maintenance fee and subsidy expense	2,727	2,798
Provision for doubtful accounts and loan losses	634	1,330
Loan portfolio expenses	2,967	3,284
General and administrative	19,040	18,567
Depreciation and amortization	2,972	3,392
Interest expense (contractual interest of $5,960 and $14,968, net of unaccrued interest of $0 and $10,100 and capitalized interest of $0 and $117 for the three months ended March 31, 2003 and 2002, respectively)	5,960	4,481
Reorganization expenses, net	344	(6,961)
Restructuring expenses	855	—

Total costs and operating expenses	69,620	58,249

Income (loss) from operations	(6,312)	526
Income on investment in joint ventures	814	876

Income (loss) before provision for income taxes	(5,498)	1,402
Provision (benefit) for income taxes	664	510

Net income (loss)	$(6,162)	$892

Income (loss) per share:
Basic and diluted:	$(0.31)
Weighted average number of common shares outstanding (see Note 1)	20,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUNTERRA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands except per share data)

(Unaudited)

	Successor March 31, 2003	Successor December 31, 2002
ASSETS
Cash and cash equivalents	$15,465	$22,960
Cash in escrow and restricted cash	61,967	50,999
Mortgages and contracts receivable, net of an allowance of $30,916 and $32,394 at March 31, 2003 and December 31, 2002, respectively	174,610	180,588
Retained interests in mortgages receivable sold	18,420	18,089
Due from related parties	2,051	1,840
Other receivables, net	23,073	19,754
Prepaid expenses and other assets	34,668	36,331
Assets held for sale	8,438	14,038
Investment in joint ventures	20,688	30,503
Real estate and development costs, net	131,902	133,676
Property and equipment, net	70,319	69,162
Intangible and other assets, net	154,091	154,312

Total assets	$715,692	$732,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Borrowings under Merrill Lynch Financing Facility	$225,115	$240,065
Accounts payable	9,904	12,502
Accrued liabilities	91,927	85,635
Income taxes payable	4,085	5,922
Deferred revenues	104,184	99,666
Notes payable	3,294	4,136

Total liabilities	438,509	447,926

Commitments and contingencies

Stockholders’ equity
Common stock ($0.01 par value, 30,000 shares authorized; 18,045 outstanding at March 31, 2003 and December 31, 2002)	180	180
Additional paid-in capital	296,714	296,714
Accumulated deficit	(20,485)	(14,323)
Accumulated other comprehensive income	774	1,755

Total stockholders’ equity	277,183	284,326

Total liabilities and stockholders’ equity	$715,692	$732,252

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUNTERRA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Three months ended March 31, 2003 (Successor) and 2002 (Predecessor)

(Amounts in thousands)

(Unaudited)

	Successor 2003	Predecessor 2002
Operating activities:
Net (loss) income	$(6,162)	$892
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,972	3,392
Provision for doubtful accounts and loan losses	634	1,330
Amortization of capitalized loan origination costs and portfolio premium	820	159
Amortization of capitalized financing costs	2,233	1,140
Discount on settlement of debt	—	(26,874)
Income on investment in joint ventures	(814)	(876)
Gain on sales of property and equipment	106	(1,517)
Deferred income taxes	—	(220)
Change in retained interests in mortgages receivable sold	(331)	(408)
Changes in operating assets and liabilities:
Cash in escrow and restricted cash	(11,790)	32,197
Mortgages and contracts receivable	4,608	2,682
Due from related parties	(211)	513
Other receivables, net	(4,076)	(1,608)
Prepaid expenses and other assets	(599)	(7,403)
Real estate and development costs	3,657	4,686
Deferred revenue	4,688	10,617
Accounts payable	(2,528)	1,054
Accrued liabilities	5,161	7,530
Liabilities subject to compromise	—	628

Net cash (used in) provided by operating activities	(1,632)	27,914

Investing activities:
Proceeds from sale of assets	199	531
Capital expenditures	(1,218)	(1,226)
Change in intangible and other assets	157	(182)
Investment in joint ventures	10,629	529

Net cash provided by (used in) investing activities	9,767	(348)

Financing activities:
Borrowings under debtor-in-possession financing agreement	—	78,895
Debt issuance costs	—	—
Payments on debtor-in-possession financing agreement	—	(186)
Payments on Merrill Lynch Financing Facility	(14,950)	—
Payments on notes payable and mortgage-backed securities	(391)	(4,337)
Payment of accrued interest in settlement of pre-petition debt	—	(13,484)
Payments on credit line facilities	—	(86,339)

Net cash used in financing activities	(15,341)	(25,451)

Effect of changes in exchange rates on cash and cash equivalents	(289)	(571)

Net (decrease) increase in cash and cash equivalents	(7,495)	1,544
Cash and cash equivalents, beginning of period	22,960	27,207

Cash and cash equivalents, end of period	$15,465	$28,751

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest, net of capitalized interest	$3,422	$2,535
Cash paid for taxes, net of tax refunds	$2,425	$2,874

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUNTERRA CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except per share amounts)

(Unaudited)

Note 1—Background and Basis of Presentation

Principal Products and Services: The operations of Sunterra Corporation (Sunterra) and its wholly owned subsidiaries consist of (i) marketing and selling vacation ownership interests at its locations and off-site sales centers, which entitle the buyer to use a fully-furnished vacation residence, generally for a one-week period each year in perpetuity (Vacation Intervals), and vacation points which may be redeemed for occupancy rights, for varying lengths of stay, at participating resort locations (Vacation Points, and together with Vacation Intervals, Vacation Interests), both of which generally include a deeded, fee-simple interest in a particular unit, (ii) marketing and selling vacation points representing a beneficial interest in a trust which holds title to vacation property real estate for the benefit of purchasers of those points, (iii) leasing Vacation Intervals at certain Caribbean locations, (iv) acquiring, developing, and operating vacation ownership resorts, (v) providing consumer financing to individual purchasers for the purchase of Vacation Interests at its resort locations and off-site sales centers, and (vi) providing resort rental management and maintenance services for which the Company receives fees paid by the resorts’ homeowners’ associations.

Fresh-Start Basis of Presentation—The accompanying unaudited condensed consolidated financial statements have been presented in accordance with the American Institute of Certified Public Accountants’ (AICPA) Statement of Position (SOP) 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, as amended. From May 31, 2000 to July 29, 2002, the Company and certain of its subsidiaries operated as debtors-in-possession, having filed a petition for relief under Chapter 11 of the Bankruptcy Code on May 31, 2000.

A disclosure statement for a proposed plan of reorganization (the “Plan of Reorganization” or “Plan”) was approved by order of the Bankruptcy Court entered on April 25, 2002, and the Plan of Reorganization and disclosure statement were mailed to creditors on or about May 14, 2002. The Plan received the requisite votes of creditor interests, and the Bankruptcy Court confirmed the Plan by an order entered on June 21, 2002. According to the terms of the Plan, it became effective when certain conditions, as set forth in the Plan, were either satisfied or waived by the Official Committee of Unsecured Creditors. The conditions to the effectiveness of the Plan were fulfilled on July 29, 2002 (the Effective Date) and the Debtor Entities emerged from their Chapter 11 proceedings on that date.

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. However, in the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. Operating results for the three months ended March 31, 2003, are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

These statements should be read in conjunction with the audited financial statements and footnotes included in the Company’s 2002 Annual Report on Form 10-K. Accounting policies used in preparing these financial statements are the same as those described in such Form 10-K, unless otherwise noted herein. As a result of adopting fresh-start reporting upon emerging from Chapter 11, the Company’s financial statements are not comparable with those prepared for the period before the Plan was confirmed, including the historical consolidated financial statements included herein. References to “Predecessor” refer to the Company through July 31, 2002. References to “Successor” refer to the Company on and after August 1, 2002.

Income (Loss) per Share—Basic income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For the three months ended March 31, 2003, 1,790 shares attributable to the exercise of outstanding warrants were excluded from the calculation of diluted loss per share because the effect was anti-dilutive. As of July 31, 2002, the effective date of the Plan for accounting purposes, all previously outstanding equity securities of the Company were cancelled.

In connection with implementation of the Plan, approximately 18,045 shares of the Successor Company’s common stock were issued during 2002. Additionally, a distribution of approximately 1,955 shares of the Successor Company’s common stock will be made to pre-petition general unsecured creditors on a pro rata basis for no cash consideration. In accordance with the provisions of SFAS No. 128, Earnings per Share, shares of common stock to be issued to the pre-petition general unsecured creditors were considered to be outstanding as of the date of emergence from bankruptcy and included in the computation of income (loss) per share of the Successor Company. No earnings per share calculations are shown for periods prior to the distribution of the Successor Company’s common stock, since the information is not comparable with the Successor Company.

Stock-Based Compensation—The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123.” The Statement requires prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company accounts for stock compensation awards under the intrinsic method of Accounting Principles Board (“APB”) Opinion No. 25. Opinion No. 25 requires compensation cost to be recognized based on the excess, if any, between the quoted market price of the stock at the date of grant and the amount an employee must pay to acquire the stock. All options awarded under all of the Company’s plans are granted with an exercise price equal to the fair market value on the date of the grant. The following table presents the effect on the Company’s net (loss) earnings and (loss) earnings per share had the Company adopted the fair value method of accounting for stock-based compensation under SFAS No. 123, “Accounting for Stock-Based Compensation” (in thousands, except for per share amounts). No earnings per share calculations are shown for periods prior to the distribution of the Successor Company’s common stock, since the information is not comparable with the Successor Company.

	Successor	Predecessor
	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002
Net (loss) income, as reported	$(6,162)	$892
Total stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects	—	—
Net (loss) income, pro forma	$(6,162)	$892
Basic and diluted net loss per share, as reported	$(0.31)
Basic and diluted net loss per share, pro forma	$(0.31)

Reclassifications—Certain reclassifications were made to the 2002 condensed consolidated financial statements to conform to the 2003 presentation.

Note 2—New Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, which addresses consolidation by business enterprises of variable interest entities. Consolidation by a primary beneficiary of the assets, liabilities and results of activities of variable interest entities will provide more complete information about the resources, obligations, risks and opportunities of the consolidated company. The Interpretation also requires disclosures about variable interest entities that the Company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of Interpretation No. 46 apply immediately to variable interest entities created after January 31, 2003 and apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company adopted Interpretation No. 46 as of January 1, 2003. The adoption of Interpretation No. 46 did not have a material impact on the accompanying condensed consolidated financial statements.

In February 2003, Proposed AICPA SOP, Accounting for Real Estate Time-Sharing Transactions, and proposed FASB SFAS, Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and 67, were issued simultaneously for public comment. The proposed FASB Statement would amend other authoritative pronouncements should the proposed SOP be issued as final. The proposed SOP would eliminate inconsistencies in existing authoritative literature and accepted practices and fill voids that have emerged in revenue recognition guidance in recent years by providing guidance on a seller’s accounting for real estate time-sharing transactions including criteria for and methods of revenue recognition, accounting for selling costs, accounting for credit losses, accounting for repossession of vacation ownership intervals, accounting for operations during interval holding periods, accounting for developer subsidies to interval homeowners’ associations and accounting for upgrade transactions. The comment periods concluded on April 30, 2003. The provisions of this proposed SOP would be effective for financial statements issued for fiscal years beginning after June 15, 2004. It is not possible to determine at this time the impact that the conclusions of the SOP, when and if it is finalized, may have on the condensed consolidated financial statements of the Company.

Note 3—Mortgages and Contracts Receivable

The following summarizes the Company’s total mortgages and contracts receivable:

	Successor March 31, 2003	Successor December 31, 2002
Mortgages and contracts receivable Deferred loan origination costs, net Premium on mortgages and contracts receivable, net	$192,558 4,287 8,681	$199,193 4,556 9,233

Mortgages and contracts receivable, gross	205,526	212,982
Less allowance for loan and contract losses	(30,916)	(32,394)

Mortgages and contracts receivable, net	$174,610	$180,588

Activity in the allowance for loan and contract losses associated with mortgages and contracts receivable is as follows:

	Successor Three months ended March 31, 2003	Predecessor Three months ended March 31, 2002
Balance, beginning of period	$32,394	$36,206
Provision for loan and contract losses	473	1,120
Receivables charged off, net	(1,951)	(3,438)

Balance, end of period	$30,916	$33,888

Note 4—Real Estate and Development Costs

Real estate and development costs consist of the following:

	Successor March 31, 2003	Successor December 31, 2002
Development costs of Vacation Interests, net	125,271	125,545
Interests recoverable under defaulted mortgages	6,631	8,131

Net real estate and development costs	$131,902	$133,676

Note 5—Reorganization Costs

Reorganization costs are comprised of expenses and losses offset by income and gains that were realized or incurred by the Company as a result of reorganization under Chapter 11 and are expensed as incurred. These items have been segregated from normal operating costs and consist of the following:

	Successor Three months ended March 31, 2003	Predecessor Three months ended March 31, 2002
Professional fees	$328	$6,373
Employee retention and severance programs	—	741
Net gains on asset sales	—	(1,517)
Other	16	1,120
Gain on settlement of debt	—	(13,615)
Interest income	—	(63)

	$344	$(6,961)

In January 2002, pursuant to an order of the Bankruptcy Court, the Company entered into an agreement (the Finova Agreement) with Finova Capital Corporation (Finova) that provided for payment by the Company of various loans and financing facilities (Finova Loans) from Finova or its affiliates. Pursuant to the Finova Agreement, the Company paid, in cash and by application of other funds, $100 million (determined after giving effect to a prior release to Finova of $5 million held by Finova as cash collateral) and Finova returned collateral securing the Finova Loans. The payment to Finova represented a discount of $27.0 million from the principal amount of the Finova Loans. Pursuant to the Finova Agreement, the Company and Finova each released the other parties from liabilities and obligations relating to the Finova Loans and certain other matters, including those that were the subject of pending litigation between the parties. The Company obtained a portion of the funds to pay the Finova Loans from term loans under its debtor-in-possession (DIP) financing facility and paid a brokerage fee of $13.4 million to its DIP lender for negotiating the settlement with Finova. The Company recorded a net gain on settlement of debt of $13.6 million, which is included as an offset to reorganization costs.

Note 6—Comprehensive Loss

Comprehensive loss includes all changes in equity (net assets) during a period from non-owner sources. The reconciliation of net income (loss) to comprehensive net loss is as follows:

	Successor Three months ended March 31,	Predecessor Three months ended March 31,
	2003	2002
Net (loss) income	$(6,162)	$892
Unrealized loss on available for sale securities	—	(163)
Foreign currency translation adjustments	(981)	(1,522)

Total comprehensive loss	$(7,143)	$(793)

Note 7—Segment and Geographic Information

The Company currently operates in two geographic segments, the North America and foreign segments. During the Chapter 11 proceedings, the Company operated in three segments, North American Debtor Entities, North American Non-Debtor Entities and foreign entities. All of these segments operate in one industry segment that includes the development, marketing, sales, financing and management of vacation ownership resorts. The Company’s areas of operation outside of North America include the United Kingdom, Italy, Spain, Portugal, Austria, Germany and France. The Company’s management evaluates performance of each segment based on profit or loss from operations before income taxes not including extraordinary items and the cumulative effect of change in accounting principles. The accounting policies of the segments are the same as those described in the summary of accounting policies. No single customer accounts for a significant amount of the Company’s revenues. Information about the Company’s operations in different geographic locations or segments is shown below:

	North America	Foreign	Eliminations	Total
Three months ended March 31, 2003 (Successor)
Revenues from external customers	$42,242	$21,066	$—	$63,308
(Loss) income before income tax (benefit) provision	(7,922)	2,424	—	(5,498)
Segment assets	608,569	147,843	(40,720)	715,692

	North America Debtors	North America Non-Debtors	Foreign	Total Non- Debtors	Eliminations	Total
Three months ended March 31, 2002 (Predecessor)
Revenues from external customers	$29,422	$10,519	$18,834	$29,353	$—	$58,775
(Loss) income before income tax (benefit) provision	(2,086)	1,720	1,768	3,488	—	1,402
Segment assets	526,298	21,948	127,093	149,041	(47,140)	628,199

Note 8—Commitments and Contingencies

Sunterra Pacific, as Manager of the VTS Program, filed an arbitration proceeding against the VTS Owners Association Board of Directors because it declined to renew the Management Agreement without reasonable cause. The Board filed a counter petition alleging cause. The parties have agreed to an indefinite stay of the arbitration proceedings, which the Arbitrators confirmed February 26, 2003, so that the parties may pursue settlement negotiations. This action is in the early stages of arbitration; however, management believes that the ultimate outcome of this matter will not have a material adverse impact on the Company’s financial position or results of operations.

Sunterra licensed certain computer software under a software license granted by RCI Technology Corp., formerly known as Resort Computer Corporation (RCC). That software was the foundation for Sunterra’s integrated computer system, which manages a wide range of hospitality functions, such as reservations, inventory control, sales commissions, Club Sunterra operations, housekeeping and marketing. RCI Technology filed a motion in the Chapter 11 Cases alleging that the license agreement should be deemed rejected, which RCI Technology asserts would have the effect of terminating the license. Sunterra opposed the motion, and the Bankruptcy Court ruled in favor of Sunterra and denied RCI Technology’s motion. On June 14, 2002, RCI Technology filed a notice of appeal of the Court’s decision. On January 10, 2003, the United States District Court of Maryland affirmed the order of the Bankruptcy Court, denying the motion of RCI Technology. RCI Technology has further appealed that decision to the United States Court of Appeals, 4th Circuit, and that appeal is expected to be heard in the 2nd or 3rd quarter of 2003. Although Sunterra’s new “ATLAS” computer system, when fully implemented, is intended to fully replace any software based on the RCI Technology system, a victory by RCI Technology in this litigation prior to full implementation of ATLAS could have a material adverse effect on the Company

The Company holds a 23.3% interest in a limited partnership (the Joint Venture) that operates a vacation ownership resort in Hawaii. The Joint Venture refinanced existing debt in March 2003. In connection with the refinancing, the Company (as well as its partners on a pro rata basis) provided limited guarantees in the event the lenders suffer losses for a number of specific reasons including fraud, misrepresentation, environmental conditions and certain zoning and property-specific matters. These guarantees are limited to the specified items of risk, and do not generally guarantee repayment of the refinanced obligations, and expire with the repayment of the debt. The Company is unable to develop an estimate of the maximum potential amount of future payments under guarantees for fraud or misrepresentation, and does not believe that it will be required to perform under the guarantee as it relates to environmental conditions, certain zoning and property-specific matters. Accordingly, the Company has not recorded a liability for any potential obligations under the guaranties.

The Company is also currently subject to litigation and claims regarding employment, tort, contract, construction, sales taxes and commission disputes, among others. Many of such litigation and claims were pre-petition and were treated as general unsecured creditors under the plan of reorganization. In management’s judgment, none of such litigation or claims against the Company is likely to have a material adverse effect on the Company’s financial statements or its business.

Note 9—Related Party Transactions

The Company has a contract with Westpac Resort Group LLC (Westpac), a company majority owned by the Chief Executive Officer of Sunterra USA. Westpac arranges tours of vacation residences for potential customers. Management believes that the terms of the agreement are comparable to that of an arms-length transaction. Total payments to Westpac under this agreement were $0.5 million and $0.1 million for the three months ended March 31, 2003 and 2002, respectively.

The Company sells Vacation Points under a franchising agreement with a company that is 50% owned by the spouse of the former director of franchise operations for Sunterra Europe. The former director of franchise operations left the Company in May 2002, and the Company is still selling Vacation Points under the franchising agreement. Management believes that terms of the franchising agreement are comparable to those of an agreement with an unrelated third party. Sales through March 2002 under the franchising agreement were approximately $0.2 million.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee	$ 6,543
Printing and Engraving Fees	40,000
Legal Fees and Expenses	85,000
Accounting Fees and Expenses	85,900
Miscellaneous	35,557

Total	$253,000

Item 14. Indemnification of Directors and Officers.

Article Eight of our articles of incorporation provide that our directors and officers shall not be liable to Sunterra or our stockholders for money damages. This provision is intended to limit the liability of our officers and directors to the fullest extent permitted under Maryland law.

Our Articles of incorporation provide further that we are required to indemnify our current and former directors and officers to the maximum extent permitted by Maryland law. This obligation to indemnify applies to directors and officers who also serve as employees, in their capacity as employees. Our board of directors may make further provision for indemnification of employees and agents to the extent permitted by Maryland law.

Section 4-218(c) of the Maryland General Corporation Law permits a Maryland corporation to indemnify any director made a party to a proceeding due to his or her service as a director of the corporation, unless:

•	the act or omission of the director was material to the matter giving rise to the proceeding and was either committed in bad faith or was the result of active and deliberate dishonesty;

•	the director actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

We have purchased directors and officers liability insurance, which provides coverage against specified liabilities.

Item 15. Recent Sales of Unregistered Securities.

In connection with our plan of reorganization, we issued 18,045,077 shares of our common stock and warrants to purchase 1,790,148 our common stock to certain of our creditors. These shares of common stock and warrants were not registered under the Securities Act. These securities were issued or will be issued in reliance upon the exemption contained in Section 1145 of the Bankruptcy Code, which exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act.

On July 29, 2002, we issued 18,045,077 shares of our common stock pursuant to our plan of reorganization. We expect that an additional 1,954,923 shares of our common stock will be issued to certain of our creditors upon completion of the bankruptcy process.

Additionally, in connection with our plan of reorganization, we issued warrants to purchase an aggregate of 1,790,148 shares of our common stock. None of the shares of common stock issuable upon exercise of these warrants are currently outstanding.

We have not issued any other unregistered securities in the past three years.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

The following exhibits either (a) are filed with this registration statement or (b) have previously been filed with the SEC and are incorporated herein by reference to those prior filings. We will furnish any exhibit upon request made to our General Counsel, 3865 W. Cheyenne Ave., North Las Vegas, NV 89032. We charge $.50 per page to cover expenses of copying and mailing.

Exhibit Number	Description

3.1	Articles of Amendment and Restatement of Sunterra Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (date of event: July 29, 2002))

3.2	Amended and Restated Bylaws of Sunterra Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002)

*5.1	Opinion of Frederick C. Bauman, Vice President, General Counsel and Secretary.

10.1

Third Amended and Restated Joint Plan of Reorganization, dated May 9, 2002, of Sunterra Corporation and its debtor affiliates under Chapter 11 of the Bankruptcy Code (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (date of event: May 9, 2002))

10.2

Second Amendment, dated as of May 9, 2002, to Financing Agreement dated as of April 20, 2001 among Sunterra Corporation, certain affiliates of Sunterra Corporation and Greenwich Capital Markets, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (date of event: May 9, 2002))

Exhibit Number	Description

10.3

Third Amendment, dated as of September 6, 2002, to Financing Agreement dated as of April 20, 2001 among Sunterra Corporation, certain affiliates of Sunterra Corporation and Greenwich Capital Markets, Inc. (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K (date of event: June 12, 2002))

10.4

Confirmation Order, dated June 20, 2002, of the Bankruptcy Court (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed June 28, 2002)

10.5

Loan Agreement, dated as of July 29, 2002, by and between Merrill Lynch Capital Mortgage, Inc. as agent for certain lenders parties thereto, and Sunterra Corporation and certain of its subsidiaries (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (date of event: July 29, 2002))

10.6

Warrant Agreement, dated as of July 29, 2002, by and between Sunterra Corporation and Merrill Lynch Capital Mortgage, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (date of event: July 29, 2002))

10.7	Sunterra Corporation 2002 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (date of event: July 29, 2002))

10.8

Warrant Agreement, dated as of July 29, 2002, by and between Sunterra Corporation and Mellon Investor Services, LLC, as warrant agent (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (date of event: July 29, 2002))

10.9

Registration Rights Agreement, dated as of July 29, 2002, by and among Sunterra Corporation, Merrill Lynch Mortgage Capital, Inc. and certain initial holders (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (date of event: July 29, 2002))

+10.10

Amended and Restated Employment Agreement dated as of November 19, 2001 between Sunterra Corporation and Nicholas Benson (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K (date of event: January 25, 2002))

+10.11

Employment Agreement dated September 9, 2002 between Sunterra Corporation and Steven E. West (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q filed November 14, 2002)

+10.12

Employment Agreement dated May 21, 2001 between Sunterra Corporation and Andrew Gennuso (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed June 28, 2002)

16.1	Letter from Deloitte & Touche LLP (incorporated by reference to Exhibit 11.1 to the Company’s Current Report on Form 8-K (date of event: November 19, 2002))

21	Subsidiaries of Sunterra Corporation (incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed April 15, 2003)

*23.1	Consent of Grant Thornton LLP, independent certified public accountants, to the use of their report dated March 28, 2003 in this Registration Statement on Form S-1 and the related prospectus.

Exhibit Number	Description

*23.2	Consent of Deloitte & Touche LLP, independent auditors, to the use of their report dated May 15, 2002 in this Registration Statement on Form S-1 and the related prospectus.

*23.3

Consent of Frederick C. Bauman, Vice President, General Counsel and Secretary, to the use of his legal opinion dated May 29, 2003 in this Registration Statement on Form S-1 and the related prospectus (Consent included in the opinion filed as Exhibit 5.1 to this Registration Statement on Form S-1)

+	Compensatory management plan
*	Filed herewith

(b) Financial Statement Schedules

Financial Statement Schedules are omitted because the information is included in our consolidated financial statements or notes to those consolidated financial statements.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of l934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Las Vegas, Nevada on May 29, 2003.

SUNTERRA CORPORATION
By:	/s/ NICHOLAS J. BENSON

Name:	Nicholas J. Benson
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We the undersigned officers and directors of Sunterra Corporation, hereby severally constitute and appoint Nicholas J. Benson our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in each of us for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ NICHOLAS J. BENSON Nicholas J. Benson	President, Chief Executive Officer and Director	May 29, 2003

/s/ STEVEN E. WEST Steven E. West	Chief Financial Officer	May 29, 2003

/s/ CORAL M. HANSEN Coral M. Hansen	Vice President, Corporate Controller	May 29, 2003

/s/ DAVID GUBBAY David Gubbay	Director	May 29, 2003

Signature	Title	Date

/s/ JOSEPH JACOBS Joseph Jacobs	Director	May 29, 2003

/s/ FREDERICK SIMON Frederick Simon	Director	May 29, 2003

/s/ BRADFORD T. WHITMORE Bradford T. Whitmore	Director	May 29, 2003

/s/ CHARLES F. WILLES Charles F. Willes	Director	May 29, 2003

EXHIBIT INDEX

Exhibit Number	Description

*5.1	Opinion of Frederick C. Bauman, Esq.

*23.1	Consent of Grant Thornton LLP, independent certified public accountants, to the use of their report dated March 28, 2003 in this Registration Statement on Form S-1 and the related prospectus.

*23.2	Consent of Deloitte & Touche LLP, independent auditors, to the use of their report dated May 15, 2002 in this Registration Statement on Form S-1 and the related prospectus.

*	Filed herewith

1